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As filed with the Securities and Exchange Commission on October 4, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANSTAR COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

New York	7389	59-2757389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SEE TABLE OF ADDITIONAL REGISTRANTS
641 Lexington Avenue
New York, NY 10016
(212) 951-6600

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Theodore S. Alpert
Vice President-Finance, Chief Financial Officer & Secretary
Advanstar Communications Inc.
6200 Canoga Avenue, Suite 200
Woodland Hills, CA 91367
(818) 593-5020

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Kaplan, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

12% Series B Senior Subordinated Notes	$—(1)	—%	$—(1)	$—(2)

Guarantees	$—(1)	—%	$—(1)	$—(3)

(1)
This Registration Statement registers an indeterminate number of securities to be offered solely for market-making purposes by an affiliate of the Registrant.

(2)
Pursuant to Rule 457(q), no filing fee is required.

(3)
Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees of the notes to be issued by the additional registrants.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number

Men's Apparel Guild in California, Inc.	California	7389	95-1588605

Applied Business telecommunications	California	7389	94-2896012

CME2, Inc.	Delaware	7389	20-2909996

Project Global Tradeshow, Inc.	New York	7389	27-0052691

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION, DATED OCTOBER 4, 2006)

$160,000,000
 ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes due 2011

        Interest on the notes is payable every February 15 and August 15. The notes are redeemable at the prices specified in this prospectus.

        This investment involves risks. See "Risk Factors" beginning on page 9.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus will be used by Credit Suisse Securities (USA), LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse Securities (USA), LLC has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA), LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

Credit Suisse

The date of this Prospectus is October 4, 2006.

        You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar Communications Inc., it subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar Communications Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar Communications Inc. itself and not its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

Summary Description of the Securities

        The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of this offering, see "Description of Notes."

Maturity Date	February 15, 2011.
Interest Payment Dates	Every February 15 and August 15.
Ranking	The notes and the guarantees rank:
• junior to all of our and the guarantors' existing and future senior indebtedness and secured indebtedness, including any borrowings under our credit facility;
• equally with any of our and the guarantors' future senior subordinated indebtedness, including trade payables;
• senior to any of our and the guarantors' future subordinated indebtedness; and
• effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.
At June 30, 2006, the notes and the guarantees ranked junior to:
• $313.9 million of senior indebtedness and
• $2.9 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.
Optional Redemption	We may redeem any of the notes at any time, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Change of Control
If a change of control occurs and we do not exercise our option to redeem the notes, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.
Subsidiary Guarantees	The notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic restricted subsidiaries.
Certain Covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;

	•	create liens;
	•	engage in sale-leaseback transactions;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; or
	•	effect a consolidation or merger.
However, these limitations are subject to a number of important qualifications and exceptions.
Use of Proceeds
This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

OUR COMPANY

Overview

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs." We have roughly 1,000 employees and currently operate from multiple offices in North America and Europe.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve, many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products and Services

        We offer our customers a comprehensive array of communications products and services to reach their existing and prospective buyers on a cost-effective basis.

Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 stand-alone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our total revenue in 2003, 2004, and 2005 and 44% and 47% of our total revenue for the first half of 2005 and 2006.

Publications

        As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, continuing medical education ("CME") products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006. Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising.

Publications revenue accounted for 47%, 55% and 51% of our total revenue in 2003, 2004 and 2005 and 51% and 49% of our total revenue for the first half of 2005 and 2006.

Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our total revenue in 2003, 2004 and 2005 and 5% and 4% of our total revenue for the first half of 2005 and 2006.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by:

  •
  Focusing on markets where we can leverage our strengths

  •
  Delivering innovative, quality products based on customer and market needs

  •
  Maximizing our operational efficiencies, and

  •
  Selective acquisitions.

        For additional detail on our Business Strategy see "Business—Business Strategy."

Risk Factors

        See "Risk Factors" for a discussion of various risks associated with an investment in the notes.

        Our principal executive offices are located at 641 Lexington Avenue, New York, New York and our telephone number is (212)951-6600.

Summary Financial Data

        The table below includes summary historical, consolidated financial data for Advanstar Communications Inc. for each of the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The summary consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited summary historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Revenue	$162,595	$155,579	$190,698	$270,412	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	81,171	78,302	104,585	157,630	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	31,983	29,549	29,654	39,419	40,916	22,500	20,557
Restructuring charge(1)	—	—	2,692	—	4,771	2,015	2,325
Funding of affiliated dot.com company operations	—	39,587	1,121	3,283	—	—	—
Depreciation and amortization(2)	76,369	50,994	43,530	42,624	37,755	19,477	18,692

Operating (loss) income	(26,928)	(42,853)	9,116	27,456	36,772	18,385	29,756
Other income (expense):
Interest expense	(58,171)	(53,147)	(59,086)	(70,974)	(63,058)	(35,274)	(27,826)
Interest income	2,493	1,455	470	468	1,476	845	957
Loss on extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	337	1,117	918	1,251	80	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(86,307)	(93,428)	(59,906)	(41,799)	(37,311)	(28,646)	2,233
(Benefit) provision for income taxes	(24,091)	(23,488)	(6,724)	6,518	(2,732)	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(62,216)	(69,940)	(53,182)	(48,317)	(34,579)	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of tax	13,006	8,330	3,734	(2,846)	38,536	43,797	(122)

(Loss) income before cumulative effect of accounting change	(49,210)	(61,610)	(49,448)	(51,163)	3,957	17,036	(1,759)
Cumulative effect of accounting change, net of tax	(552)	(62,729)	—	—	4,618	4,618	—

Net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

Cash flows provided by (used in):
Operating activities	$41,813	$24,275	$45,848	$18,286	$8,308	$(13,623)	$16,218
Investing activities	(41,733)	(31,155)	(145,333)	5,602	148,959	163,523	(6,131)
Financing activities	24,774	(15,388)	110,236	(12,515)	(152,635)	(153,146)	(4,612)

Balance sheet data (at end of period):
Cash and cash equivalents	$44,636	$18,930	$29,274	$41,223	$46,609	$38,361	$51,781
Working capital(3)	(79,498)	(69,536)	(78,351)	(70,804)	(62,365)	(46,211)	(57,296)
Total assets	1,000,779	866,026	986,590	912,937	766,836	762,481	760,370
Total debt	570,000	557,700	626,069	614,219	461,987	462,112	471,764
Total stockholder's equity	276,386	186,153	209,296	160,865	171,608	182,545	157,875
Other Data:
Capital expenditures	$7,935	$7,216	$7,608	$8,981	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	1.1

(1)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of estimated sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

In 2005, related to the sale of the Portfolio Group (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Presentation of Financial Information—Acquisitions and Divestitures"), we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the lessor $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited) (dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(49,210)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(26,472)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)

Reported net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(27,024)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

(3)
Working capital is defined as current assets, excluding cash, of $35.9 million, $34.0 million, $46.8 million, $38.2 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $115.4 million, $103.5 million, $125.2 million, $109.0 million, $96.8 million, $85.0 million and $92.2 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 by $86.3 million, $93.4 million, $59.9 million, $41.8 million, $37.3 million, and $28.6 million.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

We have a significant amount of debt, which could limit our ability to remain competitive or grow our business.

        As of June 30, 2006, we had (a) total indebtedness of $471.8 million and (b) $47.9 million of borrowings available under our credit facility, subject to customary borrowing conditions. In addition, subject to the restrictions in our credit facility, the indenture and our other debt instruments, we may incur significant additional indebtedness from time to time. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally.

We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all.

        Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Our parent company will likely need to rely upon distributions from us to service its debt and we may not be able to make distributions in amounts sufficient to satisfy such debt service.

        In addition to our debt service needs, our parent company, Advanstar, Inc., will need to rely upon distributions from us to service its 15% Senior Discount Notes due 2011, which we refer to as "parent company notes," including for the payment of interest which must be paid in cash beginning April 15, 2006. Our ability to generate sufficient cash from operations to make distributions to Advanstar, Inc. will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to Advanstar, Inc. is subject to restrictions in our various debt instruments. For example, our second priority senior secured notes and our senior subordinated notes limit the amount of "restricted payments," including dividends that we can make. Generally, we can pay dividends only if our leverage ratio (as defined) is 6.0 to 1 or better and only from the amount by which our cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period, plus other items, including proceeds from equity offerings. In addition to the basket and notwithstanding the leverage ratio limitation on restricted payments, we can make additional restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. As described above, our ability to generate EBITDA will depend upon various factors that may be beyond our control. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both our second priority senior secured notes and our senior subordinated notes. See "Description of Certain Indebtedness."

Restrictive covenants in our debt instruments may limit our ability to engage in a variety of transactions and could trigger defaults that would accelerate all of our debt.

        The indenture governing the notes contains various covenants that limit our ability to engage in a variety of transactions. In addition, our second priority senior secured notes, the parent company notes and our credit facility contain other and more restrictive covenants that limit our ability to engage in a variety of transactions and other more restrictive covenants. Our ability to meet such financial covenants can be affected by events beyond our control, and we cannot assure you that we will meet those tests. We have required amendments in the past to relax financial covenants contained in our credit facility. We are substantially leveraged and our business remains subject to the same risks that created our historical liquidity and covenant concerns. A breach of any of these covenants or other provisions in the agreement governing the credit facility, our second priority senior secured notes, the parent company notes and/or the notes could result in a default under our credit facility, our second priority senior secured notes, the parent company notes, and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility on a first-priority basis. If the lenders under our credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures governing our debt instruments, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

Risks Relating to Our Business

Show exhibit space and ad pages could decline as a result of an economic slowdown in the United States, terrorist attacks the threat of future terrorist attacks, or geopolitical concern.

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our shows and conferences. In addition, any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations could decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important shows or conferences.

        Terrorist attacks or the threat of further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or shows, or (3) other circumstances that could result from such attacks or threat of such attacks.

We depend on securing desirable dates and locations for our shows and conferences, which we may not be able to secure.

        The date and location of a show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes, power outages and transportation shutdowns.

A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC tradeshows, so any decline in the performance of these shows would reduce our revenue and operating income.

        For the twelve months ended June 30, 2006, our MAGIC Marketplace tradeshows represented 28.2% of our total revenue and 40.8% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). We expect that the MAGIC Marketplace tradeshows will continue to represent a significant portion of our overall revenue and contribution margin in the future. Therefore, a significant decline in the performance of one or both of the MAGIC Marketplace tradeshows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations.

We derive significant revenue and contribution margin before general and administrative expenses from our healthcare and pharmaceutical markets, which are dependent upon pharmaceutical marketing budgets.

        Our Life Science segment which serves the healthcare and pharmaceutical related markets contributed 48.8% of our revenue for the twelve months ended June 30, 2006 and 39.4% of our contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). A substantial portion of the advertising in these markets is from pharmaceutical companies. As a result, any material reduction in marketing activities from pharmaceutical companies, which could occur due to general economic conditions or factors specific to the industry, including a continued reduction in new drug introductions, a shift in marketing expenditures by pharmaceutical companies to sources other than publications and any future governmental regulation such as price controls or types of marketing restrictions, could have a material adverse effect on our results.

Any significant increase in paper or postage costs would cause our expenses to increase significantly.

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the U.S. Postal Service to distribute our print products and mailings. U.S. Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

The market for our products and services is intensely competitive.

        The intense competition for our products and services is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we do.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or industry group. Our shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry group, and we also have many indirect competitors that define niche markets differently than we do and thus may provide alternatives for readers and/or advertisers.

We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly.

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be materially adversely affected by the number and timing of new product launches.

Our growth strategy of identifying and consummating acquisitions entails integration and financing risk.

        We intend to continue to grow in part through selective acquisitions and joint ventures. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts.

We depend on our senior management team, and we do not have employment contracts for many of our senior managers.

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Loggia and Mr. Alic, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain the executives' services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

Our international operations expose us to various risks associated with operating outside of the United States.

        We currently maintain offices in the United Kingdom. International operations accounted for 3.4% of our total revenue for the twelve months ended June 30, 2006. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

  •
  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

  •
  difficulties in staffing and managing multinational operations;

  •
  currency fluctuations; and

  •
  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results.

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. Terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers have deferred and may continue to defer or reconsider purchasing our products and services as a result of these factors. Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

We have some exposure to fluctuations in the exchange rates of international currencies.

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenue, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling. Consequently, fluctuations in exchange rates could result in exchange losses. Our exposure to any currency gains or losses is not material to us.

Our business is seasonal due largely to higher show revenue in the first and third quarters.

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC Marketplace tradeshows and our other large shows and conferences. For the twelve months ended June 30, 2006, 35% of our revenue was generated during the first quarter 2006 and 28% during the third quarter 2005. The second quarter 2006 accounted for 19% of revenue and the fourth quarter 2005 accounted for approximately 18% of revenue for the twelve months ended June 30, 2006. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual show dates from one quarter to another.

We may be required to recognize additional impairment charges.

        Pursuant to GAAP, we are required to periodically assess our goodwill, and in certain cases we are required to assess intangibles and other long-lived assets to determine if they are impaired. Disruptions to our business, end market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units and divestitures may result in additional charges to goodwill and other asset impairments. Future impairment charges could substantially affect our reported earnings in the period of such charge.

Risks Related to Our Stockholders

We are controlled by principal stockholders whose interests may differ from the interests of the holders of our debt.

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with the interests of the holders of our debt. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to the holders of our debt.

        Substantially all of the outstanding shares of common stock of our ultimate parent company are held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse Securities (USA) LLC, which is also an affiliate of (1) Credit Suisse, the arranger, syndication agent and a lender under our credit facility, to which we have obtained amendments in the past to avoid future potential covenant defaults, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of our parent Company notes.

Risks Related to the Notes

The notes and the guarantees will rank junior to other debt, and senior debtholders may force us to stop making payments to you if we are in default on our other debt

The notes and the guarantees will rank junior to our senior indebtedness

        The notes will rank junior to all of our existing and future senior indebtedness, including all indebtedness under our credit facility and our second priority senior secured notes. As a result of the subordination of the notes, if we become insolvent or enter into a bankruptcy or similar proceeding, then the holders of our senior indebtedness must be paid in full before you are paid. In addition, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness. In addition, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under our designated senior indebtedness covenants.

        The guarantees will rank junior to all existing and future senior indebtedness of the guarantors, including their guarantees of our credit facility and our second priority senior secured notes, to the same extent that the notes are subordinated to our senior indebtedness.

        At June 30, 2006 the notes and the guarantees would have ranked junior in right of payment to $313.9 million of senior indebtedness.

We may incur additional indebtedness ranking equal to the notes or the guarantees

        The indenture permits us to incur additional debt subject to the satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that ranks equally with the notes or the guarantees, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries

        Our foreign subsidiaries and our joint ventures (which are consolidated subsidiaries for accounting purposes but not "subsidiaries" subject to the restrictive covenants of the indenture) will not be guarantors of the notes. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of June 30, 2006, our non-guarantor subsidiaries would have had $2.9 million of outstanding liabilities, including trade payables but excluding intercompany obligations.

We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in "Description of Notes," holders of the notes may require us to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly as that change of control event will trigger a similar repurchase requirement for, or result in the acceleration of, other indebtedness, including the second priority senior secured notes and the parent company notes. In addition, our credit facility currently provides that certain change of control events, including any event constituting a change of control under the indentures, will constitute a default and could result in the acceleration of our indebtedness under the credit facility.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations, our ability to receive those dividends may be limited by law and contract

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures governing our debt instruments, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes—Certain Covenants." In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

Fraudulent transfer statutes may limit your rights as holder of the notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

        To the extent that proceeds from the sale of the notes and the other related financings were used, in part, to make payments to our former stockholders or to refinance debt incurred to make such payments, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes will be guaranteed by all of our domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Advanstar, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all.

        There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse Securities (USA), LLC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse Securities (USA), LLC. No assurance can be given as to the liquidity of or the trading market for the notes.

        Credit Suisse Securities (USA), LLC may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In registration rights agreements that we signed with Credit Suisse Securities (USA), LLC in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Credit Suisse Securities (USA), LLC to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

Risks Related to Forward-Looking Statements

You may not be able to rely on forward-looking statements.

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry;

  •
  economic conditions in general and in the industry in which we compete;

  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors we refer to in this "Risk Factors" section and elsewhere in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA), LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of June 30, 2006. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

As of June 30, 2006
(in millions)
Cash and cash equivalents	$51.8

Long-term debt, including current portion
Credit facility
Term loan facility	$10.0
Revolving credit facility(1)	—
Second priority senior secured floating rate notes(2)	9.9
Second priority senior secured fixed rate notes(3)	291.9
12% Senior subordinated notes due 2011	160.0

Total debt	$471.8
Stockholders equity	157.9

Total capitalization	$629.7

(1)
We currently have a $50.0 million committed revolving credit facility, which is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.1 million in letters of credit under our revolving credit facility, which reduces availability for borrowings thereunder.

(2)
We redeemed all of the second priority senior secured floating rate notes in August 2006.

(3)
The $291.9 million principal amount of fixed rate notes includes $291.3 million face amount plus the premium of $0.6 million we received upon the sale of such notes. The premium will be amortized as a reduction of interest expense over the term of the notes.

INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this prospectus were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third-party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the B-to-B communications industry on publications by Veronis Suhler Stevenson and reports and studies by the B-to-B trade association, including Business Information Network (BIN), an information source of American Business Media.

  •
  Tradeshows: We rank our tradeshows against the tradeshows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by tradeshow organizers and published in the Tradeshow Week Quarterly Report, a quarterly publication that lists tradeshows grouped by show date. We include both direct and indirect competitors in such comparisons. Direct competitors are the tradeshows within the same industrial classification code and geographic region as our tradeshows, although we only include tradeshows within the same industrial classification code that are within the same subcategory, as defined by us, as our tradeshows. For example, we only include women's apparel shows in providing data about our women's apparel tradeshows, although the relevant industrial classification code covers all apparel shows. Direct competitors are also determined in some cases by the time of the year during which a tradeshow is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based tradeshows we know from prior experience that display, among other products, products displayed at our tradeshows and (2) tradeshows identified by our current exhibitors as other tradeshows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our tradeshow. Some of our tradeshows have insignificant or no direct competition.

  •
  Trade Publications: We utilize the industry-standard method of ranking our publications against competitors' publications based on the number of advertising pages as determined, except where otherwise specifically referenced, by Inquiry Management Systems Ltd. and PERQ, independent vendors. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below includes selected historical, consolidated financial data for Advanstar Communications Inc. for each of the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements and notes thereto for those periods, which are not included herein. The selected consolidated financial data for Advanstar for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The unaudited selected historical consolidated financial data for the six months ended June 30, 2005 and 2006 have been derived from our historical data, included herein. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Revenue	$162,595	$155,579	$190,698	$270,412	$288,913	$146,562	$165,816
Cost of production and selling (excluding depreciation)	81,171	78,302	104,585	157,630	168,699	84,185	94,486
General and administrative expenses (excluding depreciation)	31,983	29,549	29,654	39,419	40,916	22,500	20,557
Restructuring charge(1)	—	—	2,692	—	4,771	2,015	2,325
Funding of affiliated dot.com company operations	—	39,587	1,121	3,283	—	—	—
Depreciation and amortization(2)	76,369	50,994	43,530	42,624	37,755	19,477	18,692

Operating (loss) income	(26,928)	(42,853)	9,116	27,456	36,772	18,385	29,756
Other income (expense):
Interest expense	(58,171)	(53,147)	(59,086)	(70,974)	(63,058)	(35,274)	(27,826)
Interest income	2,493	1,455	470	468	1,476	845	957
Losson extinguishment of debt	(4,038)	—	(11,324)	—	(12,581)	(12,581)	(497)
Other income (expense), net	337	1,117	918	1,251	80	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(86,307)	(93,428)	(59,906)	(41,799)	(37,311)	(28,646)	2,233
(Benefit) provision for income taxes	(24,091)	(23,488)	(6,724)	6,518	(2,732)	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(62,216)	(69,940)	(53,182)	(48,317)	(34,579)	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of tax	13,006	8,330	3,734	(2,846)	38,536	43,797	(122)

(Loss) income before cumulative effect of accounting change	(49,210)	(61,610)	(49,448)	(51,163)	3,957	17,036	(1,759)
Cumulative effect of accounting change, net of tax	(552)	(62,729)	—	—	4,618	4,618	—

Net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

Cash flows provided by (used in):
Operating activities	$41,813	$24,275	$45,848	$18,286	$8,308	$(13,623)	$16,218
Investing activities	(41,733)	(31,155)	(145,333)	5,602	148,959	163,523	(6,131)
Financing activities	24,774	(15,388)	110,236	(12,515)	(152,635)	(153,146)	(4,612)
Balance sheet data (at end of period):
Cash and cash equivalents	$44,636	$18,930	$29,274	$41,223	$46,609	$38,361	$51,781
Working capital(3)	(79,498)	(69,536)	(78,351)	(70,804)	(62,365)	(46,211)	(57,296)
Total assets	1,000,779	866,026	986,590	912,937	766,836	762,481	760,370
Total debt	570,000	557,700	626,069	614,219	461,987	462,112	471,764
Total stockholder's equity	276,386	186,153	209,296	160,865	171,608	182,545	157,875

Other Data:
Capital expenditures	$7,935	$7,216	$7,608	$8,981	$9,564	$2,740	$6,102
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	1.1

(1)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of estimated sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

In 2005, related to the sale of the Portfolio Group, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010. These activities resulted in a charge to operations of $2.5 million in 2005.

Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

During 2005 we notified 120 employees that they would be severed from Advanstar in connection with the sale of the Portfolio Group and the reorganization of our operating and support department management team. We recorded a charge to operations of $2.3 million during the year ended December 31, 2005 for severance and other termination costs.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited) (dollars in thousands)
Reported (loss) income before cumulative effect of accounting change	$(49,210)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted (loss) income before cumulative effect of accounting change	$(26,472)	$(61,610)	$(49,448)	$(51,163)	$3,957	$17,036	$(1,759)

Reported net (loss) income	$(49,762)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)
Add: goodwill amortization, net of tax	22,738	—	—	—	—	—	—

Adjusted net (loss) income	$(27,024)	$(124,339)	$(49,448)	$(51,163)	$8,575	$21,654	$(1,759)

(3)
Working capital is defined as current assets, excluding cash, of $35.9 million, $34.0 million, $46.8 million, $38.2 million, $34.4 million, $38.8 million and $34.9 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006 less current liabilities, excluding the current portion of long-term debt, of $115.4 million, $103.5 million, $125.2 million, $109.0 million, $96.8 million, $85.0 million and $92.2 million as of December 31, 2001, 2002, 2003, 2004, 2005 and June 30, 2005 and 2006.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 2001, 2002, 2003, 2004, 2005 and for the six months ended June 30, 2005 by $86.3 million, $93.4 million, $59.9 million, $41.8 million, $37.3 million, and $28.6 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

        This discussion contains forward-looking statements which are neither promises nor guarantees and involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        During the first quarter of 2006, we undertook a strategic change in the monitoring and management of our business to better reflect our focus and commitment to our three industry-focused segments. This change was prompted as a result of a substantial change in our business organization following the divestiture of the Portfolio Group. See "Presentation of Financial Information—Acquisitions and Divestitures."

        We now report our business in these three industry focused segments:

  •
  Fashion & Licensing, which serves the men's, women's, children's and product sourcing sectors of the apparel industry as well as the merchandise licensing industry through industry tradeshows, conferences and on-line showrooms; publishing targeted magazines and directories; and offering a broad range of marketing support services;

  •
  Life Sciences, which serves the healthcare, dental, veterinary, pharmaceutical, and science fields through publishing primary and specialty care magazines and professional journals; organizing conferences and other events; developing continuing medical education ("CME") products; and the creation of a wide variety of custom marketing projects; and

  •
  Powersports, which serves the motorcycle, off-road and automotive aftermarket industries through publishing trade and consumer magazines and shows and electronic products.

        In addition to our three segments described above, we combine our European, market development and e-media operations into "Other."

        Unless otherwise noted, disclosures herein relate only to our continuing operations. All historical amounts have been reclassified to exclude results and gains or losses from discontinued operations. For further information on discontinued properties, see "Presentation of Financial Information—Acquisitions and Divestitures."

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54%, 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4%, 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Our revenue reaches its highest levels during the first and third quarters of the year due to the timing of the MAGIC Marketplace tradeshows and our other large tradeshows and conferences. Because show and conference revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

Trends and Developments

        Results for the first half of 2006 reflect the impact of our strategy put in place in 2005 to focus our portfolio on industry groups where we can leverage our strong market positions, customer relationships and management teams. We continue to develop new revenue streams through a variety of growth initiatives across all segments and are constantly striving to improve operating efficiency.

        In addition to the expansion and development of new categories and trend areas in MAGIC, the recent acquisitions of POOL and Project have been integrated into the overall MAGIC Marketplace and contributed to the expansion of our fashion offerings to our exhibitors and attendees during the first half of the year.

        The recent launches in Powersports in the off-road market continue to develop, including DIRTsports and Off-Road Business magazines, Off-Road Impact tradeshow and the Off-Road Expo consumer event acquired in October 2005.

        In Life Sciences our healthcare projects business continues to develop through the strengthening of our sales efforts and effectively addressing our pharmaceutical customers' needs to comply with tighter regulations relating to the management and delivery of educational projects. We continued our growth initiatives including the launch of five new publications and conferences and the development of several new webinars and other electronic media in the first half of 2006.

        In the first quarter of 2006 we established a dedicated electronic media group to focus on developing opportunities for electronic products to meet our customers' evolving marketing and information requirements. We anticipate accelerating our growth in electronic media as we move through the balance of the year.

        On May 24, 2006, we amended and restated our existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. See "Liquidity and Capital Resources—Credit facility amendment and restatement."

Presentation of Financial Information

Acquisitions and Divestitures

        We continue to look for opportunities to execute our strategy of building significant product positions in targeted markets, through both the acquisition and sale of identified assets. Dispositions completed from January 1, 2003 through June 30, 2006 are as follows:

  •
  On December 31, 2003, we sold a portfolio of automotive and technology industry tradeshows and magazines operated by our U.K. subsidiary for a total sales price of $2.2 million in cash. Total revenue and contribution margin for these properties in 2003 was $5.8 million and $0.2 million.

  •
  In the first quarter of 2004, we sold our art industry tradeshows and magazines for a total sales price of $19.6 million in cash ("Art Group"). We recorded a gain after taxes on the sale of $3.4 million. Revenue and contribution margin for the Art Group in 2003 was $10.9 million and $3.1 million. Art Group revenue and contribution margin from January 1, 2004 to March 12, 2004 was $8.5 million and $3.4 million.

  •
  In the third quarter of 2004, we sold our Post business trade publication ("Post") for $1.0 million in cash. We recorded a loss after taxes on the sale of $1.3 million. Revenue and contribution margin for Post in 2003 was $1.7 million and $0.3 million. Post revenue and contribution margin from January 1, 2004 to July 2, 2004 was $0.7 million and $0.1 million. We also sold our 65%

    ownership in our French joint venture ("SeCA"), which consisted of one tradeshow, for $3.1 million in cash. In conjunction with our sale of SeCA we recorded a goodwill impairment charge of $9.4 million, net of minority interest in 2004. Total revenue and contribution margin for SeCA, net of minority interest, was $4.1 million and $1.7 million in 2003, and was $2.9 million and $1.4 million in 2004. Also in the third quarter of 2004, we sold our German tradeshow business ("DMS") for $1.7 million in cash. As a result of the sale of DMS we recorded a goodwill impairment charge of $6.2 million. Total revenue and contribution margin in 2003 was $2.0 million and $0.5 million. Total revenue and contribution loss in 2004 was $0.1 million and $0.3 million.

  •
  On May 23, 2005, we, our parent company and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of our business assets and liabilities associated with our tradeshows and conferences, trade publications and direct marketing products servicing the information, technology, telecommunications, travel, beauty, home entertainment, and portfolio markets, including the shares of our Hong Kong subsidiaries. The shares of our Brazilian subsidiary were sold in July 2005 after receipt of final regulatory approval. Collectively, these assets and shares are referred to as the "Portfolio Group." The sale price for the Portfolio Group was $185.0 million less $11.2 million in working capital adjustments and expenses. We recorded a gain on the sale of $52.9 million. Revenue in 2003 and 2004 was $103.9 million and $100.8 million and contribution margin in 2003 and 2004 was $28.4 million and $26.8 million. Revenue and contribution margin from January 1, 2005 to May 23, 2005 was $49.0 million and $14.9 million.

  •
  In the second quarter of 2005, we discontinued the remaining East Coast Fashion tradeshow business acquired in 1999 from Larin-Pluznik-Larkin, LLC. (the "East Coast Fashion Group") as part of our new strategy. We recorded a $2.3 million impairment charge for the remaining intangible assets of this business in 2005. East Coast Fashion Group revenue for 2003 and 2004 was $10.9 million and $6.1 million. 2003 contribution margin was $1.7 million and 2004 contribution loss was $0.3 million. Revenue and contribution margin through the second quarter of 2005 for East Coast Fashion Group was $0.9 million and $0.1 million.

  •
  On December 31, 2005, we sold our Arenacross Championship Series ("Arenacross") for a total selling price of $0.2 million. We recorded a loss on the sale of $0.4 million in December 2005. Revenue and contribution loss was $0.9 million and $1.6 million in 2005. Arenacross had no revenue or contribution margin in 2004, 2003 or for the six months ended June 30, 2005.

        The financial results of the businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Income (loss) before income taxes (including goodwill impairment charge and gain on sale)	$17,810	$(1,664)	$55,961	$58,574	$(167)
Income tax provision (benefit)	13,449	5,446	16,859	14,211	(45)
Minority interests	(627)	4,264	(566)	(566)	—

Income(loss) from discontinued businesses	$3,734	$(2,846)	$38,536	$43,797	$(122)

        Between January 1, 2003 and June 30, 2006, we completed 7 acquisitions; five of which were completed in 2005, one in 2004, and one in 2003.

  •
  On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from The Thomson Corporation and its subsidiaries for $136.5 million in cash (including $1 million of related fees and expenses) ("Thomson").

  •
  On March 8, 2004, we purchased a portfolio of pharmaceutical industry specific magazines and conferences from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. In addition, we will pay additional contingent cash consideration to the prior owners based upon 2004 and 2005 operating results generated from the acquired assets and their continued employment with us. Operating results for 2004 and 2005 include $1.5 million and $0.7 million in compensation expense to reflect the accrual of the 2004 and 2005 components of the expected contingent payment.

  •
  On August 19, 2005, we purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows for the fashion industry, for $9.9 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with us.

  •
  On August 23, 2005, the Company purchased two fashion industry tradeshows and related products from the owner of the POOL Tradeshow ("POOL") for $3.0 million in cash. In July 2006, we and the former owner of POOL entered into an agreement to terminate the former owner's employment with us and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with us. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

  •
  On September 12, 2005, we purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, we may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business.

  •
  In 2005, we completed two other acquisitions of consumer shows with an aggregate purchase price of $0.5 million in cash.

        We have accounted for these acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of the acquisition from the date of purchase.

Sources of Revenue

Shows and Conferences

        Our segments derive revenue from shows and conferences. Such revenue is principally generated from the sale of exhibit space and conference attendance fees generated at our events. For the last twelve months ended June 30, 2006, 81% of our shows and conferences revenue was from the sale of exhibit space. Events are generally held in major metropolitan or convention areas such as New York City and Las Vegas.    The sale of exhibit space is generally impacted by the ongoing quality and quantity of attendance, venue selection and availability, industry cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. An event is billed and cash is collected in advance and is recorded on our consolidated balance sheet as deferred revenue until the event has been held.

Publications

        Our segments derive revenue from publications. This revenue is principally generated from the sale of advertising in our trade magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing and projects. Paid subscriptions comprise approximately 5% of total publishing revenue for the last twelve months ended June 30, 2006. Most of our publications are produced monthly with advertising sold on either a scheduled or single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership, and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

Direct Marketing Products and Other

        Our segments also derive revenue from direct marketing and other products. Such revenue consists principally of the sale of value-added marketing products such as print and internet based classified advertising, direct mail services, reprints, database marketing, directories, guides, reference books and electronic based products. These products complement and utilize the content or databases generated by our shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped or otherwise delivered.

Components of Expenses

Shows and Conferences

        Costs incurred for shows and conferences include facility rent, attendee and exhibitor sales and marketing and on-site services such as registration, security and set-up. Exhibitors generally contract directly with third parties for on-site services such as electrical services and booth set-up. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed when the event occurs.

Publications

        Costs incurred for publications include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications segment. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations when incurred.

Direct Marketing Products and Other

        Costs for direct marketing products and other include printing and distribution costs, database administration fees and selling and product development staff costs. All direct costs are expensed when incurred.

Significant Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate these estimates, including those related to bad debts, restructuring and medical claims accruals, realizability of intangible assets and recoverability of deferred income tax assets. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Revenue Recognition

        Revenue is recognized as discussed in the "Sources of Revenue" section above. The balance of deferred revenue at June 30, 2006 was $31.6 million for shows and $12.5 million for publications. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGIC tradeshows and our other large shows and conferences.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The balance of the allowance for doubtful accounts at December 31, 2004, 2005 and June 30, 2005 and 2006 was $0.8 million, $1.1 million, $0.7 million and $1.0 million. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as non-specific identification reserves based on our historical experience. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses judgment, based on the best available facts and circumstances, to determine if a specific reserve for that customer's receivable is warranted. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a non-specific identification reserve for all customers based on historical percentages applied to customer balances depending on the age of the amount due. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

Deferred Taxes

        Pursuant to the requirements of SFAS No. 109, we record a valuation allowance to reduce our deferred tax assets to the amount that we determine is more likely than not to be realized. At December 31, 2005, 2004, and June 30, 2005 and 2006, we have recorded a valuation allowance to offset the deferred tax benefit associated with all of our U.S. and foreign net operating loss carryforwards because the realization of these benefits is not considered likely based upon our history of not generating taxable income to utilize these tax benefits. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to subsequently determine that we would be able to realize our deferred tax assets in excess of our net recorded amount, a reduction in the valuation allowance would result in an income tax benefit and would increase net income or reduce net loss in the period such determination was made. In addition to the deferred tax assets, which are fully reserved, we have established a deferred tax liability based upon the excess of the carrying value of our goodwill for financial reporting purposes over the tax basis of this goodwill. We establish this liability because we do not amortize goodwill for financial reporting purposes but we do amortize goodwill for tax reporting purposes.

Amortization of Intangible Assets

        Intangible assets related to trade exhibitor and advertiser lists are amortized using a double-declining balance method over 6 years and 5 years, respectively. Intangible assets related to trade names and trademarks are amortized using a straight-line method over 20 years. Intangible assets related to subscriber lists and other intangible assets are amortized using a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. A change in circumstances could result in a determination that asset lives should be changed or that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary. The effect of any changes in useful lives or a determination that the carrying value of an intangible asset is impaired would be accounted for in the period that such determination was made.

Impairment of Long-Lived Assets

        We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        In accordance with the provisions of SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment by comparing the carrying value of the net assets of each reporting unit to an estimate of the fair value of each of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. We determine the fair value of our reporting units by application of a discounted cash flow analysis. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary. We completed our annual goodwill impairment test for each of our three reporting units as of July 1, 2005. Based on this first step test, there was no impairment of goodwill indicated.

Results of Operations

SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

Revenue

        Revenue in the first six months of 2006 increased 13.1% to $165.8 million from $146.6 million in the first six months of 2005.

        Fashion and Licensing revenue of $59.0 million increased 25.7% or $12.0 million from $47.0 million in the first six months of 2005. Revenue from our spring 2006 MAGIC Marketplace increased $8.2 million or 22.6% over 2005. Total exhibit space increased by 17.2% to 1,051,000 square feet. Additional growth came from increases in yields as well as growth in sponsorship and turnkey booth package programs. The August 2005 acquisitions of POOL and Project expanded our presence in the contemporary and boutique fashion markets. The POOL and Project events, which were integrated into MAGIC Marketplace in Las Vegas, along with the Project New York event, contributed $9.2 million of revenue and 192,000 of square feet in the first quarter of 2006. Revenue in the first six months of 2006 also benefited from a successful Licensing International event held in New York and 11.2% growth in revenue in License! magazine.

        Life Sciences revenue of $75.1 million increased 4.8% or $3.4 million from $71.7 million in the first six months of 2005. Revenue from healthcare custom projects increased $1.8 million or 32.4% from the first six months of 2005 primarily due to more focused selling efforts and our ability to address the new pharmaceutical regulatory rules governing the management and delivery of many of these projects. Revenue also increased $2.2 million due to five new publication and conference launches. This revenue growth was partially offset by a decline of $0.7 million or 21.5% from our IVT Pharmaceutical manufacturing conferences. Ad pages and revenue across our Life Science publications were essentially flat in the first six months of 2006 compared with the same period last year with strong performance in our specialty healthcare, pharmaceutical and dental publications offset by softness in some of our primary healthcare and veterinary publications.

        Powersports revenue of $26.7 million increased 15.6% or $3.6 million from $23.1 million in the first six months of 2005. The International Motorcycle Show events and Dealer Expo experienced an increase in square feet of 6% and revenue of 10% in 2006. In the off-road market we held a strong second year Off-Road Impact Expo trade event and launched Off-Road Expo-Salt Lake City, a consumer off-road event. Ad pages and ad revenue for Powersports publications grew 26% and 24%, respectively, due to new products and increased advertising from Asian aftermarket parts manufacturers and the continued development of our off-road publications, DIRTsports and Off-Road Business.

        Revenue from our Other operations in the first six months of 2006 was $5.0 million, compared to $4.9 million reported in first six months of 2005.

Cost of production and selling

        Cost of production, selling, editorial and circulation expenses in the first six months of 2006 increased 12.2% to $94.5 million from $84.2 million in the first six months of 2005 due to acquisitions and growth in revenue across segments.

        Expenses of Fashion & Licensing in the first six months of 2006 increased by 31.5%, or $6.0 million, to $25.0 million from $19.0 million in the first six months of 2005, primarily due to $5.2 million in costs related to the POOL and Project shows.

        Expenses of Life Sciences in the first six months of 2006 increased by 3.6%, or $1.8 million, to $50.1 million from $48.3 million in the first six months of 2005. The increase is due to $1.9 million in product launch costs for five new conferences and publications, a $1.5 million increase in healthcare special projects costs related to the growth in the number and revenue of delivered projects, offset by reductions of $0.6 million in costs related to the sold publication Pharmaceutical Discovery and $1.9 million in costs due to improved operating efficiencies from the restructuring program implemented at the end of the second quarter of 2005.

        Expenses of Powersports in the first six months of 2006 increased by 8.1%, or $1.1 million, to $15.6 million from $14.5 million in the first six months of 2005. Expenses increased primarily due to increased direct costs for the automotive and off-road publications in support of their increased revenue and development and from the launch of our Off-Road Expo—Salt Lake event, partially offset by lower operating costs at our Dealer Expo event in Indianapolis.

        Expenses of our Other operations in the first six months of 2006 was $3.8 million, compared to $2.4 million in the first six months of 2005. This increase is primarily due to the renegotiation of certain tradeshow vendor agreements, investments in the development of our e-media product offerings and launch costs for Ophthalmology Times Europe.

General and administrative

        General and administrative costs decreased 8.6% to $20.6 million in the first six months of 2006 from $22.5 million in the first six months of 2005. Costs declined primarily due to $0.8 million of cost savings related to office restructuring actions taken in 2005 and a decline of $0.6 million in audit, tax and Sarbanes-Oxley consulting services. Expense reductions also consisted of certain first half 2005 costs which did not recur in 2006, including $0.6 million of strategic consulting fees for the Life Sciences segment and a $0.6 million employee compensation accrual related to the IVT acquisition. These savings were partially offset by increases in legal costs related to outstanding legal claims.

Restructuring charge

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter 2003 restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter 2003 charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        In May 2005, we ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA related to the sale of the Portfolio Group (see Note 4 to our consolidated financial statements). In the third quarter of 2005, we vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to our operations during 2005. In the first quarter of 2006, we vacated additional leased office space in New York, NY, and revised our estimate of expected future sublease income for this space, resulting in additional charges in the first quarter of 2006. These office consolidation activities resulted in restructuring charges of $2.5 million in 2005 consisting of the discounted future minimum lease payments, net of estimated future sublease income from these offices. These lease commitments expire at various dates through 2010.

        Effective June 2006, we entered into a lease modification and surrender agreement for approximately 60% of our vacated office space in New York, NY. Under the terms of the agreement, we will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and we will have no further future lease obligations for the portion of the space surrendered. In June 2006 we adjusted our accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As a result, we took a $2.3 million charge to operations during the year ended December 31, 2005. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Pre-tax restructuring charges incurred are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Facility exit costs	$2,692	$—	$2,499	$794	$2,339
Employee severance and other termination costs	—	—	2,272	1,221	(14)

Restructuring charge	$2,692	$—	$4,771	$2,015	$2,325

Depreciation and amortization

        Depreciation and amortization expense declined $0.8 million to $18.7 million in the first six months of 2006 from $19.5 million in the first six months of 2005 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by accelerated depreciation for leaseholds in leased office space vacated in 2006 and additional amortization expense related to the businesses acquired in 2005.

Interest expense

        Interest expense in the first six months of 2006 declined $7.5 million, or 21.1%, to $27.8 million from $35.3 million in the first six months of 2005 primarily due to the repayment of $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Liquidity and Capital Resources—"Second Priority Secured and Floating Rate Notes Repayment."

Loss on extinguishment of debt

        We incurred $12.6 million in costs related to the repurchase of our fixed rate notes and floating rate notes in June 2005. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

        We incurred $0.5 million in costs related to the write off of unamortized deferred finance costs relating to the amendment and restatement of the credit facility in May 2006. See "—Liquidity and Capital Resources—Credit facility amendment and restatement."

Provision (benefit) for income taxes

        The provision for income taxes before discontinued operations was a provision of $3.9 million in the first six months of 2006 compared to a benefit of $1.9 million in the first six months of 2005. For both 2006 and 2005, the provision/benefit includes income taxes in certain foreign jurisdictions and a deferred tax provision related to the basis of goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes. The 2005 tax benefit reflects the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations resulting from the operating income and gain attributable to the sale of the Portfolio Group business. We recorded no income tax benefit related to the net operating losses we generated during 2006 or 2005 because we have established a valuation allowance to offset any related tax benefits due to uncertainty about realization of these benefits.

Discontinued operations

        Properties sold in 2004 included Art, Post, SeCA, and DMS for an aggregate of $24.3 million in cash. Total gain on sale of these businesses was $2.1 million, after tax effect. The aggregate goodwill impairment charge recorded in 2004 relating to these assets was $15.6 million.

        In May and July 2005, Advanstar sold certain businesses to Questex for net cash of $173.8 million. A gain of $52.9 million on the sale of these assets was recorded in the second quarter of 2005.

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction and recognized a $2.3 million impairment charge for the remaining carrying value of the intangible assets of this business.

        In December 2005, we sold our Arenacross Championship Series for a total selling price of $0.2 million. The loss on the sale of $0.4 million was recorded in December 2005.

        See further information regarding discontinued operations in "—Presentation of Financial Information—Acquisitions and Divestitures."

2005 COMPARED TO 2004

Revenue

        Total revenue increased $18.5 million, or 6.8%, to $288.9 million in 2005 from $270.4 million in 2004.

        Fashion and Licensing revenue of $90.0 million increased 12.5% or $10.0 million from $80.0 million in 2004. Our MAGIC Marketplace events increased revenue by $9.6 million or 13.9% and square footage increased by 7.1% over 2004 due to development of new trend areas, the continued expansion of our Sourcing Zone initiative, and the acquisitions of POOL and Project in 2005. Our licensing events in the U.S. and U.K. increased revenue by $0.9 million or 11.4% over 2004 due to an increase in square footage and price per square foot. Partially offsetting the revenue increases was a decline in revenue from our License! publication.

        Life Sciences revenue of $146.9 million increased 1.3% or $1.9 million from $145.0 million in 2004. Revenue from our IVT conferences increased $1.6 million or 32.1% over 2004 due to the launch of 18 new conference tracks to address emerging topics of interest in the FDA drug validation process. Our remaining Life Science publishing products revenue increased over 2004, with the pace of growth increasing significantly in the fourth quarter. This was driven by increased revenue in specialty care healthcare, and dental publications. We launched or continued to develop three new publications and one conference, including Locum Life, Firstline, Modern Hygienist and a dental conference and stopped holding one small conference in the pharmaceutical markets in 2005 compared to 2004. Launches, other than the IVT conferences discussed above, generated $1.7 million in revenue in 2005. These revenue increases were partially offset by declines in our veterinary and certain primary healthcare publications revenue and healthcare custom projects of $4.3 million. Projects have a significant lead time from proposal to completion. The revenue decline reflects the impact on the 2005 sales cycle of marketing and fulfillment problems we experienced in 2004 and the restructuring of our operations, including healthcare properties and management, in the first half of 2005. Increase in revenue was also attributable to the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," which required us to consolidate the results of our affiliate, Advanstar.com, as of January 1, 2005.

        Powersports revenue of $39.5 million increased 16.0% or $5.5 million from $34.0 million in 2004. Revenue from the Powersports shows and conferences increased 12.5% over 2004 due to new category initiatives, product launches and selected acquisitions. Development of new initiatives continued for American Made motorcycle products in our IMS motorcycle consumer events and the Big Twin West tradeshow, expanding sales in this category significantly. Dealer Expo increased revenue through price increases and expansion of international exhibitors. Strong revenue growth also occurred in our automotive publishing and Dealernews publications. Further contributing to our overall revenue growth was the continued development of DIRTsports and Off-Road Business launched in 2004. The 2005 launch of the Off-Road Impact tradeshow and conferences, which complements the two publications launched in 2004, the 2005 launch of American Big Twin and the acquisition of the Off-Road Expo also contributed to this growth. These launches and acquisitions generated a combined $2.9 million of revenue growth in 2005. We did stop holding two small shows in the Powersports segment during 2005 causing a slight decline in revenue which served to partially offset the revenue growth discussed above.

        Revenue from our Other operations in 2005 was $12.5 million, compared to $11.4 million reported in 2004. The gain was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products.

Cost of production and selling

        Cost of production and selling expense increased $11.1 million, or 7.0%, to $168.7 million in 2005 from $157.6 million in 2004.

        Expenses of Fashion & Licensing in 2005 increased by 18.5%, or $5.9 million, to $37.6 million from $31.7 million in 2004. Staffing and other direct costs to support the operations of the recently acquired POOL and Project contributed approximately $2.1 million of this increase. Expenses also increased due to growth of square footage and strategic investments made across our MAGIC Marketplace and license events. There were no significant increases in venue pricing during the year.

        Expenses of Life Sciences in 2005 decreased by 2.6%, or $2.7 million, to $97.6 million from $100.3 million in 2004. This decrease is also attributable to cost savings associated with the restructuring of certain aspects of our operations, including healthcare publications, and a decline in healthcare custom projects. These cost reductions were partially offset by investments in the properties launched in 2005 as described above, as well as investments to actively develop our CME, special projects and electronic offerings. Staffing and other direct costs increased to support our newly launched IVT and dental conferences, contributing approximately $1.7 million to this increase. Expenses also increased due to strategic investments made across our market segments and product lines. There were no significant increases in venue pricing during the year.

        Expenses of Powersports in 2005 increased by 24.6%, or $5.3 million, to $26.8 million from $21.5 million in 2004. Staffing and other direct costs to support our 2004 and 2005 product launches and acquisitions as discussed above contributed $2.6 million of this increase. Expenses also increased due to growth of square footage from our powersports markets and strategic investments made across our market segments and product lines. We also invested in new product areas in Dealer Expo.

        Expenses of our Other operations in 2005 was $6.6 million, compared to $4.1 million in 2004. The increase was primarily driven by launches, including Ophthalmology Times Europe and Contract Services Europe and European dental and pharmaceutical products. This increase is also due to the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," which required us to consolidate the results of our affiliate, Advanstar.com, on January 1, 2005.

General and administrative

        General and administrative expenses increased $1.5 million, or 3.8%, to $40.9 million in 2005 from $39.4 million in 2004. The increase is due to various factors including an increase in earned incentives of $3.7 million, foreign currency fluctuations of $0.9 million, and increased costs due to the consolidation of the results of Advanstar.com as discussed above. These increases were partially offset by a reduction in the IVT contingent compensation accrual in 2005 over amounts in 2004 by $0.9 million and a reduction in costs due to restructuring activities as discussed below.

Restructuring charge

        See information regarding restructuring activities in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Restructuring charge."

Funding of affiliated dot.com company operations

        Advanstar.com operates our event and publication-related web sites and develops certain enhanced web opportunities to serve our customers in selected industries. We provide Advanstar.com with certain administrative support services and charge for these services based on a general overhead charge. In addition, we share selected sales, editorial, marketing and production staff with Advanstar.com. We also provide Advanstar.com with marketing and promotional support through advertising pages in our publications and exhibit space in our shows. In return, Advanstar.com provides us with support on its web sites for publications and shows.

        As described above, on January 1, 2005, we began consolidating the operations of Advanstar.com with our operations upon adoption of FASB Interpretation No. 46R and therefore we are no longer recording a separate operating expense related to our funding of Advanstar.com. Expenses associated with our funding of Advanstar.com were $3.3 million in 2004 and $1.1 million in 2003. In the second quarter of 2004, we provided $1.9 million in cash to Advanstar.com to allow it to buy out its outstanding New York lease obligation. The buyout saved approximately $5.0 million in future lease payments through June 2010.

Depreciation and amortization

        Depreciation and amortization expense declined $4.9 million to $37.8 million in 2005 from $42.6 million in 2004 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the businesses acquired in 2005.

Interest expense

        Interest expense decreased $7.9 million, or 11.2%, to $63.1 million in 2005 from $71.0 million in 2004 primarily due to a decrease of $92.5 million in our weighted-average debt outstanding during the year. We repaid $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

        At December 31, 2005, $451.4 million, or 98% of our total debt is at a fixed rate with the balance of our debt subject to interest rate fluctuations. We currently have no plans to hedge our interest expense related to our remaining floating or fixed rate debt.

Interest income

        Interest income increased to $1.5 million in 2005 from $0.5 million in 2004 due to an increase in our average cash balance in 2005 compared to 2004.

Loss on extinguishment of debt

        See information regarding loss on extinguishment of debt in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Loss on extinguishment of debt."

Other income (expense), net

        Other income decreased $1.2 million to $0.1 million in 2005 from $1.3 million in 2004. This decrease is attributable to gains associated with our interest rate protection agreement, which expired in February 2004.

Provision (benefit) for income taxes

        The benefit for income taxes was $2.7 million in 2005 compared to a $6.5 million provision in 2004. The 2005 and 2004 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2005 and 2004 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

Discontinued operations

        See information regarding discontinued operations in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Discontinued operations."

2004 COMPARED TO 2003

Revenue

        Total revenue increased $79.7 million, or 41.8%, to $270.4 million in 2004 from $190.7 million in 2003.

        Fashion and Licensing revenue of $80.0 million increased 9.8% or $7.2 million from $72.8 million in 2003. Our MAGIC event grew by more than 138,000 square feet or 8.4% over 2003 and revenue increased approximately 8.2% over 2003. The MAGIC events were successfully combined into a single venue, the Las Vegas Convention Center, beginning with the August 2004 event. The concentration and proximity of the various fashion segments contributed to increased attendance and exhibitor interest and participation in MAGIC. Revenue growth was further attributable to License Expo revenue which grew $1.5 million, or 24.3% over 2003.

        Life Sciences revenue of $145.0 million increased 98.0% or $71.8 million from $73.2 million in 2003. Approximately $55.0 million, or 77%, of the increase is due to the acquisitions of healthcare properties from Thomson and pharmaceutical publications from IVT. Revenue growth also reflects strong results from Advanstar's specialty healthcare and pharmaceutical publications, and DVM, as well as the introduction of several new products. Revenue also increased approximately $7.3 million due to acquisitions of the Central Veterinary Conference in October 2003, and the IVT pharmaceutical conferences in March 2004. Additionally in 2004, we launched The Pharmaceutical Executive Marketing and Sales Summit, a new event serving the pharmaceutical market.

        Powersports revenue of $34.0 million increased 13.2% or $3.9 million from $30.1 million in 2003. Powersports events' revenue increased approximately 14.7% over 2003 with the 15th year of growth in

Dealer Expo due to increased square feet, solid performance from the IMS Tour series of consumer events due to increased square feet and the launch of a west coast event for the v-twin market segment. Revenue growth also reflects strong results from Motor Age due to increased ad pages, as well as the introduction of several new products.

        Revenue from our Other operations in 2004 was $11.4 million, compared to $14.6 million reported in 2003. The decline was primarily driven by the sale and discontinuation of certain U.K. events and publications in December 2003.

Cost of production and selling

        Cost of production and selling expenses increased $53.0 million, or 50.7%, to $157.6 million in 2004 from $104.6 million in 2003.

        Expenses of Fashion & Licensing in 2004 increased by 8.6%, or $2.5 million, to $31.7 million from $29.2 million in 2003.    Expense increased primarily due to growth of square footage in our MAGIC Marketplace and license events.

        Expenses of Life Sciences in 2004 increased by 115.9%, or $53.9 million, to $100.3 million from $46.4 million in 2003. This increase is primarily attributable to additional costs of $51.5 million associated with the operations of the recently acquired Thomson healthcare properties, Central Veterinary Conference and IVT acquisition. Expense also increased due to product launches and related revenue growth as discussed above.

        Expenses of Powersports in 2004 increased by 22.0% or $3.9 million, to $21.5 million from $17.6 million in 2003. Expenses increased $1.8 million due to new products as discussed above. Increase was also related to drivers which generated revenue growth, as discussed above, from Dealer Expo, IMS, and Motor Age.

        Expenses of our Other operations in 2004 was $4.1 million, compared to $11.3 million in 2003. The decline in expenses was partially attributable to cost savings from the sale and discontinuation of certain U.K. events and publications in December 2003, as discussed above.

General and administrative expenses

        General and administrative expenses increased $9.8 million, or 32.9%, to $39.4 million in 2004 from $29.7 million in 2003. The increase reflects higher administrative costs relating to the acquisition of properties from Thomson and related investments in the management team in the healthcare group, as well as a $1.5 million employee compensation payment related to the IVT acquisition, increased employee healthcare costs, expenses relating to Sarbanes-Oxley compliance and implementation and consulting costs related to strategic management and marketing initiatives.

Restructuring charge

        See information regarding restructuring activities in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Restructuring charge."

Funding of affiliated dot.com company operations

        See information regarding funding of dot.com company operations in "—Results of Operations-2005 Compared to 2004-Funding of affiliated dot.com company operations."

Depreciation and amortization

        Depreciation and amortization expense declined approximately $0.9 million to $42.6 million in 2004 from $43.5 million in 2003 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by additional amortization expense related to the assets acquired in the acquisitions of the healthcare properties from Thomson and the pharmaceutical publications from IVT.

Interest expense

        Interest expense increased $11.9 million, or 20.1%, to $71.0 million in 2004 from $59.1 million in 2003 due to an increase in our weighted-average debt outstanding of approximately $46.1 million as a result of our issuance of $360 million of Senior Secured Notes in August 2003 and $70 million Senior Secured Notes in September 2003. The increase was offset by a decrease in our debt outstanding under the Credit Facility due to the repayment in August 2003 of all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our Credit Facility. See "Presentation of Financial Information—Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility."

Write-off of deferred financing costs

        We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the August Senior Secured Notes offering and the reduction in the revolving loan commitment. See "—Liquidity and Capital Resources—Second Priority Secured and Floating Rate Notes Repayment."

Other income (expense), net

        Other income increased $0.3 million to $1.3 million in 2004 from $0.9 million in 2003. This increase is attributable to gains associated with our interest rate protection agreement, which expired in February 2004, and foreign currency translation gains.

Provision (benefit) for income taxes

        The provision for income taxes was $6.5 million in 2004 compared to a benefit of $6.7 million in 2003. The 2004 and 2003 tax benefit/provision includes a tax benefit representing the tax benefit provided by losses from continuing operations to the extent that such losses offset the income from discontinued operations. This tax benefit is offset by a tax provision included in discontinued operations. This tax benefit in continuing operations is offset by a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes and income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating losses we generated during 2004 and 2003 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits.

Discontinued operations

        See information regarding discontinued operations in "—Results of Operations-Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005-Discontinued operations."

Liquidity and Capital Resources

        Our principal sources of liquidity have been, and are expected to be, cash flow from operations and borrowings under our credit facility. Our principal uses of cash have been, and are expected to be, the debt service requirements of our indebtedness described below, dividends to Advanstar, Inc. to permit funding of its debt service, capital expenditures, investments in our products and selective acquisitions.

Sources and uses of funds

        Operating cash flows may be significantly affected by the working capital characteristics of our business. We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from shows, which is billed and collected as deposits up to one year in advance of the respective show. Deferred revenue increases on the balance sheet in the quarters immediately preceding our busy first quarter show season as we collect deposits for booth space several months in advance of the shows. Revenue and contribution margin are recognized in the quarter that the events are held, resulting in the reversal of the deferred revenue.

        We anticipate that our operating cash flow, together with borrowings under the credit facility and other future financings and refinancings, will be sufficient to fund our anticipated future operating expenses, capital expenditures, debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance. Our future performance and continued compliance with the covenants contained in our credit facility will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We expect to be in compliance with our debt covenants during 2006 and 2007.

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time, we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under our credit facility for purposes of completing selective acquisitions.

        As of June 30, 2006, we had cash and cash equivalents of $51.8 million and also had $47.9 million in availability under our revolving credit facility. During the first half of 2006 we paid a $12.9 million dividend to Advanstar, Inc. to pay interest on its discount notes in April 2006. The following table shows our cash flow activity for the years ended December 31, 2003, 2004, 2005 and six months ended June 2005 and 2006, and includes the results of discontinued operations, and should be read in conjunction with the consolidated statements of cash flows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
Net cash provided by (used in) operating activities	$45,848	$18,286	$8,308	$(13,623)	$16,218
Net cash (used in) provided by investing activities	(145,333)	5,602	148,959	163,523	(6,131)
Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)	(153,146)	(4,612)
Effect of exchange rate changes on cash	(407)	576	754	384	(303)

Net increase (decrease) in cash and cash equivalents	$10,344	$11,949	$5,386	$(2,862)	$5,172

Cash flows from operating activities

        The $29.8 million increase in cash provided by operating activities as compared to the first six months of 2005 was due principally to $10.6 million in improved operating results, an increase in cash collected in advance of our third quarter events of $6.8 million, a reduction in cash interest payments of $5.6 million and a reduction in outstanding accounts receivable of $4.7 million.

        Net cash provided by operations decreased $10.0 million to $8.3 million in 2005 compared to $18.3 million in 2004. This decline was due primarily to $9.1 million of cash fees and expenses related to our repurchase of a portion of our outstanding debt in June 2005, severance payments of $1.5 million associated with restructuring activities, and the reduction in cash flow attributable to discontinued operations. During 2005, net cash provided by discontinued operations was $1.7 million, which represents approximately 20.4% of total net cash provided by operations. The declines discussed above were partially offset by a $6.8 million reduction in cash interest payments and a $9.3 million increase in operating income in 2005 compared to 2004.

        Net cash provided by operations decreased $27.6 million to $18.3 million in 2004 compared to $45.9 million in 2003. This decline was principally due to an increase in interest expense of $16.1 million and a reduction in our negative working capital due to the sale of our art industry tradeshow and publications in the first quarter of 2004. In addition, we collected less cash in the fourth quarter of 2004, which was collected subsequently in 2005, related to tradeshows held in the first five months of 2005. The decline was also attributable to changes in the timing of our payments of accounts payable in 2004. These declines were partially offset by an increase in operating income of $18.2 million in 2004 compared to 2003.

Cash flows from investing activities

        Net cash used in investing activities increased $169.7 million to $6.1 million in the first six months of 2006, from $163.5 million provided by investing activities in the first six months of 2005. This increase was principally due to the proceeds received in the second quarter of 2005 from the sale of the Portfolio Group. We also increased capital expenditures in 2006 for computer upgrades, applications development and for build-outs and furnishing of our new downsized office in New York.

        Net cash provided by investing activities increased $143.4 million to $149.0 million in 2005, from $5.6 million in 2004 due primarily to the sale of the Portfolio Group in 2005 for $185 million less $11.2 million in working capital adjustments and expenses. This increase was partially offset by the use of $15.6 million in cash for acquisitions of Off-Road Expo, POOL, Project and two other small acquisitions in 2005, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004. Our business strategy includes the consummation of selective acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        Net cash used in investing activities decreased $150.9 million to $5.6 million provided by investing activities in 2004, from $145.3 million used in 2003. This decrease was principally due to the acquisitions of the healthcare properties from Thomson for $136.5 million in 2003, the sale in 2004 of our art shows and magazines and our European call center and document management shows for a total sales price of $24.4 million in cash proceeds, partially offset by $7.9 million in cash used for the acquisition of IVT in 2004.

        We incurred capital expenditures of $7.6 million, $9.0 million, and $9.6 million in 2003, 2004 and 2005 and $2.7 million and $6.1 million in the first six months of 2005 and 2006. We anticipate that we will spend approximately $10.0 million on capital expenditures in 2006, which will be funded by cash flows from operations. The majority of these expenditures are related to expansions and enhancements to our IT and communications infrastructure and management and operating group information systems, and office build-outs arising from our recent office consolidations. We believe that this amount of capital expenditure will be adequate to grow our business according to our business strategy and to maintain the key tradeshows, publications and business of our continuing operations.

        We did not complete any acquisitions in the first half of 2006. In connection with any future acquisitions, as a part of our on-going business strategy, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

Cash flows from financing activities

        Cash used in financing activities in the first six months of 2006 was $4.6 million compared to $153.1 million in the first six months of 2005. In the first half of 2006, we paid $12.9 million in dividends to our stockholder, Advanstar, Inc., to be used for cash interest payments in April 2006 relating to its 15% senior discount notes. We also borrowed an additional $10.0 million and incurred financing costs of $1.5 million in connection with the amendment and restatement of our credit facility (see "—Credit facility amendment and restatement"). In the first six months of 2005, we repaid $4.6 million of our outstanding Term Loan B with the proceeds from the sale of a tradeshow business in the first quarter of 2004. In the second quarter of 2005, we repaid our outstanding Term Loan B of $20.4 million and repurchased $126.5 million of our floating and fixed rate notes, using the proceeds from the sale of the Portfolio Group.

        Net cash flows used in financing activities was $152.6 million in 2005 compared to $12.5 million in 2004. In 2005, we repaid $20.4 million of our term loans, $8.7 million of our fixed rate notes, and $117.8 million of our floating rate notes in the second quarter of 2005 with the proceeds from the sale of the Portfolio Group. We incurred $12.6 million in costs related to the repayment. These costs include $8.6 million in tender offer premium and consent fees, the write off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses. We repaid $11.7 million of debt in 2004, including $8.0 million on our revolving credit facility.

        Net cash flows used in financing activities were $12.5 million in 2004 compared to cash provided by financing activities in 2003 of $110.2 million. We repaid $11.7 million of debt in 2004, including $8.0 million on our revolving credit facility. In 2003, we issued $430.0 million of the Senior Secured Notes and received $60.0 million in equity contributions from our parent company. We used the proceeds from these issuances to repay and terminate all outstanding term A loans and $12.0 million of outstanding borrowings under our revolving credit facility, and paid fees of $12.3 million in connection with the offering. We also paid fees of $3.9 million to our senior lenders for an amendment to our credit facility in April 2003.

Debt service

        As of June 30, 2006, we had total indebtedness of $471.8 million and $47.9 million of borrowings available under our revolving credit facility. Our principal debt obligations are described below.

Credit facility amendment and restatement

        On May 24, 2006, we amended and restated our existing credit facility. The amended credit facility reduced the revolving loan commitment amount from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The amendment also eliminated the minimum quarterly fixed charge coverage ratio covenant.

Credit facility and second priority secured and floating rate notes repayment

        As a result of the sale of the Portfolio Group, our second priority senior secured notes indenture required that we either use the remaining net proceeds (after repayment of the Credit Facility borrowings) to invest in our business or to offer to purchase our second priority senior secured notes at par plus accrued interest. In June 2005, we offered to purchase up to $140.0 million of the second lien notes. Holders of the $8.7 million principal amount of the 10.75% Second Priority Senior Secured Notes (the "fixed rate notes") tendered their notes for purchase, and we purchased all such notes.

        Also in June 2005, we completed a cash tender offer for any and all of our outstanding Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"). Holders of the $117.8 million aggregate outstanding principal amount of the floating rate notes tendered their notes for purchase, and we purchased all such notes at a price equal to 107.3% (including a 3% consent fee) of outstanding principal plus accrued interest. In connection with the tender offer, we received consents to proposed amendments to the indenture governing the notes, resulting in the elimination of substantially all of the restrictive covenants and certain default provisions with respect to the floating rate notes.

Credit facility

        Our Credit Facility consists of a $50.0 million revolving credit facility which terminates in May 2009, and a $10.0 million term loan which matures in May 2009. Borrowings under the Credit Facility generally bear interest based on a margin over, at our option, the base rate or LIBOR. The applicable margin for revolving credit loans varies based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility, and is currently 2.50% over LIBOR or 2.50% over the base rate. Our obligations under the credit facility are guaranteed by Advanstar Holdings Corp. ("Advanstar Holdings" or "Holdings"), our ultimate parent company, Advanstar, Inc., our direct parent company, and all of our existing and future domestic subsidiaries. Our obligations under the Credit Facility are collateralized by substantially all of the assets of our company and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of no more than 65% of the voting stock of any foreign subsidiary directly owned by our company or any domestic subsidiary, a pledge of all intercompany indebtedness in favor of our company and our domestic subsidiaries, a pledge of our Company's and Advanstar IH, Inc.'s capital stock held by our direct parent company, and a pledge of our direct parent company's capital stock held by Advanstar Holdings. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility.

Second priority senior secured notes

        Our $9.8 million of floating rate notes mature in 2008. The floating rate notes bear interest at an annual rate equal to the three-month LIBOR, which is reset quarterly, plus 7.50%. Interest on the floating rate notes, along with amortization of 0.25% of the principal of such floating rate notes, is payable quarterly in cash. In connection with the tender offer described above, we and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized and subject to the restrictive covenants in the indenture.

        In June 2006, we notified the trustee of our intention to redeem all of the remaining outstanding floating rate notes. The redemption date for all $9.8 million of the floating rate notes was on August 15, 2006, at par value.

        Our $292.0 million of fixed rate notes mature in 2010. The notes are guaranteed by each of our existing and future domestic restricted subsidiaries and collateralized by second-priority liens on the assets collateralizing our credit facility (other than certain subsidiary stock and assets of our parent companies). The fixed rate notes bear interest at an annual rate of 10.75%, which is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

Senior subordinated notes

        Our $160 million 12% senior subordinated notes mature in 2011 and are guaranteed by each of our existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

Parent company notes

        Our parent, Advanstar, Inc., issued 15% senior discount notes ("the discount notes") due October 2011 with a principal amount at maturity of $171.8 million. Interest on the discount notes is payable in cash beginning in April 2006. These discount notes contain restrictive covenants that, among other things, limit the ability of Advanstar, Inc. and its subsidiaries (including us) to incur debt, pay dividends and make investments. Neither we nor any of our subsidiaries have guaranteed the discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these discount notes will be dependent upon the receipt of dividends from its direct and indirect subsidiaries, principally dividends from us. However, the terms of our borrowing arrangements significantly restrict our ability to pay dividends to Advanstar, Inc. and Advanstar, Inc.'s failure to pay these notes would be a default under our credit facility.

        The restrictive covenants in our senior secured notes indenture and senior subordinated notes indenture provide that we can pay dividends only if our leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" equal to the amount by which our cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period plus other items, including proceeds from equity offerings. In addition to the basket and notwithstanding the leverage ratio limitation on restricted payments, we can make additional restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. As of December 31, 2005, our leverage ratio under the most restrictive of these indentures was 5.96 to 1.0. In March 2006, we declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for servicing its debt obligations. As of June 30, 2006, our leverage ratio under the most restrictive of these indentures was 5.50 to 1.0.

        Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. We expect our results will allow us to continue to make dividend payments to Advanstar, Inc. for purposes of servicing this debt. However, our results are subject to a variety of factors, including general economic conditions and conditions in our markets. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both our second priority senior secured notes and our senior subordinated notes.

Contractual and contingent obligations

        Our contractual obligations (excluding accounts payable and accrued expenses), as of December 31, 2005 are as set forth below:

	Payments Due By Period
	2006	2007	2008	2009	2010	After 2011	Total
	(in millions)
Indebtedness	$0.2	$0.1	$9.7	$—	$291.3	$160.0	$461.3
Interest on indebtedness(1)	51.1	51.1	50.8	50.5	42.7	9.6	255.8
Operating lease obligations	7.7	6.7	6.5	4.8	2.2	4.9	32.8

Total contractual cash obligations	$59.0	$57.9	$67.0	$55.3	$336.2	$174.5	$749.9

(1)
Interest on our variable rate debt is calculated using LIBOR of 4.4%, the rate in effect on December 31, 2005. Because our variable rate debt bears interest at a variable rate, actual payments could differ.

        We have no material capital lease obligations or purchase obligations. We have contingent obligations composed of $1.1 million of letters of credit securing our lease facilities. Additionally, as a result of acquisitions discussed above, we may have future cash consideration payable to the former selling shareholders based on the acquired businesses' future periods operating results.

Off-balance sheet arrangements.

        We have no material off-balance sheet arrangements.

Recently Issued Accounting Standards

        In July 2006 the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which are the potential losses arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have previously entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

Interest Rates

        At June 30, 2006, we had fixed rate debt of $451.9 million and variable rate debt of $19.8 million. A change in interest rates of 1% would not be material to our operating results.

Currencies

        Outside of the United States, we maintain assets and operations in the United Kingdom. These assets and operations, and our exposure to any currency gains or losses, are not material to our operating results.

BUSINESS

General

        We are a leading worldwide media company providing integrated marketing solutions for the Fashion and Licensing, Powersports, and Life Sciences industries. We serve business professionals and consumers in these industries with our portfolio of 87 shows and stand-alone conferences, 60 publications and directories, 128 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables us to "Connect Our Customers With Theirs."

        In 2005, most of our shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the twelve months ended June 30, 2006, 67% of our 45 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages. We had approximately 1,000 employees as of June 30, 2006 in 14 U.S. offices and 2 international locations in the United Kingdom.

Industry Overview

        B-to-B media companies provide marketing solutions for their customers through tradeshows and conferences, trade publications, ancillary direct marketing services and through electronic applications. Tradeshows play a key role in B-to-B sales and marketing efforts and are utilized in the global economy as a highly cost-effective sales and marketing tool. Tradeshows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Tradeshow attendees include executives, manufacturing and operating management, sales and marketing personnel, industry analysts, middle-level managers, buyers and other industry professionals. Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenue.

        According to the Veronis Suhler Stevenson 2006 Communications Industry Forecast, total spending on B-to-B marketing in the United States, including magazines and tradeshows, is expected to increase to $23.7 billion in 2006, a 6.3% gain over 2005.

        Overall business-to-business media expenditures climbed for the third straight year in 2005 with a 6.6% growth to $22.3 billion. The growth is being driven by surging e-media spending, which grew 27.0% to $1.9 billion in 2005 over 2004 and tradeshow spending growth of 6.3% in 2005. The solid growth in 2005 e-media and tradeshows was tempered by a more modest 4.0% expansion in business-to-business magazine spending.

        According to Veronis Suhler Stevenson, overall business-to-business media spending is expected to grow in 2006, fueled by solid gains in tradeshow and a double-digit increase in e-media spending. Growth in business-to-business magazine expenditures will be modest, as falling circulation spending offset gains in advertising spending. Total business-to-business media spending growth is expected to continue to mirror or slightly exceed GDP expansion in 2005 through 2010 at a compound annual growth rate of 6.2% from 2005 to 2010, reaching $30.2 billion in 2010. This growth is expected to be driven by expenditures on tradeshows and e-media. E-media is expected to continue with its double digit growth with an expected 28.1% growth in 2006 and 21.4% compound annual growth from 2005 through 2010 reaching $4.9 billion in 2010.

        Total spending on tradeshows, including expenditures on exhibit space and fees, sponsorships and advertising grew 6.3% to $9.7 billion in 2005 and is expected to increase another 6.2% in 2006, driven by healthy corporate profits and increased business-related travel. Growth was driven by the healthcare, retail sports, travel and entertainment, and home furnishings industries.

        Spending on tradeshows is expected to rise 5.8% on a compound annual basis from 2005 to 2010, driven by a 6.9% rise in fees, sponsorships and advertising and a 5.5% gain in total exhibit space spending. Overall spending is expected to reach $12.9 billion in 2010, surpassing for the first time spending on business-to-business magazines. As measured by Tradeshow Week, the six months ended June 30, 2006 saw an increase over the six months ended June 30, 2005 in one of the three primary tradeshow indicators: square footage increased by 5.7%, while attendance remained flat and the number of exhibiting companies declined by 1.8%.

        Total spending on business-to-business magazines, including advertising and subscriptions, increased 4.0% to $10.7 billion in 2005 and is expected to increase 2.6% in 2006. Advertising expenditures rose 5.0% to $8.8 billion in 2005 due to healthy growth among healthcare, banking, automotive, and government, education and defense titles. Circulation spending dropped 0.4% in 2005 for the fifth consecutive year driven by decreases in paid circulation. Total magazine expenditures are anticipated to grow at a compound annual rate of 2.9% from 2006 to 2010, reaching $12.4 billion in 2010. Industry-wide advertising pages, as measured by American Business Media, increased 1% in the first six months of 2006 compared to 2005, and 4% in 2005 from 2004 levels following a 2% increase in 2004 from 2003 levels.

Industry Segments

        We approach our business by targeting specific industries in North America and Europe and structuring our organization and product portfolio based on these three "core market" segments: Fashion and Licensing; Powersports; and Life Sciences. We believe that by focusing on market segments in addition to products, we better identify and service a broad array of our customers' marketing needs. This focus allows us to cross-sell our products and services and captures a larger share of our customers' marketing budgets. In each of the markets we serve many of our customers advertise in our publications, exhibit at our shows and use our direct marketing products to reach their target audience. We have expanded our show, conference and publication offerings within each market segment through new product introductions and selective acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        Fashion & Licensing accounted for 38%, 30%, 31%, 32% and 36% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Life Sciences accounted for 38%, 54% 51%, 49% and 45% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006. Powersports accounted for 16%, 12%, 14%, 16% and 16% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, while Other operations accounted for 8%, 4% 4%, 3% and 3% of total revenue in 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006.

Products

Shows and Conferences

        As of June 30, 2006, we owned and managed 37 shows and 50 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Four of our largest shows are listed in the April 2006 issue of Tradeshow Week 200's list of the top 200 tradeshows as measured by total square footage. These included MAGIC Spring, MAGIC Fall, International Powersports Dealer Expo and Licensing International. Collectively, these four shows represented 2.6 million of the 4.1 million total square footage for all of our shows for the twelve months ended June 30, 2006.

        Our show and conference revenue is derived primarily from the sale of show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Show and conference revenue accounted for 47%, 40% and 42% of our revenue in 2003, 2004, and 2005 and 44% and 47% of our revenue for the first half of 2005 and 2006.

        Shows are a long-established effective forum to conduct business. As new products and services are introduced, buyers and sellers within specific industries need efficient settings to interact and conduct business. Shows can also include conference programs, which provide additional learning and presentation opportunities.

Publications

        We are a leading B-to-B trade publisher in the United States. As of June 30, 2006, we published 50 specialized business magazines and professional journals, 9 directories, one consumer magazine, CME products, custom publishing and other projects. Of our 45 magazines and journals for which competitive data is available, 67% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended June 30, 2006.

        Our trade publications are generally distributed free-of-charge to targeted, qualified, professional recipients and generate revenue predominantly from advertising. Publications revenue accounted for 47%, 55% and 51% of our revenue in 2003, 2004 and 2005 and 51% and 49% of our revenue for the first half of 2005 and 2006. Our largest publications based on ad pages include: Medical Economics, Dealernews, Pharmaceutical Technology, Dental Products Report, LCGC, Motor Age, Pharmaceutical Executive, Dermatology Times, Drug Topics, and Auto Body Repair News. Collectively, these 10 magazines represented 44% of publication pages for the twelve months ended June 30, 2006.

        We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a highly cost-effective method of reaching their target market's decision-makers. We seek to increase advertising revenue by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

Direct Marketing Products and Other

        We provide a comprehensive set of marketing products, services and support geared to a variety of industries' marketing customer and communications needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' marketing programs. These services are incremental to shows and publications and are utilized either independently or to supplement our customers' show and publication marketing plans.

        In addition, we provide electronic based products and services to complement our delivery of show, publishing and direct marketing products to our customers. We have 128 electronic based products including web advertising, e-newsletters, education and web seminar. Direct marketing products and other accounted for 6%, 5% and 7% of our revenue in 2003, 2004 and 2005 and 5% and 4% of our revenue for the first half of 2005 and 2006.

Business Strategy

        Our business strategy is to provide products and services to facilitate "Connecting our Customers to Theirs." Our objective is to concentrate on our strategy to achieve sustainable, profitable, long-term growth. We will accomplish this by (1) focusing on markets where we can leverage our strengths, (2) delivering innovative, quality products based on customer and market needs, (3) maximizing our operational efficiencies and (4) selective acquisitions.

Focus On Markets and Customers Where We Can Leverage Our Strengths

        We focus on owning and building leading product position businesses that are the important sources of information for businesses and professionals in large, dynamic or growing markets. The combination of our selected markets, our leading products and focused industry teams provides strategic and operational clarity along with deep insight into well defined customer segments within each selected market.

Deliver Innovative, Quality Products Based On Customer and Market Needs

        We diversify our revenue streams by developing products that provide solutions along an industry's "communications supply chain." We seek to identify specific gaps in existing markets or opportunities in adjacent markets where we can effectively add value. We are able to address evolving market needs through multiple means, including:

  •
  adapt existing shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

  •
  develop new product extensions based on the marketing needs of the industry and key customers in the buying and selling community; and

  •
  identify fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

Maximize Operating Efficiencies

        We operate effective back office production and Company support operations. We strive to continuously improve our effectiveness through the employment of state of the art information systems to maximize operating efficiencies and provide relevant, timely, fact based management information to our operating teams and senior management. Our operating teams are evaluated based on extensive use of defined operating metrics designed to focus attention and behavior on key drivers of performance success.

Selective Acquisitions

        As we expand deeper into our current industry groups, we explore selective acquisitions and joint ventures based on the following criteria:

  •
  the acquisition significantly improves our existing product and franchise position;

  •
  the acquisition adds new and sustainable types of revenue streams to our existing product offerings; and

  •
  the acquisition adds to, broadens or deepens existing management talent.

        From January 1, 2003 through June 30, 2006, we purchased five tradeshows and consumer event businesses and two trade publication businesses in the fashion, life sciences and powersports segments.

See "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations-Presentation of Financial Information-Acquisitions and Divestitures." We are engaged in ongoing evaluations of potential acquisitions in line with our business strategy.

Industry Segments

        The following is a summary of our products and services by industry segment.

Fashion & Licensing

        Our Fashion group serves the men's, women's, children's and product sourcing sections of the apparel industry. For the twelve months ended June 30, 2006, we operated in the fashion industry through 15 tradeshows, including our recently acquired POOL and Project groups of events. Seven of these tradeshows are held concurrently in Las Vegas during February and August of each year. Our Licensing group includes a portfolio of products including two tradeshows, two conferences, and two publications.

        Key shows and publications include:

  •
  MAGIC, the world's largest and most widely recognized tradeshow for the men's apparel, accessories, and footwear industry;

  •
  WWDMAGIC, which we believe is the largest women's apparel and accessory tradeshow in the United States;

  •
  MAGICKids, which serves the children's apparel, accessory, and footwear industry;

  •
  Sourcing at MAGIC, which we believe is the largest industry trade event for manufacturing sourcing within the fashion industry, including full-package contractors, fabric and component suppliers;

  •
  Project, a tradeshow for the premium contemporary market for menswear including premium sportswear and denim apparel and accessories from around the world;

  •
  POOL, a tradeshow for the fashion forward designers featuring a range of products including apparel, shoes, books, home furnishings, art and music; and

  •
  Licensing International, which we believe is the largest tradeshow worldwide for the merchandise licensing industry, Brand License, our complementary event for the European licensing industry and License!, the #1 publication in the United States for the licensing industry.

        The following table sets forth information relating to shows, conferences and publications in our Fashion and Licensing segment for the last twelve months ended June 30, 2006:

Fashion and Licensing Events and Magazines

	Exhibitions		Conferences	Electronic Products	Magazines(1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2(2)
Mens (includes POOL & Project)	7	1,407,690	—	3	—	—	—
Womens	2	515,820	—	—	—	—	—
Childrens	2	44,517	—	—	—	—	—
Sourcing	4	160,650	—	1	—	—	—
Licensing	2	239,013	2	8	2	729	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the year ended June 30, 2006.

Powersports and Automotive

        We serve the Powersports and Automotive market through 19 shows and 8 publications for both trade and consumer audiences for the last twelve months ended June 30, 2006.

        Key shows and publications include:

  •
  International Powersports Dealer Expo, the largest aftermarket accessories tradeshow in the United States targeted at powersports dealers, the 13 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports market;

  •
  Motor Age, the #1 publication for the automotive service repair market, and Aftermarket Business, the #1 aftermarket book in the United States, which provide Advanstar an important position in the automotive parts, supplies and services publishing market;

  •
  DIRTsports, a consumer magazine covering the off-road racing and motorsports market and Off-Road Business, the only publication exclusively serving the business-to-business component of the off-road marketplace; and

  •
  Off-Road Expo, acquired in late 2005, the largest off-road products consumer show in the United States, directed to enthusiasts involved in motorsports, rock crawling, dirtbikes, ATVs and other off-road and trail activities.

        The following table sets forth information relating to shows, conferences and magazines in our Powersports and Automotive segment in the last twelve months ended June 30, 2006:

Powersports and Automotive Events and Magazines

	Exhibitions		Conferences	Electronic Products	Magazines(1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2(2)
Automotive Aftermarket	—	—	—	6	4	2,866	3 of 4
Powersports/Motorcycle	15	1,436,514	—	19	2	1,322	1 of 2
Off-Road	3	227,800	—	4	2	1,045	2 of 2

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

Life Sciences

        We serve the Life Sciences market by dividing our teams and product portfolio into four sub-groups: Healthcare, Pharmaceutical/Science, Dental and Veterinary, providing two tradeshows, 48 conferences and 41 publications for the last twelve months ended June 30, 2006. We serve the healthcare group in both the primary and specialized care areas, such as practice management and managed healthcare, pharmacy, pediatrics, geriatrics, dermatology, and ophthalmology; the pharmaceutical and science group in areas such as spectroscopy, liquid and gas chromatography, and research, development, testing, regulatory compliance, manufacturing and marketing; the dental group in general and specialty dentistry; and the veterinary group in practice management and clinical medicine.

        Key shows, conferences and publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the practice management side of medicine;

  •
  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

  •
  LCGC, the #1 magazine in the United States in liquid and gas chromatography;

  •
  Drug Topics, the #1 magazine for pharmacists;

  •
  IVT Conferences, a worldwide conference provider of FDA validation and compliance information for the pharmaceutical industry;

  •
  Dental Products Report, the #1 publication serving the information needs of dentists since 1967, focusing on new products, techniques and trends in general, specialty cosmetic and restorative dentistry;

  •
  DVM, Veterinary Medicine, Veterinary Economics, the #2, #3, and #4 publications in the veterinary market serving all aspects of veterinary practice including clinical, practice management and industry news; and

  •
  Central Veterinary Conference, a conference and tradeshow for veterinary practice management and clinical medicine.

        The following table sets forth information relating to shows, conferences and magazines in our Life Sciences segment in the last twelve months ended June 30, 2006:

Life Sciences Events and Magazines

	Exhibitions		Conferences	Electronic Products(3)	Magazines(1)
Segment	Number	Net Square Footage	Number	Number	Number	Ad Pages	Number of our magazines ranked #1 or #2(2)
Dental	—	—	1	4	5	2,286	2 of 5
Healthcare	—	—	—	37	17	9,444	11 of 16
Pharmaceutical & Science	—	—	47	39	13	6,420	8 of 10
Veterinary	2	59,700	—	7	6	1,654	1 of 4

(1)
Excludes directories.

(2)
Ranking based only on measured magazines for the last twelve months ended June 30, 2006.

(3)
Excludes CME products

Company Operations

Shows and Conferences

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC tradeshows and our other large tradeshows and conferences. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of show dates from one quarter to another.

        The sales cycle for a future show typically begins during the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are made available at the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract for the future show. At some of our shows, reservations for a large portion of exhibit space for the next event are reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a show as a condition to participation.

        In addition to the sale of exhibit space, we market a wide range of promotional opportunities to exhibitors to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and can play a strategic role in show development. Conferences, workshops and other ancillary forums stimulate interest in the industry and drive attendance at the show. While show attendance is typically free for qualified attendees at tradeshows, participation in conferences at these shows can be a significant revenue source.

        Event promotion is primarily undertaken through direct mail, trade advertising and direct contact. In those industry groups for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating shows and conferences, we function in a capacity similar to a general contractor. We select and manage venues, hotels, and vendors for set-up, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago and Las Vegas. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors.

Publications

        We operate an efficient publishing infrastructure in the United States and the United Kingdom. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly-targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and re-qualified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout the United States and the United Kingdom. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is either staff-written; contributed or purchased from freelance writers; or industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film are completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

Direct Marketing Products and Other

        The Direct Marketing group is centrally managed, allowing our tradeshow and publishing executives to dedicate their activities to high value sales. In addition, our central telesales and product management provide professional skills to these specialized product offerings. The fulfillment of these sales, including direct mail and database marketing programs, reprint services, reference books, and internet and electronic products is managed through our publishing operations discussed above. We use internet and electronic products and services to complement our delivery of show, publishing and direct marketing and other products to our customers. We also use the internet as a cost effective method of developing qualifying magazine circulation and to register show and conference attendees.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in shows, conferences, publications and direct marketing products and other. In several industries, such as healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry group, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry group, in some cases, our competitors operate in several geographic markets and/or sectors. In the show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Show and conference competition in each market and country occurs on many levels. The venues and dates of shows play an important competitive role. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors, which target the same industry group, and there are also numerous indirect competitors, which define industries differently than we do and thus provide alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, trade names, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur and will continue to incur some costs to comply with these laws and regulations. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on, under, or from that property, even if they did not know of and were not responsible for the contamination. In addition, some environmental laws hold companies liable for the cleanup of landfills or other sites to which they may have sent waste. Based on available information, we do not believe we are responsible or liable for any such environmental contamination and we do not currently anticipate that the costs of complying with environmental laws and regulations will materially adversely affect us. However, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws and regulations.

Employees

        As of June 30, 2006, we had approximately 1,000 full-time equivalent employees. Of these full-time employees, approximately 60 employees were located in the United Kingdom with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation, which is not material to our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers of the Registrant

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Joseph Loggia	47	Chief Executive Officer and Director
James M. Alic	63	Vice President, Chairman of the Board and Director
Theodore S. Alpert	50	Vice President—Finance, Chief Financial Officer and Assistant Secretary
R. Steven Morris	54	Executive Vice President
Daniel M. Phillips	44	Executive Vice President
Laura McConnell	36	Executive Vice President
Eric I. Lisman	49	Executive Vice President Corporate Development
Ward D. Hewins	45	Vice President, General Counsel and Secretary
Rick Treese	36	Vice President—Chief Technical Officer
Nancy Nugent	53	Vice President—Human Resources
Georgiann DeCenzo	49	Vice President
OhSang Kwon	38	Director
Douglas B. Fox	59	Director
Charles Pieper	59	Director
James Finkelstein	57	Director

Executive Officers

        Joseph Loggia has served as Chief Executive Officer since January 1, 2004, and has served as our President and Director since May 2002. Prior to May 2002, he served as President and Chief Executive Officer of MAGIC (our subsidiary), President from August 1996, and Chief Operating Officer beginning in 1995. Prior to our acquisition of MAGIC, from January 1993 to August 1996 he served as MAGIC's President and Chief Executive Officer. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

        James M. Alic has served as Chairman of the Board since August 2004. He previously served as our Vice Chairman and Vice President from July 1996 to July 2004. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        Theodore S. Alpert has served as our Vice President-Finance, Chief Financial Officer, and Assistant Secretary since September 2006. From March 2005 to September 2006, he served as Chief Financial Officer of IPS Corporation. Previously, from October 2000 to September 2004, Mr. Alpert was Executive Vice President and Chief Financial Officer of Transtar Metal Holdings, Inc and from September 1988 to October 2000, he served as Executive Vice President and Chief Financial Officer of Centis Inc. (f/k/a 20th Century Plastics, Inc.).

        Eric I. Lisman has served as our Executive Vice President—Corporate Development since November 2001. He previously served as our General Counsel from September 1998 to February 2005. Prior to joining Advanstar, Mr. Lisman engaged in a private legal and investment banking practice. He also served from 1987-1997 as Corporate Counsel and General Counsel of Reed Publishing USA, the parent company of Reed Exhibition Companies and Cahners Publishing Company.

        Ward D. Hewins has served as our Vice President and General Counsel since February 2005. From July 2000 to February 2005, Mr. Hewins was our Deputy General Counsel. From March 1998 to July 2000, Mr. Hewins served as Assistant General Counsel for Interactive Data Corporation. From

October 1993 to March 1998 Mr. Hewins was a corporate associate and then a partner in the Boston office of Eckert Seamans Cherin & Mellott.

        Rick Treese has served as our Vice President and Chief Technology Officer since March of 2002, a role he moved to after two years as the CTO of Advanstar.com. Prior to Advanstar, Mr. Treese was Vice President of Technology at Goldman, Sachs & Company where he led the software development effort for the Equity Research Division. He is also co-author of the book "CTO Leadership Strategies", part of Aspatore Book's "Inside the Minds" series.

        Nancy Nugent has served as our Vice President, Human Resources since September 2006. Prior to joining Advanstar, she served as Vice President, Human Resources of Gemstar—TV Guide International, Inc. from May 2004 to August 2006. Prior to joining Gemstar—TV Guide International, Inc., Ms. Nugent engaged in an independent Human Resources consulting practice. From May 1993 to October 2002, Ms. Nugent served as Vice President, Human Resources of Warner Bros. Studio Stores.

Key Employees

        R. Steven Morris currently serves as Executive Vice President responsible for the Healthcare, Science and Pharmaceutical markets. Prior to June 2005, he was Vice President of the Market Development Group. Mr. Morris joined Advanstar in 2004. Prior to joining Advanstar, Mr. Morris was Chief Operating Officer for Metro International Newspapers for the Americas and Asia.

        Daniel M. Phillips has served as Executive Vice President of our Powersports and Automotive market group since 2003. Prior to that, he was Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as Group Publisher of America's Network, Telecom Asia and Comunicaciones magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications and events for EMAP (U.K.) in the area of IT & Telecommunications.

        Laura McConnell has served as Executive Vice President of our Fashion group since June 2006. Starting in 2002 through June 2006, she served as Vice President and General Manager of Advanstar's fashion group. Ms. McConnell was the general manager of WWDMAGIC from 2000 to 2002. Since joining Advanstar in 1997, Ms McConnell served in a variety of roles before being promoted to Vice President of Marketing and Attendee Development in 1999.

        Georgiann DeCenzo currently serves as Vice President responsible for the License and Market Development groups. Before being named to this position in March 2006, Ms. DeCenzo served as Vice President, Marketing & Communications and was responsible for corporate communications, marketing and research. Since joining Advanstar in 1998, Ms. DeCenzo has held numerous marketing roles at the Group and Corporate levels. Before joining Advanstar in 1998, Ms. DeCenzo served as Marketing Director of Penton Media's IndustryWeek.

Directors

        Joseph Loggia. See "Executive Officers."

        James M. Alic. See "Executive Officers."

        OhSang Kwon has served as a director since October 2000. Since July 2005, Mr. Kwon has been a partner of Avista Capital Holdings, LP, a private equity firm and also a Partner of MB Advisory Partners, LLC, which has been engaged by Credit Suisse Securities (USA), LLC to provide consulting services with respect to DLJ Merchant Banking portfolio companies. From February 2000 to June 2005, he served as a Partner, Principal, and Vice President of DLJ Merchant Banking, Inc. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an

Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York. Mr. Kwon currently serves on the board of directors of UAE Holdings Corp., MSW Energy Holdings II LLC and American Ref-Fuel Company LLC.

        Douglas B. Fox has served as a director and chairman of the audit committee since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Senior Vice President of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. from 1994 to 1996 and prior to that from 1987 to 1994 he served as President and Chief Operating Officer at Newsday in New York. Mr. Fox currently serves on the Board of Directors of The Vitamin Shoppe, Microban International, Ltd., Browne & Co., Young America and WI Link.

        Charles Pieper has served as a Director since August 2004. Mr. Pieper is a Managing Director of Credit Suisse Securities (USA), LLC in the Asset Management division. He is Vice Chairman of Alternative Investments, with oversight responsibility for Diversified Strategies, and heads the AI Business Development Task force. Prior to joining Credit Suisse in 2004, Mr. Pieper worked at General Electric for 18 years and served as President and Chief Executive Officer of GE Japan, Korea, Taiwan; GE Medical Systems Asia; Yokogawa Medical Systems; GE Lighting Europe and GE Trading Co. He joined GE in 1981, after five years in the Navy, including service in Vietnam. Mr. Pieper was also an Executive Advisor at the Boston Consulting Group and an Operating Partner with Clayton, Dubilier & Rice and spearheaded CD&R's European practice. Mr. Pieper holds a BA from Harvard College and an MBA from Harvard Business School, with distinction. Mr. Pieper is a Director of Grohe AG, Jostens, Inc., and Visant. He previously served as Chairman of the Board and Acting CEO of Alliant Foodservice, Inc., Chairman of the Board of Italtel Holding S.p.A. and North American Van Lines, Vice Chairman of Dynatech and held board positions in Mueller Holdings Inc., and Safilo S.p.A. and & Wastequip.

        James A. Finkelstein has served as a Director since October 2004. Mr. Finkelstein has been Executive Chairman of Thompson Publishing Group since May 2004. He is presently CEO of News Communications, Inc., which publishes Marquis Who's Who, LLC directories, publishes The Hill, the publication for Congress, and Dan's Publications. He is a partner at Avista Capital Partners since July 2005. Mr. Finkelstein also serves as a Director of WideOpenWest. He has served as Chairman of Global Media Partners at Credit Suisse First Boston from January 2004 to July 2005. Previously he served as media partner to DB Capital. From 1979 to 1998 he served as CEO of the National Law Publishing Company. Mr. Finkelstein has served on the Board of Directors of the Legal Aid Society, and New York University's Faculty of Arts and Sciences Board of Overseers, and was awarded an Honorary Doctor of Laws degree from Hofstra University.

        All of our directors also serve on the board of directors of Advanstar, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and the four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Long-Term Compensation Awards Securities Underlying Options/SARs	All Other Compensation(3)
Joseph Loggia Chief Executive Officer and Director(4)	2005 2004 2003	$625,000 625,000 500,000	$937,500 339,016 146,046	$1,800 990 — —	— — 600,000	$8,010 7,860 7,140
James M. Alic Chairman of the Board	2005 2004 2003	150,000 150,000 150,000	150,000 75,000 50,000	— — —	— 106,250 —	9,369 8,632 6,427
David W. Montgomery(5) Vice President—Finance, Chief Financial Officer and Secretary	2005 2004 2003	300,000 298,462 259,615	125,766 120,000 75,000	— — —	— — —	7,682 7,388 7,015
Eric I. Lisman Executive Vice President—Corporate Development	2005 2004 2003	362,000 362,000 361,539	151,814 144,800 65,639	— — —	— — —	7,924 7,597 7,379
Rick Treese Vice President—Chief Technical Officer	2005 2004 2003	249,615 239,731 232,692	88,117 84,000 38,165	— — —	— — —	6,941 6,638 6,559

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes the fair market value of perquisites and personal benefits provided for by our company.

(3)
Includes value of group term life insurance premiums paid for by our company for the benefit of the officer.

(4)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

(5)
Effective September 12, 2006, Mr. Montgomery resigned from the Company and was replaced by Mr. Theodore S. Alpert as the new Vice President-Finance, Chief Executive Officer and Assistant Secretary.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Holdings) during the year ended December 31, 2005 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		% of Total Options Granted to Employees in Fiscal Year
	Number of Secuities Underlying Options Granted
Name			Exercise Price ($/share)	Expiration Date
					5%($)	10% ($)
Rick Treese	50,000	11.8%	$10.00	2015	$314,447	$796,871

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005. None of the unexercised options were "in the money" at December 31, 2005 based on a good faith estimate of the fair market value of the stock price by our Board of Directors.

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Alic	—	—	223,440	51,560	—	—
Joseph Loggia	—	—	674,167	425,833	—	—
David W. Montgomery	—	—	196,875	53,125	—	—
Eric I. Lisman	—	—	153,124	46,876	—	—
Rick Treese	—	—	30,312	54,688	—	—

        The following table sets forth the shares issued and issuable and exercise price for our equity compensation plan as of December 31, 2005.

Equity Compensation Plan Information

	Number of Shares To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Securities)
Equity compensation plan approved by security holders	3,965,000	$10.00	107,789

        We do not have any equity compensation plans that were not approved by shareholders.

Stock Option and Incentive Plans

  2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings ("Holdings") on October 11, 2000 and amended by the board of Holdings as of September 17, 2002, December 10, 2002, and April 19, 2005. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

        Purpose of the Plan.    The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Holdings.

        Administration of the Plan.    The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

        Eligibility and Participation.    Eligibility to participate in the plan is limited to key employees of Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Holdings common stock.

        Type of Awards Under the Plan.    The plan provides that the compensation committee may grant non-statutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

        Number of Authorized Shares.    Holdings has authorized a maximum of 4,072,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,965,000 have been granted and remain outstanding as of December 31, 2005. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Holdings' capitalization.

        Put and Call Rights.    Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

        Change in Control.    If there is a change in control of Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements). A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ Merchant Banking funds, of more than 51% of the outstanding voting securities of Holdings or a sale of all or substantially all of Holdings' assets.

        Amendment and Termination.    Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Holdings on October 11, 2000 to promote the interests of Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Holdings' equity investors. Upon the closing of the DLJ Acquisition, 1,100,000 million shares of common stock of Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Holdings. The principal and accrued interest on the non-recourse loans were settled in full in 2004.

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future domestic employees of Advanstar, Inc. or any other domestic subsidiary who are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 100% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan after the employee has completed one year of service, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Loggia entered into an employment agreement with Advanstar, Inc. dated as of November 21, 2003, which was amended and restated effective June 22, 2005. Pursuant to the agreement, Mr. Loggia will continue to act as chief executive officer of Advanstar, Inc. and Advanstar Communications Inc. through December 31, 2007, followed by successive three year employment terms unless terminated by either party in accordance with the agreement. Mr. Loggia is entitled to an annual base salary of $625,000 and an annual bonus based on Advanstar, Inc.'s EBITDA for any year, up to a maximum bonus in any one year of 150% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by Advanstar, Inc. without "cause" or terminates his employment for "good reason," each as defined in the agreement, he will be entitled to the continuation of his base salary for a period of two years following his termination, and the greater of his bonus that would have been payable to him had he remained employed through the end of the fiscal year or the annual bonus received by Mr. Loggia in 2004. Mr. Loggia's agreement also includes provisions triggered by a qualifying change in control, as defined in the agreement, including accelerated vesting of his stock options, and change in control bonus, calculated based upon the effective purchase price per share, and not to exceed $4,000,000. Mr. Loggia also has entered into a new non-compete and confidentiality agreement with Advanstar, Inc. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause or as a result of his death or disability.

        Mr. Alic entered into an employment agreement with Advanstar, Inc., which was amended effective March 1, 2002, September 15, 2004 and February 1, 2006. The amended agreement provides for a fixed term through December 31, 2007, and continuation thereafter upon agreement mutual agreement of the parties. Pursuant to the amended agreement, Mr. Alic will serve as Chairman and will be entitled to an annual base salary of $150,000 and up to a maximum bonus in 2005, 2006 and 2007 of 100% of his base salary. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with Advanstar, Inc. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Alic may not hire any employee or solicit any tradeshow or publishing business from a third party that has a relationship or contract with us.

        Advanstar, Inc. currently has a severance arrangement with Theodore S. Alpert, our and Advanstar, Inc.'s Vice President-Finance, Chief Financial Officer and Assistant Secretary. In the event that Mr. Alpert's employment is involuntarily terminated for any reason other than for cause, the arrangement provides that Mr. Alpert will receive a termination payment equal to twelve months of salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President—Corporate Development. In the event that Mr. Lisman's employment is terminated for any reason other than for cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Ward D. Hewins, its Vice President and General Counsel. In the event that Mr. Hewins' employment is terminated for any reason other than for cause or if Mr. Hewins' principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Hewins will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        Advanstar Communications Inc. currently has a severance arrangement with Nancy Nugent, its Vice President, Human Resources. In the event that Ms. Nugent's employment is terminated for any reason other than for cause, the arrangement provides that Ms. Nugent will receive a six months of salary continuation.

        We do not have employment agreements with our other named executive officers.

Director Compensation

  Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors would be compensated for their services as a director.

Other Arrangements

        On October 1, 2004, Mr. James Finkelstein was appointed as a member of the board of directors. Mr. Finkelstein receives an annual retention fee of $50,000. He also was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Finkelstein is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        On September 17, 2002, Mr. Douglas B. Fox was appointed as a member of the board of directors. Mr. Fox receives an annual retention fee of $40,000 and, through Renaissance Brands, LTD, a company wholly owned by Mr. Fox, a separate annual advisory fee of $40,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting upon the grant date and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        During the periods up to and including 2005, we did not have a compensation committee. During the fiscal year ended December 31, 2005, Messrs. Loggia and Alic participated in deliberations of our board of directors concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company, Advanstar, Inc., which is wholly-owned by Advanstar Holdings. The following table sets forth information with respect to the beneficial ownership of Holdings' common stock as of October 4, 2006 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of October 4, 2006. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned		Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and related investors	35,966,117	(1)	98.1%
Joseph Loggia	674,167	(2)	1.8%
James M. Alic	366,743	(3)	1.0%
Eric I. Lisman	156,250	(4)	*
Rick Treese	38,750	(5)	*
Theodore S. Alpert	—		—
Douglas B. Fox 223 Wall Street, Box 318 Huntington, New York 11743	20,000	(6)	*
James Finkelstein(8) 2 Park Avenue, Suite 1405 New York, New York 10019	15,000	(7)	*
OhSang Kwon(8) 65 East 55th St., 18th Floor New York, New York 10022	—		—
Charles Pieper(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—		—
All directors and officers as a group (9 persons)	1,270,910		3.4%
*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 35,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc. and DLJ Partners III GmbH & Co. KG and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJ ESC II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. See "Item 13.—Certain Relationships and Related Party Transactions." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 674,167 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 108,516 shares, warrants to purchase 34,787 shares and 223,440 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 156,250 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 38,750 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 20,000 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 15,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Shares shown for Messrs. Kwon, Finkelstein and Pieper exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership. Messrs. Finkelstein and Kwon are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Pieper is an employee at Credit Suisse Securities (USA) LLC where he is a Managing Director with DLJ Merchant Banking Partners.

        Advanstar has no securities authorized for issuance under equity compensation plans; all equity issued as compensation consists of equity of Holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Advanstar Holdings was acquired by the DLJ Merchant Banking Partners III, L.P. and related funds in October 2000 ("The Acquisition").

        Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of the DLJ Merchant Banking funds, has received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. CSS (USA) acts as our financial advisor and acted as our financial advisor in connection with the Thomson acquisition, was one of the initial purchasers of the second priority senior secured notes issued in August and September of 2003 and was an initial purchaser of our senior subordinated notes and the parent company discount notes. We paid fees of $10.4 million in 2003, plus out-of-pocket expenses for these services. No fees were paid in 2004 or for the first half of 2006 related to financings.

        In May 2005, the Company paid a consulting fee of $1.5 million to CSS (USA), an affiliate, related to the sale of the Portfolio Group. In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to our tender offer.

        In connection with the Acquisition, Advanstar Holdings agreed to pay CSS (USA) an annual advisory fee of $0.5 million beginning October 11, 2000 when the acquisition of Advanstar by DLJ Merchant Banking Partners III, L.P. and related funds occurred ("The Acquisition") until the earlier to occur of:

  (1)
  an initial public offering of Advanstar Holdings;

  (2)
  the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Advanstar Holdings' common stock held by them on the closing date of the Acquisition; and

  (3)
  October 11, 2005.

        Subsequently, CSS (USA) assigned its rights under this agreement to DLJ Merchant Banking Funds.

        Advanstar Holdings is a holding company and has no direct material operations or source of cash to pay this obligation other than by distributions from its subsidiaries including Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with CSS (USA) or one of its affiliates pursuant to which CSS (USA) or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of CSS (USA) against a variety of liabilities, including liabilities under the federal securities laws.

Stockholders Agreement

        Advanstar Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Advanstar Holdings (collectively, including Mr. Alic, the "Advanstar Holdings Stockholders") entered into a stockholders' agreement at the closing of the DLJMB acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Advanstar Holdings who is required by the stockholders' agreement or by any other agreement or plan of Advanstar Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement.

        The terms of the stockholders' agreement restrict transfers of shares of Advanstar Holdings capital stock by the Advanstar Holdings Stockholders, except to permit transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Advanstar Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Advanstar Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Advanstar Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the six members of the board of directors of Advanstar Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial ownership of senior discount notes of Advanstar, Inc. (and thereafter will have rights to an observer). In addition, the DLJ Merchant Banking funds are permitted to expand Advanstar Holdings' board and select all of the additional directors. Messrs. Finkelstein, Kwon and Pieper are the directors selected by the DLJ Merchant Banking funds. As of June 30, 2006, DLJ Investment Partners no longer owns Advanstar, Inc.'s senior discount notes, so they can no longer select a member of the board.

        Under the stockholders' agreement, the Advanstar Holdings Stockholders entered into a registration rights agreement with Advanstar Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the holders of the warrants issued with the parent company notes have exercised a demand), and the holders of the warrants issued with the parent company notes will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Advanstar Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

Relationship with Advanstar.com

        Our affiliate, Advanstar.com, has developed vertical community web sites to serve industry groups that we target and operates our event and publication-related web sites. We provide Advanstar.com with limited administrative support services in accounting, finance, legal, human resource management, information technology and business development. These services are charged to Advanstar.com based on level of activity. In addition, selected staff in editorial and other functions at Advanstar will be shared with Advanstar.com. To the extent the percentage of time devoted by our employees to Advanstar.com activities is significant, appropriate allocations of staff cost are made to Advanstar.com.

        Effective January 1, 2005, we began consolidating the operations of Advanstar.com, Inc. (Advanstar.com) with our operations upon the adoption of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities." As a result of the adoption of FASB Interpretation No. 46R, we recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

        Prior to January 1, 2005, we recorded advances and notes issued in support of Advanstar.com operations as an operating expense in our consolidated statement of operations. Net advances and notes charged to our operations during the years ended December 31, 2004 and 2003 were $3.3 million and $1.1 million. In May 2004, the Company made a $1.9 million advance to Advanstar.com to fund the settlement of Advanstar.com's outstanding New York lease obligations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided by a syndicate of financial institutions led by Credit Suisse, as joint lead arranger, joint bookrunner and syndication agent, and Goldman Sachs, as joint lead arranger and joint bookrunner. The credit facility consists of (i) a $10 million term loan and (ii) a $50 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The credit facility matures in May 2009.

        Loans under the credit facility bear interest, at our option, at the reserve adjusted LIBOR rate plus a margin of 2.5% or the alternate base rate plus a margin of 1.5%. Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for the revolving loans.

        We are required to pay commitment fees on the unused revolving commitments under our credit facility at an annual rate of 2.5%, in the case of standby letters of credit of 0.50%. The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at an annual rate the LIBOR margin for revolving loans of 2.5%, or 1.25%, in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Our direct and indirect parent companies, Advanstar, Inc. and Advanstar Holdings, and all our direct and indirect domestic subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of us and the subsidiary guarantors, including a pledge of all of the stock of all our existing or future domestic subsidiaries and 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of us and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by Advanstar, Inc. of our capital stock and the capital stock of Advanstar IH, Inc.;

  •
  a pledge by Advanstar Holdings of the capital stock of Advanstar, Inc.; and

  •
  a negative pledge on all assets of our company and its subsidiaries.

        The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

  (2)
  restrictions on dividends and redemptions of stock,

  (3)
  limitations on redemptions and prepayments of subordinating debt (including the notes), and

  (4)
  restrictions on mergers and acquisitions, and sales of assets and sale-leaseback transactions.

        The credit facility contains customary events of default, including events of default triggered by a failure to pay principal or interest on the loans, a failure to comply with covenants, a failure by Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries) to pay material judgments, a cross default to other indebtedness of Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries), a material breach of our representations and warranties, certain ERISA events, a change of control (as defined in the credit facility documents) and, with respect to Advanstar Holdings and certain of its subsidiaries including Advanstar and its subsidiaries), certain bankruptcy and insolvency events. Borrowings under the credit facility are subject to significant conditions, including the absence of any material adverse change.

Parent Company Notes

        As part of the financing for the DLJMB acquisition, Advanstar, Inc. issued and sold units consisting of senior discount notes due October 15, 2011 and warrants to purchase common stock of its parent company. Interest is payable in cash on each April 15 and October 15. The parent company notes are senior unsecured obligations of our parent but effectively rank junior to all liabilities of its subsidiaries, including our obligations under the notes issued hereby.

        The parent company notes are subject to redemption at Advanstar, Inc.'s option at any time at the redemption prices, expressed as a percentage of accreted value, plus accrued interest, as described below:

Period	Redemption Price
October 15, 2005–October 14, 2006	107.500%
October 15, 2006–October 14, 2007	103.750%
October 15, 2007–October 14, 2008	101.875%
Thereafter	100.000%

        Holders have the option of requiring Advanstar, Inc. to repurchase their parent company notes upon a change of control at a repurchase price equal to 101% of the accreted value of the parent company notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar, Inc. does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the parent company notes at a repurchase price equal to accreted value of the parent company notes plus accrued interest.

        The indenture governing the parent company notes restricts the ability of Advanstar, Inc. and its restricted subsidiaries, including our company and our subsidiaries, to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of Advanstar, Inc.'s subsidiaries, including our company, to make dividends or loans, transfer assets or repay debt to Advanstar, Inc.;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The parent company notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by Advanstar, Inc. or its restricted subsidiaries (including Advanstar and its subsidiaries) to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Advanstar, Inc. and its restricted subsidiaries (including Advanstar and its subsidiaries).

Second Priority Senior Secured Notes

        We issued $230.0 million aggregate principal amount of 10 3/4% second priority senior secured notes due 2010 in August 2003 and $70 million aggregate principal amount of second priority senior secured notes due 2010 in September 2003. The second priority senior secured notes are our general senior obligations and rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The second-lien senior secured notes are guaranteed by each of our restricted subsidiaries, other than our foreign subsidiaries. The second priority senior secured notes are secured by second priority liens, subject to certain exceptions and permitted liens, on the collateral securing our credit facility, other than the capital stock of certain of our subsidiaries, Advanstar, Inc.'s assets and the assets of Advanstar Holdings. The rights of the holders of the second priority senior secured notes with respect to the collateral are governed by security documents and an intercreditor agreement.

        The 10 3/4% second priority senior secured notes bear interest at an annual rate of 10 3/4%, payable on May 15 and November 15 of each year, beginning on November 15, 2003.

        The 10 3/4% second priority senior secured notes are subject to redemption, in whole or in part, at our option, at any time on or after February 15, 2008 at the redemption prices described below if redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        Upon a change of control, at any time prior to February 15, 2008, in the case of the 10 3/4% second priority senior secured notes, we also have the right to redeem the second-lien senior secured notes at a price equal to 100% of their principal amount plus the applicable premium (as defined in the indenture governing the second-lien senior secured notes) and accrued and unpaid interest.

        Upon the occurrence of a change in control, unless we shall have exercised our right to redeem the second-lien senior secured notes, the holders of the second-lien senior secured notes will have the option of requiring us to repurchase the second priority senior secured notes at a repurchase price of 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. In addition, to the extent that we do not reinvest the proceeds of specified asset sales in our business or use those proceeds to repay certain indebtedness, we will be required to use the proceeds to make an offer to repurchase the existing second-lien senior secured notes at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

        The indenture governing the second-lien senior secured notes contains covenants that restrict our ability and the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends, including to our parent company, or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of our subsidiaries to make dividends or loans, transfer assets or repay debt to us;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The second priority senior secured notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our material subsidiaries.

DESCRIPTION OF NOTES

        The notes were issued under an indenture, dated as of February 21, 2001, among Advanstar, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The indenture is limited in aggregate principal amount to $250.0 million, of which $160.0 million aggregate principal amount was issued in the offering. Additional notes may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Indebtedness." These additional notes may vote as a class with the notes.

        The following summary highlights material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of many terms used below. The indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

        In this "Description of Notes", Advanstar refers to Advanstar Communications, Inc. and not any of its subsidiaries.

General

        The notes are unsecured, senior subordinated obligations of Advanstar, initially limited to $160.0 million aggregate principal amount, and will mature on February 15, 2011. Each note bears interest at the annual rate of 12% from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year commencing on August 15, 2001 to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

        Interest is computed on the basis of a 360 day year comprised of twelve 30 day months. Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of Advanstar in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the trustee in New York, New York. However, at the option of Advanstar, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register. No service charge will be made for any registration of transfer or exchange of notes, but Advanstar may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

        We may redeem, the notes, in whole or in part, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the redemption prices, expressed in percentages of principal amount, set forth below, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2006	106.000%
2007	104.000%
2008	102.000%
2009 and thereafter	100.000%

        Selection of notes in partial redemption.    If we are redeeming less than all of the notes at any time, the trustee will select the notes for redemption

  •
  if the notes are not so listed on a pro rata basis by lot or

  •
  by any other method as the trustee shall deem fair and appropriate provided that no notes of $1,000 or less shall be redeemed in part. If we intend to redeem any note in part, the notice of redemption that we send to you will state the portion of the principal amount to be redeemed, and we will issue to you a new note in principal amount equal to the unredeemed portion when we cancel the original note.

Ranking and Subordination

        The payment of the principal of, premium, if any, and interest on the notes is subordinated in right of payment, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of Advanstar. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein.

        As of June 30, 2006, the outstanding Senior Indebtedness of Advanstar was $313.9 million, exclusive of unused commitments. Although the indenture contains limitations on the amount of additional Indebtedness that Advanstar may Incur, the amount of such Indebtedness could be substantial and, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Indebtedness" below.

        "Senior Indebtedness" is defined, as the Bank Indebtedness and all other Indebtedness of Advanstar, including accrued and unpaid interest thereon, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Advanstar at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding, and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment to the notes whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed; however, Senior Indebtedness will not include

  (1)
  any obligation of Advanstar to any Subsidiary,

  (2)
  any liability for Federal, state, foreign, local or other taxes owed or owing by Advanstar,

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

  (4)
  any Indebtedness, Guarantee or obligation of Advanstar that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Advanstar, including any Senior Subordinated Indebtedness and any Subordinated Obligations or

  (5)
  any Capital Stock.

        Only Indebtedness of Advanstar that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the indenture. The notes will in all respects rank equally with all other indebtedness of Advanstar.

        Advanstar may not pay principal of, premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any notes, collectively, "pay the notes", if

  (1)
  any Senior Indebtedness is not paid when due in cash or Cash Equivalents or

  (2)
  any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, Advanstar may pay the notes without regard to the foregoing if Advanstar and the trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default, other than a default described in clause (1) or (2) of the second preceding sentence, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee, with a copy to Advanstar, of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated

  (1)
  by written notice to the Trustee and Advanstar from the Person or Persons who gave such Blockage Notice,

  (2)
  because the default giving rise to such Blockage Notice is no longer continuing or

  (3)
  because such Designated Senior Indebtedness has been repaid in full.

        Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

        Upon any payment or distribution of the assets or securities of Advanstar upon a total or partial liquidation, dissolution, reorganization or bankruptcy of or similar proceeding relating to Advanstar or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness, including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed, before the holders of the notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an Event of Default, Advanstar or the trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. Advanstar may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of Advanstar who are holders of Senior Indebtedness may recover more, ratably, than the noteholders.

Guarantees

        Each Guarantor will unconditionally guarantee, jointly and severally, to each holder and the trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, and of all other obligations under the indenture.

        The Note Guarantees are subordinated to all Guarantor Senior Indebtedness of such Guarantor on the same basis as the notes are subordinated to Senior Indebtedness of Advanstar. As of June 30, 2006, there were approximately $313.9 million of Guarantor Senior Indebtedness, all of which was represented Guarantees of borrowings under the Senior Credit Agreement. Although the indenture contains limitations on the amount of additional Indebtedness that Advanstar's Restricted Subsidiaries may Incur, the amount of such Indebtedness could be substantial and such Indebtedness may be Guarantor Senior Indebtedness. See "Certain Covenants—Limitation on Indebtedness" below. See "—Ranking and Subordination" above.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, including, without limitation, any Guarantees under the Senior Credit Agreement, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Guarantor may consolidate with or merge into or sell its assets to Advanstar or another Wholly-Owned Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than Advanstar or a Wholly-Owned Guarantor (whether or not affiliated with the Guarantor) except that if the surviving corporation of any such merger or consolidation is a Subsidiary of Advanstar, such Subsidiary shall not be a Foreign Subsidiary. Upon the sale or disposition of a Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Guarantor) that is not a Subsidiary of Advanstar, which sale or disposition is otherwise in compliance with the indenture (including the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), such Guarantor will be deemed released from all its obligations under the indenture and its Note Guarantee and such Note Guarantee will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such Guarantor under the Senior Credit Agreement and all of its Guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of Advanstar will also terminate upon such release, sale or transfer.

Change of Control

        Upon the occurrence of any of the following events, each, a "Change of Control", unless Advanstar shall have exercised its right to redeem the notes as described under "—Optional Redemption," each holder will have the right to require Advanstar to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date:

  (1)
  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of Advanstar;

  (3)
  the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13D-3 and Rule 13D-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 35% or more of the voting power of the outstanding voting stock of Advanstar; or

  (4)
  the first day on which a majority of the members of the Board of Directors of Advanstar are not Continuing Members.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of Advanstar who:

  (1)
  was a member of Advanstar's Board of Directors immediately after the Issue Date; or

  (2)
  was nominated for election or elected to Advanstar's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of Advanstar's Board of Directors at the time of that nomination or election.

        "Principals" means the DLJ Merchant Banking Funds.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        Within 30 days following any Change of Control, unless Advanstar has mailed a redemption notice with respect to all the outstanding notes in connection with such Change of Control as described under "—Optional Redemption," Advanstar will mail a notice to each holder with a copy to the trustee stating:

  (1)
  that a Change of Control has occurred and that such holder has the right to require Advanstar to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (3)
  the procedures determined by Advanstar, consistent with the indenture, that a holder must follow in order to have its notes purchased.

        Advanstar will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Advanstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue thereof.

        The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of Holdings, Parent, Advanstar and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Advanstar to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Advanstar. Finally, Advanstar's ability to pay cash to the holders upon a repurchase may be limited by Advanstar's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement will (and other Senior Indebtedness may) prohibit Advanstar's prepayment of notes prior to their scheduled maturity. Consequently, if Advanstar is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, Advanstar will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Advanstar by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Advanstar and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Advanstar is required to make an offer to repurchase the notes as described above.

Certain Covenants

        The indenture contains certain covenants including, among others, the following:

        Limitation on Indebtedness.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Advanstar and its Restricted Subsidiaries that are Guarantors may Incur Indebtedness if on the date thereof, after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio for Advanstar and its Restricted Subsidiaries is less than 6.00 to 1.00.

(b)
Notwithstanding the foregoing paragraph (a), Advanstar and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)
Indebtedness Incurred pursuant to the Senior Credit Agreement of up to $545.0 million outstanding at any time;

(2)
the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to paragraph (a) or clause (1) of this paragraph (b);

(3)
Indebtedness of Advanstar owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Advanstar or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness, except to Advanstar or a Wholly-Owned Subsidiary, will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

  (4)
  Indebtedness represented by

  (x)
  $160.0 million aggregate principal amount of the notes and the Note Guarantees,

  (y)
  any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3)) outstanding on the Issue Date and

  (z)
  any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to paragraph (a) above;

  (5)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary, was acquired by Advanstar; provided, however, that at the time such Restricted Subsidiary is acquired by Advanstar, Advanstar would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

  (6)
  Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Advanstar or its Restricted Subsidiaries, as determined in good faith by the Board of Directors or senior management of Advanstar, and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Advanstar or its Restricted Subsidiaries Incurred without violation of the indenture or to business transactions of Advanstar or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; and

  (7)
  Indebtedness (other than Indebtedness described in clauses (1)-(6)) in a principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed $20.0 million.

(c)
Neither Advanstar nor any Restricted Subsidiary will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of Advanstar unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

(d)
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, Advanstar, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

(e)
Advanstar will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

        Limitation on Layering.    Advanstar will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Guarantor.

        Limitation on Restricted Payments.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to

  •
  declare or pay any dividend or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving Advanstar or any of its Restricted Subsidiaries, except

  (A)
  dividends or distributions payable in its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to purchase such Capital Stock and

  (B)
  dividends or distributions payable to Advanstar or a Restricted Subsidiary of Advanstar, and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis,

  •
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of Advanstar held by Persons other than a Restricted Subsidiary of Advanstar or any Capital Stock of a Restricted Subsidiary of Advanstar held by any Affiliate of Advanstar, other than another Restricted Subsidiary, in either case, other than in exchange for its Capital Stock (other than Disqualified Stock,

  •
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, or

  •
  make any Investment, other than a Permitted Investment, in any Person,

        We refer to any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as a "Restricted Payment".

        if at the time Advanstar or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing, or would result therefrom; or

  (2)
  Advanstar is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

  (A)
  (1) Consolidated EBITDA accrued during the period, treated as one accounting period, from January 1, 2001 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available, or, in case such Consolidated EBITDA is a deficit, minus 100% of such deficit, less

  (2)
  150% of Consolidated Interest Expense for such period;

  (B)
  the aggregate Net Cash Proceeds received by Advanstar from the issue or sale of its Capital Stock, other than Disqualified Stock, or other capital contributions subsequent to the Issue Date, other than net proceeds to the extent

  (x)
  used to redeem notes or

      (y)
      received from an issuance or sale of such Capital Stock to a Subsidiary of Advanstar or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Advanstar or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

    (C)
    the amount by which Indebtedness of Advanstar is reduced on Advanstar's balance sheet upon the conversion or exchange, other than by a Subsidiary of Advanstar, subsequent to the Issue Date of any Indebtedness of Advanstar convertible or exchangeable for Capital Stock of Advanstar, less the amount of any cash, or other property, distributed by Advanstar upon such conversion or exchange; and

    (D)
    the amount equal to the net reduction in Investments, other than Permitted Investments, made by Advanstar or any of its Restricted Subsidiaries in any Person resulting from

    (1)
    repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets as a return of capital or similar payment, excluding by way of dividend or distribution, by such Person to Advanstar or any Restricted Subsidiary of Advanstar or

    (2)
    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investment", not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments, excluding Permitted Investments, previously made by Advanstar or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (D) to the extent it is already included in Consolidated Net Income.

(b)
The provisions of paragraph (a) will not prohibit:

(1)
any purchase or redemption of Capital Stock or Subordinated Obligations of Advanstar made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Advanstar (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Advanstar or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that

(A)
such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and

(B)
the Net Cash Proceeds from such sale will be excluded from clause (3) (B) of paragraph (a);

(2)
any purchase or redemption of Subordinated Obligations of Advanstar made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Advanstar; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)
any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock," below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  (4)
  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  (5)
  cash dividends to Parent or Holdings for the purpose of, and in amounts equal to, amounts required to permit Parent or Holdings

  (A)
  to redeem or repurchase Capital Stock of Parent or Holdings from existing or former employees or management of Parent, Holdings, Advanstar or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  (B)
  to make loans or advances to employees or directors of Advanstar or any Subsidiary the proceeds of which are used to purchase Capital Stock of Parent or Holdings; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  (C)
  to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of Advanstar and its Subsidiaries, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses Incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Parent or Holdings and Advanstar; provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments and

  (D)
  so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Parent or Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments; provided further, however, that the aggregate amount of dividends paid to Parent or Holdings pursuant to this clause (5) (other than payments for taxes permitted by clause (C)) shall not exceed $3.0 million in any fiscal year;

  (6)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price hereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments; and

  (7)
  so long as no Default or Event of Default has occurred and is continuing, any other Restricted Payment which, together with all other Restricted Payments made under this clause (7) since the Issue Date, does not exceed $20.0 million; provided that such payments will be included in subsequent calculations of the amounts of Restricted Payments.

        Limitation on Liens.    Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien, other than Permitted Liens and Liens securing Senior Indebtedness and Guarantor Senior Indebtedness, upon any of its property or assets (including Capital Stock), whether owned on the date of the indenture or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Advanstar will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Advanstar,

  (2)
  make any loans or advances to Advanstar or

  (3)
  transfer any of its property or assets to Advanstar,

        except

    (a)
    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the indenture (including, without limitation, the Senior Credit Agreement);

    (b)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Advanstar (other than Indebtedness Incurred as consideration in, or to provide, all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Advanstar) and outstanding on such date;

    (c)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of the notes than encumbrances and restrictions contained in such agreements;

    (d)
    in the case of clause (3) above, any encumbrance or restriction

    (A)
    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract,

    (B)
    by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Advanstar or any Restricted Subsidiary not otherwise prohibited by the indenture,

    (C)
    contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or

    (D)
    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Advanstar or any Restricted Subsidiary;

    (e)
    any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (f)
    encumbrances or restrictions arising or existing by reason of applicable law; and

    (g)
    encumbrances or restrictions arising or existing by reason of customary provisions in joint venture agreements and other similar agreements.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless,

  •
  Advanstar or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and

  •
  at least 85% of the consideration thereof received by Advanstar or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

        With respect to any Asset Disposition occurring on or after the Issue Date from which Advanstar or any Restricted Subsidiary receives Net Available Cash, Advanstar or such Restricted Subsidiary shall apply an amount equal to 100% of the Net Available Cash from such Asset Disposition at its election, to either

  (1)
  prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any Preferred Stock, of a Wholly-Owned Subsidiary, in each case other than Indebtedness owed to Advanstar or an Affiliate of Advanstar other than Bank Indebtedness, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (2)
  invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or (3) make an offer pursuant to paragraph (b) to purchase the notes and other Senior Subordinated Indebtedness outstanding with similar provisions requiring Advanstar to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition, the "Pari Passu Notes", at 100% of the principal amount thereof, or 100% of the accreted value of such Pari Passu Notes so tendered if such Pari Passu Notes were issued at a discount, plus accrued and unpaid interest, if any, to the date of purchase;

        provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, Advanstar or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any), unless such commitment is for the provision of a revolving credit facility, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions, Advanstar and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $1.0 million. Any Net Available Cash from an Asset Disposition that is not invested or applied as provided and within the time period set forth in clauses (1) and (2) of the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

        For the purposes of this covenant and for no other purpose, the following will be deemed to be cash:

  (x)
  the assumption by the transferee of Senior Indebtedness of Advanstar or Indebtedness of any Restricted Subsidiary of Advanstar and the release of Advanstar or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition, in which case Advanstar will, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (1) of the preceding paragraph;

  (y)
  securities received by Advanstar or any Restricted Subsidiary of Advanstar from the transferee that are promptly converted by Advanstar or such Restricted Subsidiary into cash; and

  (z)
  the fair market value, as determined by the Board of Directors of Advanstar in good faith, of any Designated Noncash Consideration received by Advanstar or any of its Restricted Subsidiaries in any Asset Disposition, taken together with the fair market value, as determined by the Board of Directors of Advanstar in good faith, of all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in which case such Designated Noncash Consideration shall not constitute Net Available Cash.

(b)
When the aggregate amount of Excess Proceeds exceeds $5.0 million, with lesser amounts to be carried forward for purposes of determining whether an Offer, as defined, is required with respect to the Excess Proceeds from any subsequent Asset Disposition, Advanstar will be required to apply such Excess Proceeds to the repayment of the notes and any Pari Passu Notes as follows:

  (A)
  Advanstar will make an offer to purchase (an "Offer") within ten days of such time from all holders of the notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding, principal amount of the notes and the outstanding principal amount, or accreted value, as the case may be, of the Pari Passu Notes at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and

  (B)
  Advanstar will make an offer to purchase any Pari Passu Notes, a "Pari Passu Offer", in an amount equal to the excess of the Excess Proceeds over the note Amount at a purchase price of 100% of the principal amount, or accreted value, as the case may be, thereof plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures, including prorating in the event of oversubscription, set forth in the documentation governing such Pari Passu Notes with respect to the Pari Passu Offer. If the aggregate purchase price of the notes and Pari Passu Notes tendered pursuant to the Offer and the Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to Advanstar to fund other corporate purposes not otherwise prohibited by the indenture.

(c)
Advanstar will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Advanstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue thereof.

        Limitation on Asset Swaps.    Advanstar will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time or entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  in the event such Asset Swap involves the transfer by Advanstar or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Advanstar in good faith, in excess of $1.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Advanstar and

  (3)
  in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, Advanstar has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Advanstar or such Restricted Subsidiary, as the case may be, from a financial point of view.

        Limitation on Affiliate Transactions.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of Advanstar, an "Affiliate Transaction", unless:

  (1)
  the terms of such Affiliate Transaction are no less favorable to Advanstar or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2)
  in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Advanstar and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (1) above); and

  (3)
  in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, Advanstar has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that this clause (3) will not apply to any Affiliate Transaction with any joint venture or similar entity in which the Principals and their Related Parties do not have any direct or indirect interests other than the interests of Advanstar and its Restricted Subsidiaries in such joint venture or similar entity.

(b)
The foregoing paragraph (a) will not apply to

(1)
any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;"

(2)
any issuance of

(A)
securities to any of the Principals and Related Parties or

(B)
securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Advanstar;

(3)
loans or advances to employees in the ordinary course of business of Advanstar or any of its Restricted Subsidiaries;

(4)
any transaction between Advanstar and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries;

(5)
payments of customary fees by Advanstar or any of its Restricted Subsidiaries to the DLJ Merchant Banking Funds and their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures; and

(6)
transactions on arm's-length basis with Advanstar IH, Inc. and its subsidiaries in the ordinary course of business; provided, in the case of this clause (6), that any individual transaction or series of related transactions consummated in a twelve month period in excess of $5.0 million shall require the written opinion referred to in clause (a)(3) above.

        Limitation on Dispositions of Capital Stock of Restricted Subsidiaries.    Advanstar

  (1)
  will not, and will not permit any Restricted Subsidiary of Advanstar to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than Advanstar or a Wholly-Owned Subsidiary), unless

  (A)
  such transfer, conveyance, sale, lease or other disposition is a sale of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, Advanstar owns

  (x)
  more than 50% of the outstanding common stock of such Restricted Subsidiary or

  (y)
  none of the outstanding common stock of such Restricted Subsidiary and

  (B)
  the cash net proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock"; and

  (2)
  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Advanstar or a Wholly-Owned Subsidiary, unless such issuance is an issuance of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, Advanstar owns

    (x)
    more than 50% of the outstanding common stock of such Restricted Subsidiary or

    (y)
    none of the outstanding common stock of such Restricted Subsidiary.

        Reports.    Notwithstanding that Advanstar may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Advanstar will file with the Commission, and provide, within 15 days after Advanstar is required to file the same with the Commission, the Trustee and the holders of the notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that Advanstar is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Advanstar will nevertheless deliver such Exchange Act information to the Trustee and the holders of the notes as if Advanstar were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

        Merger and Consolidation.    Advanstar will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust, limited liability company or other similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not Advanstar, will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Advanstar under the notes and the indenture;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and

  (4)
  Advanstar has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Advanstar under the indenture, but, in the case of a lease of all or substantially all its assets, Advanstar will not be released from the obligation to pay the principal of and interest on the notes.

        Notwithstanding the foregoing clauses (2) and (3),

  (1)
  any, Restricted Subsidiary of Advanstar may consolidate with, merge into or transfer all or part of its properties and assets to Advanstar and

  (2)
  Advanstar may merge with an Affiliate incorporated solely for the purpose of reincorporating Advanstar in another jurisdiction to realize tax or other benefits.

        Future Guarantors.    After the Issue Date, Advanstar will cause each Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar to execute and deliver to the Trustee a Note Guarantee pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the, notes on a senior subordinated basis.

        Limitation on Lines of Business.    Advanstar will not, nor will it permit any of its Subsidiaries to, engage in any line of business, other than a Related Business.

Events of Default

        Each of the following constitutes an Event of Default under the indenture:

  (1)
  a default in any payment of interest on any note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above,

  (2)
  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above,

  (3)
  the failure by Advanstar to comply with its obligations under "Certain Covenants—Merger and Consolidation" above,

  (4)
  failure by Advanstar to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above),

  (5)
  the failure by Advanstar to comply for 60 days after notice with its other agreements contained in the indenture,

  (6)
  Indebtedness of Advanstar or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"),

  (7)
  certain events of bankruptcy, insolvency or reorganization of Advanstar or a Significant Subsidiary (the "bankruptcy provisions"),

  (8)
  any judgment or decree for the payment of money in excess of $5.0 million is rendered against Advanstar or a Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or

  (9)
  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or any Guarantor denies or disaffirms its obligations under the indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify Advanstar of the default and Advanstar does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to Advanstar and the trustee may declare the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Advanstar occurs and is continuing, the principal of and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if

  (1)
  the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing,

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy,

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, Advanstar is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Advanstar also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Advanstar is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment,

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any note,

  (3)
  reduce the principal of or extend the Stated Maturity of any note,

  (4)
  reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed as described under "Optional Redemption" above,

  (5)
  make any note payable in money other than that stated in the note,

  (6)
  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Without the consent of any holder, Advanstar, the Guarantors and the trustee may amend the indenture:

  •
  to cure any ambiguity, omission, defect or inconsistency

  •
  to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of Advanstar under the indenture

  •
  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code)

  •
  to add Guarantees with respect to the notes

  •
  to secure the notes

  •
  to add to the covenants of Advanstar for the benefit of the holders or to surrender any right or power conferred upon Advanstar

  •
  to make any change that does not adversely affect the rights of any holder or

  •
  to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Advanstar is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        Advanstar at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes, and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the notes. If Advanstar exercises its legal defeasance option, the Note Guarantees in effect at such time will terminate. Advanstar at any time may terminate its obligations under covenants described under "Certain Covenants", other than "Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Events of Default" above and the limitations contained in clauses (3) and (4) under "Certain Covenants—Merger and Consolidation" above ("covenant defeasance") and thereafter any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the notes.

        Advanstar may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Advanstar exercises its legal defeasance option, payment of the notes may not be accelerated because of any event that, in the absence of such legal defeasance, would have constituted an Event of Default with respect thereto. If Advanstar exercises its covenant defeasance option, the events specified in clause (4), (6), (7), with respect only to Significant Subsidiaries, (8) or (9) under "Events of Default" above will no longer constitute an Event of Default, and payment of the notes may not be accelerated because of the occurrence of any such event or because of the failure of Advanstar to comply with clause (3) or (4) under "Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, Advanstar must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Concerning the Trustee

        Wells Fargo Bank Minnesota, N.A. is the trustee under the indenture and has been appointed by Advanstar as Registrar and Paying Agent with regard to the notes. An affiliate of the trustee is a lender under our credit facility.

Governing Law

        The indenture provides that it, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry, Delivery and Form

  The Global Notes

        Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

  Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York,

  (2)
  a "banking organization" within the meaning of the New York Banking Law,

  (3)
  a member of the Federal Reserve System,

  (4)
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5)
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "indirect participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the

Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

  Certificated Notes

        If

  (1)
  Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  (2)
  Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

  (3)
  upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.

        Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        "Additional Assets" means

  (1)
  any property or assets (other than Indebtedness and Capital Stock) to be used by Advanstar or a Restricted Subsidiary in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Advanstar or a Restricted Subsidiary of Advanstar; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Advanstar;

        provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Advanstar or any of its

Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than

  (1)
  a disposition by a Restricted Subsidiary to Advanstar or by Advanstar or a Restricted Subsidiary to a Wholly-Owned Guarantor,

  (2)
  the sale of Cash Equivalents in the ordinary course of business,

  (3)
  a disposition of inventory in the ordinary course of business,

  (4)
  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Advanstar and its Restricted Subsidiaries,

  (5)
  transactions permitted under "Certain Covenants—Merger and Consolidation" above,

  (6)
  an Asset Swap effected in compliance with the "Limitation on Asset Swaps" covenant and

  (7)
  for purposes of "Limitation on Sales of Assets and Subsidiary Stock" only, a Permitted Investment or a disposition subject to "Limitation on Restricted Payments."

        "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that Advanstar in good faith believes will be satisfied, for a concurrent purchase and sale or exchange of Related Business Assets, between Advanstar or any of its Restricted Subsidiaries and another Person, and the consummation of such purchase and sale or exchange; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to any Asset Swap shall be deemed to be a new Asset Swap that must comply with the "Limitation on Asset Swaps" covenant.

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by Advanstar under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into with a Lender (as defined in the Senior Credit Agreement) in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Advanstar at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, as to any Person, the Board of Directors of such Person or any duly authorized committee thereof.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means

  (1)
  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

  (3)
  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Rating Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Rating Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and

  (6)
  interests in any investment company that invests solely in instruments of the type specified in clauses (1) through (5) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  income tax expense, plus

  (2)
  Consolidated Interest Expense, plus

  (3)
  depreciation expense, plus

  (4)
  amortization of intangibles, plus

  (5)
  other non-cash charges, including without limitation, any non-cash charge reflecting compensation expense relating to employee stock option or similar plans, reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), plus

  (6)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the acquisition of Parent by the Principals, less

  (7)
  other non-cash charges increasing Consolidated Net Income (excluding any non-cash item to the extent it represents the reversal of an accrual of, or a cash reserve for, anticipated cash charges in any prior period).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the interest, depreciation and amortization of, a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Advanstar and its consolidated Subsidiaries, plus, to the extent not included in such interest expense,

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP,

  (2)
  amortization of debt discount and debt issuance cost,

  (3)
  capitalized interest and accrued interest,

  (4)
  non-cash interest expense,

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  (6)
  interest actually paid by Advanstar or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

  (7)
  net costs associated with Hedging Obligations (including amortization of fees),

  (8)
  dividends in respect of all Disqualified Stock of Advanstar and all Preferred Stock of Subsidiaries, in each case, held by Persons other than Advanstar or a Wholly-Owned Subsidiary and

  (9)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Advanstar) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Advanstar or any Restricted Subsidiary. For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Advanstar and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of Advanstar that was not a Wholly-Owned Subsidiary will be Included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, for any period, the net income (loss) before preferred stock dividends of Advanstar and its consolidated Subsidiaries; provided, however, that there will be excluded for purposes of calculating Consolidated Net Income:

  (1)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that

  (A)
  subject to the limitations contained in (4) below, Advanstar's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Advanstar or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

    (B)
    Advanstar's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Advanstar or a Restricted Subsidiary;

  (2)
  any net income (loss) of any Person acquired by Advanstar or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Advanstar, except that

  (A)
  subject to the limitations contained in (4) below Advanstar's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Advanstar or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and

  (B)
  Advanstar's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (4)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Advanstar or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  any extraordinary gain or loss and

  (6)
  the cumulative effect of a change in accounting principles.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) shown on the balance sheet of Advanstar and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means noncash consideration received by Advanstar or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of determining the fair market value thereof, executed by the principal executive officer and the principal financial officer of Advanstar; provided, that in determining the aggregate fair market value of Designated Noncash Consideration that is outstanding from time to time, there shall be subtracted the aggregate amount of cash or Cash Equivalents received in connection with a sale of any Designated Noncash Consideration (which sale shall be deemed an Asset Disposition, and which cash or Cash Equivalents must be applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant).

        "Designated Senior Indebtedness" means

  (1)
  the Bank Indebtedness in the case of Advanstar and

  (2)
  any other Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock that is convertible or exchangeable solely at the option of Advanstar or a Restricted Subsidiary) or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the notes,

        provided that

    (a)
    only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity will be deemed to be Disqualified Stock and

    (b)
    any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem it pursuant to such provision unless such repurchase complies with the covenant described under "Certain Covenants—Limitation on Restricted Payments."

        "DLJ Merchant Banking Funds" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Equity Offering" means an offering for cash by Advanstar, Holdings or Parent of its respective common stock, or options, warrants or rights with respect to its common stock.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the issue date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit and indemnities given by Advanstar or any of its Subsidiaries in connection with exhibitions, in each case, in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each Subsidiary of Advanstar (other than a Foreign Subsidiary) in existence on the Issue Date and any Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar after the Issue Date.

        "Guarantor Senior Indebtedness" means, with respect to a Guarantor, the following obligations, whether outstanding on the date of the indenture or thereafter issued, without duplication:

  (1)
  any Guarantee of the Bank Indebtedness by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of Advanstar or Guarantor Senior Indebtedness for any other Guarantor; and

  (2)
  all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Guarantor under the Note Guarantee;

        provided, however, that Guarantor Senior Indebtedness will not include

  (1)
  any obligations of a Guarantor to another Guarantor,

  (2)
  any liability for Federal, state, local, foreign or other taxes owed or owing by a Guarantor,

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

  (4)
  any Indebtedness of a Guarantor that is expressly subordinate in right of payment to any of the Indebtedness of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor or

  (5)
  any Capital Stock.

        "Guarantor Senior Subordinated Indebtedness" means with respect to a Guarantor, the obligations of such Guarantor under the Note Guarantee and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to rank Pari Passu in right of payment with the obligations of such Guarantor under the Note Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor which is not Guarantor Senior Indebtedness of such Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holdings" means Advanstar Holdings Corp., a Delaware corporation.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary, (whether by merger, consolidation, acquisition or otherwise), will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), other than (except for purposes of the cross-acceleration provisions described under "Events of Default") obligations in respect of the undrawn face amount of letters of credit that are the functional equivalents of surety or performance bonds or that support self-insurance programs to the extent that the aggregate amount of all such obligations does not exceed $3.0 million;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services other than trade payables arising and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (if and to the extent any such obligation would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP);

  (5)
  all Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  (6)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of

  (A)
  the fair market value of such asset at such date of determination and

  (B)
  the amount of such Indebtedness of such other Persons;

  (8)
  all Indebtedness of other Persons to the extent Guaranteed by such Person; and

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any one time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, Indebtedness shall exclude

  (1)
  obligations created, issued or incurred by any Person with respect to customer subscription payments or customer deposits for trade shows and exhibitions and

  (2)
  any indemnification obligation of Advanstar to third parties in respect of customary representations and warranties contained in stock purchase, asset purchase or similar acquisition agreements to which Advanstar is a party, if such indemnification obligation would not appear as a liability upon a balance sheet of Advanstar prepared in accordance with GAAP.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the "Limitation on Restricted Payments" covenant,

  (1)
  "Investment" will include the portion (proportionate to Advanstar's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Advanstar at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Advanstar will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

    (x)
    Advanstar's "Investment" in such Subsidiary at the time of such redesignation less

    (y)
    the portion (proportionate to Advanstar's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Advanstar.

        "Issue Date" means the date on which the notes are originally issued.

        "Leverage Ratio," as of any date of determination means, with respect to any Person, the ratio of

  (1)
  the sum of the aggregate outstanding Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

  (2)
  the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination;

        provided, however, that

  (1)
  if since the beginning of such period Advanstar or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Leverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period,

  (2)
  if since the beginning of such period Advanstar or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary, or any Person that becomes a Restricted Subsidiary or is merged with or into Advanstar, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the Commission, as if such Investment or acquisition occurred on the first day of such period and

  (3)
  if since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into Advanstar or any Restricted Subsidiary since the beginning of such period, will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by Advanstar or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the Commission) as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, amount of income or earnings relating thereto, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Advanstar.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, whether or not constituting Designated Noncash Consideration) therefrom, in each case net of

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

  (2)
  all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  (4)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Advanstar or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

        "Non-Recourse Debt" means Indebtedness

  (1)
  as to which neither Advanstar nor any Restricted Subsidiary

  (a)
  provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or

  (b)
  is directly or indirectly liable (as a guarantor or otherwise) and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Note Guarantee" means, individually, any Guarantee of payment of the notes by a Guarantor pursuant to the terms of the indenture, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed in the indenture.

        "Officer" means the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Advanstar.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Advanstar or the Trustee.

        "Parent" means Advanstar, Inc., a Delaware corporation.

        "Permitted Investment" means an Investment by Advanstar or any Restricted Subsidiary in

  (1)
  Advanstar, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Advanstar or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Cash Equivalents;

  (4)
  receivables owing to Advanstar or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Advanstar or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Advanstar or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Asset Swap made in accordance with the "Limitation on Asset Swaps" covenant or any Investment in securities or other assets received in connection with an Asset Disposition made in accordance with the provisions of the "Limitation on Sales of Assets and Subsidiary Stock" covenant;

  (9)
  Investments made after the Issue Date in a Related Business in the form of joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties, the aggregate outstanding amount of which does not exceed $25.0 million (which aggregate amount outstanding will be reduced by returns of capital received by Advanstar or any Restricted Subsidiary in respect of such Investments) at any time;

  (10)
  Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with the "Limitation on Indebtedness" covenant; and

  (11)
  other Investments in an aggregate amount outstanding at any time not to exceed $20.0 million.

        "Permitted Liens" means, with respect to any Person,

  (a)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (b)
  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person is then proceeding with an appeal or other proceedings for review;

  (c)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of this Company;

  (d)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (e)
  encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (f)
  Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing the Interest Rate Agreement;

  (g)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Advanstar or any of its Restricted Subsidiaries;

  (h)
  judgement Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (i)
  Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business provided that

  (x)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed and

  (y)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Advanstar or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (j)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor expository institution; provided that

  (x)
  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Advanstar in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

  (y)
  such deposit account is not intended by Advanstar or any Restricted Subsidiary to provide collateral to the depository institution;

  (k)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Advanstar and its Restricted Subsidiaries in the ordinary course of business;

  (l)
  Liens existing on the Issue Date;

  (m)
  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (n)
  Liens on property at the time Advanstar or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Advanstar or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (o)
  Liens securing Indebtedness or other obligations of a Subsidiary owing to Advanstar or a Wholly-Owned Subsidiary;

  (p)
  Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate; and

  (q)
  Liens on money or U.S. Government Obligations incurred for the purpose of defeasing Advanstar's 9 1/4% Senior Subordinated Notes due 2008.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Principals" means the DLJ Merchant Banking Funds.

        A "Public Market" exists at any time with respect to the common stock of Advanstar, Holdings or Parent, as the case may be, if

  (1)
  the common stock of Advanstar, Holdings or Parent, as the case may be, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and

  (2)
  at least 15% of the total issued and outstanding common stock of Advanstar, Holdings or Parent, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

        Unless the context otherwise requires, references to "Public Market" shall refer to Public Markets with respect to any of Parent, Holdings or Advanstar.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance of discharge mechanism, collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning, any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture, including Indebtedness of Advanstar that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that

  (1)
  (x) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or

  (y)
  if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity later than the notes,

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding plus fees and expenses, including any premium and defeasance costs, of the Indebtedness being refinanced.

        "Related Business" means any business related, ancillary or complementary to the businesses of Advanstar and the Restricted Subsidiaries on the Issue Date.

        "Related Business Assets" means assets used or useful in a Related Business.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or through one or more Subsidiaries, a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Representative" means any trustee, agent or representative, if any, of an issue of Senior Indebtedness.

        "Restricted Subsidiary" means any Subsidiary of Advanstar other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Advanstar or a Restricted Subsidiary transfers such property to a Person and Advanstar or a Subsidiary leases it from such Person.

        "Senior Credit Agreement" means

  (1)
  the Credit Agreement dated as of October 11, 2000, among Advanstar, as borrower, the various financial institutions party thereto as lenders, Fleet National Bank as the administrative agent and DLJ Capital Funding, Inc. as syndication agent, documentation agent, sole book runner and lead arranger, as the same has been or may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and

  (2)
  any renewal, extension, refunding, restructuring, replacement or refinancing thereof, whether with the original administrative agent and lenders or another administrative agent or agents or other lenders, whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior Senior Credit Agreement.

        "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Advanstar that specifically provides for such Indebtedness is to rank Pari Passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Advanstar which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of Advanstar within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

        "Subordinated Obligation" means any Indebtedness of Advanstar (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by

  (1)
  such Person,

  (2)
  such Person and one or more Subsidiaries of such Person or

  (3)
  one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Advanstar.

        "Unrestricted Subsidiary" means

  (1)
  any Subsidiary of Advanstar that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of Advanstar (including any newly acquired or newly formed Subsidiary of Advanstar) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Advanstar or any Restricted Subsidiary of Advanstar that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either

    (A)
    the Subsidiary to be so designated has total consolidated assets of $10,000 or less or

    (B)
    if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

  (x)
  Advanstar could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness" and

  (y)
  no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary of Advanstar, all of the Capital Stock of which (other than directors' qualifying shares) is owned by Advanstar or another Wholly-Owned Subsidiary.

        "Wholly-Owned Guarantor" means a Wholly-Owned Subsidiary that is a Guarantor.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA), LLC in connection with offers and sales of the notes in market-making transactions effected from time to time. Credit Suisse Securities (USA), LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking, an affiliate of Credit Suisse Securities (USA), LLC, and its affiliates beneficially own substantially all of the common stock of our parent. Charles Pieper is an employee at Credit Suisse Securities (USA) LLC where he is a Managing Director with DLJ Merchant Banking Partners. Mr Pieper is a member of the board of directors of our company. OhSang Kwon and James Finkelstein are partners of Avista Capital Partners, a private equity firm that has been engaged by an affiliate of Credit Suisse Securities (USA) LLC to serve as a consultant to assist in the monitoring of certain DLJ Merchant Banking Partners portfolio companies. Mr. Kwon and Mr. Finkelstein are members of the board of directors of our company. Further, an affiliate of Credit Suisse Securities (USA), LLC acts as lead arranger and syndication agent in connection with the credit facility for which it receives customary fees and expenses. Credit Suisse Securities (USA), LLC has, from time to time, provided investment banking and other financial advisory services to Advanstar in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA), LLC acted as purchaser in connection with the initial sale of the old notes and the second priority senior secured notes and received either an underwriting discount or fee in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse Securities (USA), LLC has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA), LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA), LLC currently intends to make a market in the notes. However, Credit Suisse Securities (USA), LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—Risks Related to the Notes—There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

        Credit Suisse Securities (USA), LLC and Advanstar have entered into a registration rights agreement with respect to the use by Credit Suisse Securities (USA), LLC of this prospectus. In that agreement, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse Securities (USA), LLC against a variety of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our offering of the notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.advanstar.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors
of Advanstar Communications Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 1, 2006, except as to the seventh paragraph of Note 14, and the change in operating segments described in Notes 1, 3, 4, and 11 for which the dates are March 14, 2006 and October 4, 2006, respectively.

Advanstar Communications Inc.

Consolidated Balance Sheets

December 31, 2004 and 2005

	2004	2005
	(in thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$41,223	$46,609
Accounts receivable, net of allowance of $785 and $1,076 at December 31, 2004 and 2005	26,699	24,607
Prepaid expenses	6,406	7,871
Other	2,450	1,965
Current assets of discontinued operations	2,690	—

Total current assets	79,468	81,052
Due from parent	—	2,232
Property, plant and equipment, net	18,717	21,306
Intangible and other assets
Goodwill	586,967	594,982
Intangibles and other, net	91,948	62,644

Total intangible and other assets, net	678,915	657,626
Non-current assets of discontinued operations and assets held for sale	135,837	4,620

	$912,937	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$1,300	$201
Accounts payable	13,451	12,342
Accrued compensation	7,451	7,236
Other accrued expenses	32,979	30,758
Deferred revenue	39,282	46,472
Current liabilities of discontinued operations	15,886	—

Total current liabilities	110,349	97,009
Long-term debt, net of current maturities	612,919	461,786
Deferred income taxes	18,250	31,500
Other long-term liabilities	4,229	4,933
Due to parent	2,698	—
Long-term liabilities of discontinued operations	3,627	—
Commitments and contingencies (Note 10)
Stockholder's equity
Common stock, $.01 par value, 3,500,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2004 and 2005	10	10
Capital in excess of par value	447,367	447,367
Accumulated deficit	(292,757)	(284,182)
Accumulated other comprehensive income	6,245	8,413

Total stockholder's equity	160,865	171,608

	$912,937	$766,836

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Operations

Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(in thousands)
Revenue	$190,698	$270,412	$288,913
Operating expenses
Cost of production (excluding depreciation)	35,292	50,859	56,326
Selling, editorial and circulation (excluding depreciation)	69,293	106,771	112,373
General and administrative (excluding depreciation)	29,654	39,419	40,916
Restructuring charge	2,692	—	4,771
Funding of affiliated dot.com company operations (Note 13)	1,121	3,283	—
Amortization of intangibles	35,841	34,809	29,750
Depreciation	7,689	7,815	8,005

Total operating expenses	181,582	242,956	252,141

Operating income	9,116	27,456	36,772
Other income (expense)
Interest expense	(59,086)	(70,974)	(63,058)
Interest income	470	468	1,476
Loss on extinguishment of debt (Note 6)	(11,324)	—	(12,581)
Other income, net	918	1,251	80

Loss from continuing operations before income taxes and cumulative effect of accounting change	(59,906)	(41,799)	(37,311)
Income tax (benefit) provision	(6,724)	6,518	(2,732)

Loss from continuing operations before cumulative effect of accounting change	(53,182)	(48,317)	(34,579)
Income (loss) from operations of discontinued businesses, net of tax (Note 4)	3,734	(2,846)	38,536

(Loss) income before cumulative effect of accounting change	(49,448)	(51,163)	3,957
Cumulative effect of accounting change (Note 13)	—	—	4,618

Net (loss) income	$(49,448)	$(51,163)	$8,575

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Stockholder's Equity

Years Ended December 31, 2003, 2004 and 2005

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
	(in thousands)
Balances at December 31, 2002	1,000,000	$10	$387,367	$(192,146)	$(9,078)	$186,153
Comprehensive loss
Net loss	—	—	—	(49,448)	—	—
Translation adjustment	—	—	—	—	8,283	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	4,308	—
Total comprehensive loss	—	—	—	—	—	(36,857)
Contribution of capital from parent	—	—	60,000	—	—	60,000

Balances at December 31, 2003	1,000,000	10	447,367	(241,594)	3,513	209,296
Comprehensive loss
Net loss	—	—	—	(51,163)	—	—
Translation adjustment	—	—	—	—	2,587	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	145	—
Total comprehensive loss	—	—	—	—	—	(48,431)

Balances at December 31, 2004	1,000,000	10	447,367	(292,757)	6,245	160,865
Comprehensive income
Net income	—	—	—	8,575	—	—
Translation adjustment	—	—	—	—	2,271	—
Change in unrealized gain on derivative financial instruments	—	—	—	—	(103)	—
Total comprehensive income	—	—	—	—	—	10,743

Balances at December 31, 2005	1,000,000	$10	$447,367	$(284,182)	$8,413	$171,608

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(49,448)	$(51,163)	$8,575
Adjustments to reconcile net loss to net cash provided by operating activities
Cumulative effect of accounting change	—	—	(4,618)
Impairment of goodwill	—	15,570	—
Impairment of intangible assets	—	—	2,272
Write-off of deferred financing costs	11,324	—	3,517
Depreciation and amortization	56,603	49,968	40,718
Gain on derivative financial instruments	(772)	(1,391)	(103)
Losses of minority interest holders	627	562	566
Non-cash interest expense	3,363	3,264	2,843
Loss (gain) on disposition of business and other	661	(1,179)	(52,710)
Provision for bad debts	578	872	1,417
Deferred income taxes	6,990	11,260	13,250
Changes in operating assets and liabilities
Accounts receivable	(365)	6,190	(224)
Inventories	188	(708)	507
Prepaid expenses	844	(583)	24
Accounts payable and accrued expenses	16,167	(8,165)	(1,958)
Deferred revenue	1,525	(6,860)	(3,926)
Other	(2,437)	649	(1,842)

Net cash provided by operating activities	45,848	18,286	8,308

Cash flows from investing activities
Additions to property, plant and equipment	(7,608)	(8,981)	(9,564)
Acquisitions of publications and shows, net of cash acquired	(137,728)	(7,915)	(15,561)
Proceeds from sale of assets	—	24,418	174,067
Acquisitions of intangibles, contingent payments, and other	3	(1,920)	17

Net cash (used in) provided by investing activities	(145,333)	5,602	148,959

Cash flows from financing activities
Proceeds from revolving credit loan	21,000	6,000	—
Payments on revolving credit loan	(50,100)	(14,000)	—
Proceeds from long-term debt	431,050	—	—
Payments of long-term debt	(333,525)	(3,700)	(152,167)
Capital contribution from parent	60,000	—	—
Deferred financing costs	(16,962)	(315)	(168)
Project grant refunds received	—	—	600
Dividends paid to minority interest holders	(1,227)	(500)	(900)

Net cash provided by (used in) financing activities	110,236	(12,515)	(152,635)

Effect of exchange rate changes on cash	(407)	576	754

Net increase in cash and cash equivalents	10,344	11,949	5,386
Cash and cash equivalents
Beginning of year	18,930	29,274	41,223

End of year	$29,274	$41,223	$46,609

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Notes to Consolidated Financial Statements

December 31, 2003, 2004 and 2005

1.    Nature of Business

        The accompanying consolidated financial statements include the accounts of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its majority owned subsidiaries (collectively, "Advanstar" or the "Company"). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages shows and conferences; publishes controlled and paid circulation trade, professional and consumer periodicals; and markets a broad range of marketing, direct mail and database products and services. The Company's MAGIC tradeshows and Life Sciences segment (see Note 11) generated approximately 27% and 51% of total revenue in 2005.

        The Company has restated its consolidated financial statements and footnotes from those included in the Company's annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006, only to reflect the Company's change in operating segments as described in Note 11.

2.    Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

  Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories.

  Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31:

	2004	2005
	(in thousands)
Land and improvements	$481	$481
Buildings	3,093	3,850
Furniture, machinery and equipment	39,307	43,519
Leasehold improvements	6,083	7,997

	48,964	55,847
Accumulated depreciation	(30,247)	(34,541)

Property, plant and equipment, net	$18,717	$21,306

        Property, plant and equipment is stated at its original cost and is depreciated on the straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or original lease term

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements, which extend the useful life of the item, are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to operations.

  Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. Subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years. Trademarks and trade names are amortized on a straight-line basis over twenty years.

  Impairment of Long-Lived Assets and Goodwill

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        The Company evaluates goodwill for impairment annually using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

  Accrued Expenses

        Accrued expenses consisted of the following at December 31:

	2004	2005
	(in thousands)
Interest	$13,084	$11,261
Deposits and customer advances	11,537	10,292
Benefits and severance	2,300	2,018
Income, real estate, and other taxes	4,369	3,953
Other	1,689	3,234

	$32,979	$30,758

  Revenue Recognition

        Shows and conferences revenue is recognized in the period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is issued. Custom project contract revenue with both conference and print elements are deferred and not recognized until all elements are delivered. Deferred revenue is recorded when cash is received in advance of when an event is held, the publication is issued, or project is completed. Customer advances are recorded when cash is received in anticipation of future advertising unrelated to a specific publication issue.

        Deferred revenue consisted of the following at December 31:

	2004	2005
	(in thousands)
Deferred shows and conferences revenue	$30,176	$35,732
Deferred advertising, subscription and project revenue	9,106	10,740

Total deferred revenue	$39,282	$46,472

  Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. Local currencies are considered the functional currencies outside of the U.S. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of stockholder's equity.

  Financial Derivative Instruments

        The Company accounts for derivative instruments on the balance sheet at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative financial instruments are recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments, which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

  Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock options and awards to employees using the intrinsic value method under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        The following table presents unaudited pro forma net income (loss) as if the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, for the years ended December 31:

	2003	2004	2005
	(in thousands—unaudited)
Net (loss) income—as reported	$(49,448)	$(51,163)	$8,575
Less: Pro forma stock-based employee compensation cost	(2,400)	(2,550)	(5,740)

Net (loss) income—pro forma	$(51,848)	$(53,713)	$2,835

        See Note 7 for further discussion of the Company's stock compensation plans.

  Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, recovery of goodwill and intangible assets, restructuring and medical claims accruals and income taxes. Changes in facts and circumstances may result in revised estimates.

  New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment which revises SFAS 123 and supersedes APB 25. This statement establishes standards relating to accounting for transactions in which equity instruments are exchanged for goods or services. The Company is required to adopt the provisions of this standard effective January 1, 2006. This statement requires companies to classify their awards as either an equity award or liability award. In accordance with this standard, the Company will classify the vested portion of the awards as a liability valued at their intrinsic value at each reporting date. Using the intrinsic method to value liability awards, compensation expense is recorded only if the value of the Company's shares are greater than the option exercise amounts as of the reporting date. As of January 1, 2006, management believes the intrinsic value of vested options is zero thus no liability or expense will be recorded upon adoption.

3.    Goodwill and Other Intangible Assets

        The Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

        On July 1, 2004 and 2005, the Company completed its annual goodwill impairment test of each of its three reporting units. Based on this valuation, which utilized a discounted cash flow method, there was no impairment of goodwill indicated.

        The changes in the carrying amount of goodwill for the year ended December 31, by operating segment, are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balances at December 31, 2003	$307,708	$182,569	$77,835	$9,420	$577,532
Goodwill acquired or completion of purchase price allocation	—	6,268	—	251	6,519
Foreign currency translation	—	—	—	2,916	2,916

Balances at December 31, 2004	307,708	188,837	77,835	12,587	586,967
Goodwill acquired or completion of purchase price allocation	8,846	—	1,839	—	10,685
Foreign currency translation	—	—	—	(2,670)	(2,670)

Balances at December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982

        Intangible and other assets consist of the following at December 31:

	2004	2005
	(in thousands)
Trade exhibitor lists	$129,691	$132,936
Advertiser lists	46,712	29,680
Subscriber lists	15,238	6,023
Trade names and trademarks	17,982	19,211
Other intangible assets	19,928	20,275
Deferred financing costs	22,258	18,668

	251,809	226,793
Accumulated amortization	(159,861)	(164,149)

Total intangible and other assets, net	$91,948	$62,644

        The allocated fair value of intangible assets acquired during the year ended December 31 was as follows:

	2004	2005
	(in thousands)
Trade exhibitor lists	$—	$3,820
Advertiser lists	—	103
Subscriber lists	789	—
Trade names and trademarks	97	1,230
Other intangible assets	1,566	1,730

	$2,452	$6,883

        Estimated amortization expense of intangible assets for the next five years is as follows:

(in thousands)
2006	$21,129
2007	8,372
2008	5,454
2009	1,919
2010	1,570

4.    Acquisitions, Divestitures and Assets Held for Sale

  Acquisitions

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition. All acquisitions have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On October 1, 2003, the Company purchased a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson") for $150.7 million, including $136.5 million in cash (including related fees and expenses) and $14.1 million of liabilities assumed.

        During 2003, the Company acquired intangible assets, primarily customer relationships, for $0.7 million in cash. The Company also paid an additional $0.5 million of contingent purchase price related to its 2002 acquisition of HT—the Magazine for Healthcare Travel Professionals.

        On March 8, 2004, the Company purchased a portfolio of pharmaceutical industry conferences and magazines from the Institute of Validation Technology, Inc. ("IVT") for $7.9 million in cash. The Company is required to pay additional contingent cash consideration to the former shareholders based on 2004 and 2005 operating results of the acquired assets and their continued employment with the

Company. For the year ended December 31, 2004 and 2005, the Company recorded $1.5 million and $0.7 million of contingent consideration. These charges were recorded as compensation expense in the consolidated statement of operations in the periods indicated. As of December 31, 2004, $1.0 million of the contingent consideration accrual is included in other accrued liabilities and $0.5 million is included in other long-term liabilities. In 2005, the Company paid $0.9 million of contingent consideration to the former shareholders. As of December 31, 2005, the balance of the remaining contingent consideration accrual is $1.3 million and is included in other accrued liabilities in the accompanying consolidated balance sheet.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the premium contemporary sector of the fashion industry, for $9.9 million in cash, subject to a working capital adjustment, which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired assets and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of the POOL Tradeshow ("Pool") for $3.0 million in cash, subject to a working capital adjustment which will be completed in 2006. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired assets and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense in the consolidated statement of operations. The purchase price working capital adjustment has yet to be finalized. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates.

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired assets. Any contingent consideration paid will be recorded as goodwill.

        In 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The following are the Company's unaudited pro forma operating results as if the Thomson acquisition had taken place at January 1, 2003. The unaudited pro forma operating results related to all other acquisitions discussed above were immaterial.

2003
(in thousands— unaudited)
Revenue	$254,097
Loss from continuing operations before cumulative effect of accounting change	(66,535)
Net loss	(62,801)

        The unaudited pro forma operating results do not purport to represent what the Company's results of operations actually would have been if the acquisition had occurred as of the date indicated or what such results will be for any future periods.

  Divestitures

        The operating results, related income taxes, and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005. Interest expense was not allocated to any of the Company's discontinued operations.

        The assets and liabilities of the following Disposed Businesses are reported as assets and liabilities of discontinued operations, where appropriate, in the consolidated balance sheet as of December 31, 2004 and 2005.

  Art Group

        On March 12, 2004, the Company completed the sale of its art industry tradeshows and magazines business (the "Art Group") for a total selling price of $19.6 million in cash. The Company recorded a gain after taxes on the sale of $3.4 million.

        Revenue of the Art Group, included in discontinued operations in the consolidated statements of operations, was $10.9 million for the year ended December 31, 2003 and $8.5 million for the period from January 1, 2004 to March 12, 2004,.

  Post

        On July 2, 2004, the Company completed the sale of its Post business trade publication ("Post") for $1.0 million in cash. The Company recorded an after tax loss on the sale of $1.3 million.

        Revenue of Post, included in discontinued operations in the consolidated statements of operations, was $1.7 million for the year ended December 31, 2003 and $0.7 million for the period from January 1, 2004 to July 2, 2004.

  SeCA

        On August 5, 2004, the Company completed the sale of its 65% ownership in its French joint venture ("SeCA") for a total selling price of $3.1 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $9.4 million, net of minority interest effect of $5.1 million in the second quarter of 2004. The impairment charge relates to the Company's tradeshow reporting segment and was determined based upon the excess of the carrying value of the Company's interest in SeCA over the selling price, less the costs incurred by the Company to sell SeCA.

        Revenue of SeCA, included in discontinued operations in the consolidated statements of operations, was $4.1 million for the year ended December 31, 2003 and $2.9 million for the period from January 1, 2004 to August 5, 2004.

  DMS

        On September 8, 2004, the Company sold its German tradeshow business ("DMS") for $1.7 million in cash. In connection with the sale, the Company recorded a goodwill impairment charge of $6.2 million in the third quarter of 2004. The amount of the impairment charge was determined based upon the excess of the carrying value of DMS over the selling price, less the costs incurred by the Company to sell DMS. The Company is continuing to incur accounting and legal fees in connection with the closure of its DMS office. These costs will be reported in income (loss) from discontinued operations.

        Revenue of DMS, included in discontinued operations in the consolidated statements of operations, was $2.0 million for the year ended December 31, 2003, and $0.1 million for the period from January 1, 2004 to September 8, 2004.

  Portfolio Group

        On May 23, 2005, the Company, Advanstar, Inc. and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products in the following primary industries: Information Technology & Communications, Travel/Hospitality, Beauty, Home Entertainment, Abilities and Portfolio, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $173.8 million in cash, net of selling expenses. The Company recorded a gain on the sale of $52.9 million.

        Revenue of the Portfolio Group, included in discontinued operations in the consolidated statements of operations, was $103.5 million and $100.8 million for the years ended December 31, 2003 and 2004, and $49.0 million for the period from January 1, 2005 to May 23, 2005.

  East Coast Fashion

        In the second quarter of 2005, the Company discontinued its East Coast Fashion group business ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles.

        Revenue of East Coast Fashion included in discontinued operations in the consolidated statements of operations was $10.9 million, $6.1 million and $0.9 million for the years ended December 31, 2003, 2004, and 2005.

  Arenacross

        In December 2005, the Company closed on the sale of its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale.

        Revenue of Arenacross included in discontinued operations in the consolidated statements of operations was $0.9 million for the year ended December 31, 2005. Arenacross had no revenue for the years ended December 31, 2003 and 2004.

  Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office") as a result of the sale of the Portfolio Group. As of December 31, 2005, the Company reported this building and land as assets held for sale and ceased depreciation of these assets, effective second quarter of 2005. The Cleveland Office is reported as assets held for sale in the consolidated balance sheet as of December 31, 2004 and 2005.

        The financial results of the Disposed Businesses included in the discontinued operations in the accompanying consolidated statements of operations for the years ended December 31are as follows:

	2003	2004	2005
	(in thousands)
Income (loss) before income taxes (including goodwill impairment charge and gain on sale)	$17,810	$(1,664)	$55,961
Income tax provision	13,449	5,446	16,859
Minority interests	(627)	4,264	(566)

Income (loss) from discontinued businesses	$3,734	$(2,846)	$38,536

        The Company allocated goodwill to the Disposed Businesses and included the allocated goodwill in its determined gain or loss on disposal. Goodwill allocated to Art, Post, and the Portfolio Group is based on the relative fair values of the Disposed Business to the entire reporting unit prior to disposal. SeCA and DMS were never integrated into the Company's broader reporting units. Thus, the carrying amount of acquired goodwill for those businesses was included in the calculation of any gain or loss on disposal.

        Goodwill allocated to the businesses disposed of and used in the calculation of the gain or loss on sale of the Disposed Businesses was $23.5 million and $121.8 million for the years ended December 31, 2004 and 2005. Subsequent to the sale of the Disposed Businesses, management changed its reportable segments (see Note 11). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Disposed Businesses.

        The assets held for sale and discontinued operations of the Portfolio Group, East Coast Fashion and the Cleveland Office included in the consolidated balance sheets as of December 31 are as follows:

	2004			2005
	Assets Held For Sale	Discontinued Operations	Total	Assets Held For Sale
	(in thousands)
Assets
Accounts receivable	$—	$242	$242	$—
Prepaid expenses	—	2,448	2,448	—

Total current assets of discontinued operations	—	2,690	2,690	—
Property, plant and equipment, net	4,648	1,174	5,822	4,620
Goodwill	—	120,789	120,789	—
Intangibles and other, net	—	9,226	9,226	—

Total non-current assets of discontinued operations	4,648	131,189	135,837	4,620
Liabilities
Accounts payable and other accrued expenses	—	2,812	2,812	—
Deferred revenue	—	13,074	13,074	—

Total current liabilities of discontinued operations	—	15,886	15,886	—
Deferred income taxes	—	48	48	—
Minority interests	—	3,579	3,579	—

Total long-term liabilities of discontinued operations	—	3,627	3,627	—

Net assets of discontinued operations	$4,648	$114,366	$119,014	$4,620

5.    Financial Derivative Instruments

        The Company periodically uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using what management believes are the most effective methods to eliminate or reduce the impact of these exposures.

  Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company periodically enters into interest rate collar and swap agreements to manage its exposure to interest rate movements on its variable rate debt obligations. The effective portion of the cumulative gain or loss on these agreements are reported as a component of accumulated other comprehensive income in stockholder's equity and recognized in earnings as the underlying interest expense is incurred. The ineffective portion of these agreements are recognized in current earnings. Gains and losses on the undesignated portion of these agreements at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination) are recognized in current earnings until expired.

        In 2001 the Company entered into an interest rate collar agreement which expired in February 2004 to manage its exposure to interest rate movements on a portion of its variable rate debt obligations.

        In May 2003 the Company entered into an interest rate swap agreement expiring November 2005, and subsequently terminated the agreement in December 2003. The net gain at termination of approximately $0.2 million was reported in accumulated other comprehensive income and was amortized into earnings over the original contract term.

        In connection with the Company's private placement of $360 million of second priority senior secured notes in August 2003 and the use of proceeds therefrom to repay and terminate all outstanding term A loans under the credit facility and all but $25.0 million of the outstanding term B loans under its credit facility (Note 6), the Company reclassified approximately $1.8 million of deferred losses previously reported as a component of accumulated other comprehensive income into other expense in 2003.

  Foreign Currency Risk

        The Company periodically uses forward contracts to manage its exposure associated with forecasted international revenue and expense transactions denominated in euro and British Pound Sterling for up to 15 months in the future. Changes in the fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue or expense is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2005, the Company had no foreign exchange derivative contracts.

  Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of SFAS No. 133 on the Company's accumulated other comprehensive income at December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Accumulated other comprehensive loss balance at December 31, 2003	$(42)	$—	$(42)
Unwound from accumulated other comprehensive income during the period	(99)	—	(99)
Mark to market hedge contracts	244	—	244

Accumulated other comprehensive income balance at December 31, 2004	103	—	103
Unwound from accumulated other comprehensive income during the period	(103)	—	(103)

Accumulated other comprehensive income balance at December 31, 2005	$—	$—	$—

        The Company had no outstanding derivatives as of December 31, 2004 and 2005.

  Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31:

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
	(in thousands)
Year ended December 31, 2004
Other income	$1,319	$71	$1,390

Total statement of operations impact before taxes	$1,319	$71	$1,390

Year ended December 31, 2005
Other income	$103	$—	$103

Total statement of operations impact before taxes	$103	$—	$103

6.    Debt

  Credit Facility

        The Company is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. The Credit Facility is guaranteed by the Company's domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of the Company and the guarantors. The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. In addition, the Credit Facility requires a minimum quarterly fixed charge coverage ratio (as defined). Failure to comply with the covenants could cause an event of default under the Credit Facility.

        Prior to the June 2005 transaction described below, the Credit Facility consisted of (i) $25.0 million of term B loans due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007.

        In June 2005, the Company repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4) and amended the Credit Facility to allow the Company to retain its revolving loan availability at $60.0 million while allowing for repayment of second lien and junior debt with proceeds from the sale of the Portfolio Group. At December 31, 2005, the Company had $1.1 million of unused letters of credit, which reduce borrowings available under the Credit Facility to $58.9 million.

  Senior Secured Notes

        The Senior Secured Notes consist of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"), which require quarterly amortization equal to 0.25% of the principal amount thereof, and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        The Company was required under the Senior Secured Notes indenture to use a portion of the proceeds from the Portfolio Group sale to offer to purchase Senior Secured Notes at a price equal to 100% of the principal amount plus accrued interest. In June 2005, the Company consummated that offer and repurchased $8.7 million of the fixed rate notes.

        Separately, the Company also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,043 plus a consent payment of $30 per $1,000 principal amount tendered, and accrued and unpaid interest to the date of settlement. In connection with the tender offer, the Company and the trustee entered into a supplemental indenture that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions with respect to the floating rate notes and released the floating rate notes' lien on the collateral under the indenture. The floating rate notes and fixed rate notes were initially fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including Advanstar). The covenants under the notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        In 2005, the Company recognized a $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

  Senior Subordinated Notes

        The Company's $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        Long-term debt consists of the following at December 31:

	2004	2005
	(in thousands)
Term loan B, interest at LIBOR plus 4.50%	$25,000	$—
Revolving credit loan, interest at LIBOR plus 3.75%; due April 11, 2007	—	—
Second priority senior secured floating rate notes, interest at LIBOR plus 7.5%, 11.89% at December 31, 2005, due 2008	128,375	9,872
10.75% Second priority senior secured notes, due 2010, plus unamotized premium of $844 and $680 at December 31, 2004 and 2005, respectively	300,844	292,015
12% Senior subordinated notes, due 2011	160,000	160,000
Non-interest bearing acquisition note payable, June 2006	—	100

	614,219	461,987
Less: Current maturities	(1,300)	(201)

	$612,919	$461,786

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt exceeded its carrying value by $49.5 million and $35.3 million at December 31, 2004 and 2005.

        Cash paid for interest for the years ended December 31, 2003, 2004 and 2005, was approximately $51.1 million, $67.2 million and $60.4 million, respectively.

        Annual maturities of long-term debt for the next five years (excluding amortization of premium) are as follows:

(in thousands)
2006	$201
2007	101
2008	9,670
2009	—
2010	291,335
Thereafter	160,000

$461,307

7.    Stockholder's Equity

  2000 Management Incentive Plan

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. In 2005, Holdings amended and restated the Plan to accelerate the vesting of certain options granted under the Plan. Although this modification resulted in a new measurement date for all modified options, the intrinsic value on the date of modification was zero and accordingly resulted in no compensation expense. Shares available for grant under the Plan totaled 107,789 at December 31, 2005.

        For purposes of computing pro-forma compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each if the years ended December 31:

	2003	2004	2005
Expected dividend yield	—	—	—
Expected stock price volatility	36.0%	42.3%	26.8%
Risk-free interest rate	3.8%	3.6%	4.3%
Expected life of options	7.0 years	5.0 years	3.5 years

        Holdings uses comparable public companies in its industry for estimating its expected stock price volatility. Holdings has not declared or paid any cash dividends in the past.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2002	3,243,750	$10.00
Granted	600,000	10.00

Outstanding at December 31, 2003	3,843,750	10.00
Granted	256,250	10.00
Cancelled	(275,000)	10.00

Outstanding at December 31, 2004	3,825,000	10.00
Granted	425,000	10.00
Cancelled	(285,000)	10.00

Outstanding at December 31, 2005	3,965,000	$10.00

        At December 31, 2004 and 2005, the outstanding stock options had a weighted average remaining contractual life of 6.8 years and 5.2 years and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2004 and 2005, 2,230,798 and 2,762,915 were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2003, 2004 and 2005, was $5.34, $5.24 and $4.76 per option.

8.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the "401(k) Plan") available to employees of the Company and its domestic subsidiaries. All domestic employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution, after the employee completes one year of service, to the 401(k) Plan and may make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100% in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.2 million, $1.6 million, and $1.4 million for the years ended December 31, 2003, 2004 and 2005.

9.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of Holdings. Federal income taxes are paid or refunded pursuant to the terms of a tax-sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes payable to Advanstar, Inc. of $6.6 million and $2.7 million at December 31, 2004 and 2005 are included in Due to/from parent in the accompanying consolidated balance sheet.

        Cash paid for income taxes during the years ended December 31, 2003, 2004 and 2005, was $0.3 million, $0.2 million and $0.9 million.

        The summary of loss from continuing operations before (benefit) provision for income taxes and cumulative effect of accounting change was as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Domestic	$(54,881)	$(41,550)	$(35,460)
Foreign	(5,025)	(249)	(1,851)

	$(59,906)	$(41,799)	$(37,311)

        The (benefit) provision for income taxes is comprised of the following for the years ended December 31:

	2003	2004	2005
	(in thousands)
Current
Federal	$—	$—	$—
State	—	7	14
Foreign	4	20	(675)
Deferred	(6,728)	6,491	(2,071)

Total (benefit) provision	$(6,724)	$6,518	$(2,732)

        The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of differing amounts that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates at which the differences are expected to reverse.

        Significant components of the Company's deferred income taxes were as follows at December 31:

	2004	2005
	(in thousands)
Net current deferred tax asset
Accounts receivable	$16,864	$467
Accrued expenses and other	6,707	5,204
Prepaid and other	(372)	(1,037)

Total net current deferred tax asset	23,199	4,634
Net noncurrent deferred tax asset
Property, plant and equipment	710	1,246
Identifiable intangible assets	15,996	17,575
Goodwill	(18,250)	(31,500)
U.S. net operating loss carryforwards	34,222	39,252
Foreign jurisdiction net operating loss carryforwards	10,744	8,600
Financial derivatives	(419)	—
AMT credit carryforwards	453	453

Total net noncurrent deferred tax asset	43,456	35,626
Valuation allowance	(84,905)	(71,760)

Net deferred income tax liabilities	$(18,250)	$(31,500)

        The Company has established a valuation allowance to offset all of the net deferred tax assets. The amortization of goodwill for income tax purposes resulted in the tax basis of goodwill being less than the carrying value for financial reporting purposes. Because goodwill is not amortized for financial reporting purposes, the Company has established a deferred tax liability equal to this tax effected basis difference of $18.3 million and $31.5 million at December 31, 2004 and 2005 and has increased the valuation allowance by the same amount. All goodwill resulting from acquisitions during 2005 is expected to be deductible for tax purposes.

        At December 31, 2004 and 2005, the Company had net operating loss carryforwards of $114.4 million and $105.5 million. Of these losses, $26.9 million and $21.5 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards at December 31, 2005, $21.5 million have no expiration date and $84.0 million expire at various dates beginning in 2021. The Company has recorded a valuation allowance to offset the potential tax benefits of the loss carryforwards and all other deferred tax assets because their realization is uncertain based on the Company's operating history.

        A reconciliation of the Company's (benefit) provision for income taxes at the federal statutory rate to the reported income tax (benefit) provision is as follows:

	2003	2004	2005
	(in thousands)
Income tax benefit at statutory rates	$(20,967)	$(14,630)	$(13,059)
Change in valuation allowance	22,901	24,155	3,352
State taxes, net of federal benefit	(1,498)	(1,045)	(933)
Foreign rate differential	(526)	213	345
Permanent difference due to sale of Portfolio Group	—	—	7,382
Permanent difference due to discontinuation of East Coast Fashion Group	—	—	852
Other permanent differences	258	1,006	280
Other, net	(6,892)	(3,181)	(951)

(Benefit) provision for income taxes	$(6,724)	$6,518	$(2,732)

        The change in valuation allowance for the year ended December 31, 2005 includes a $16.5 million valuation allowance offsetting the elimination of a note receivable with Advanstar.com, Inc., due to consolidation of operations with the Company (see Note 13).

10.    Commitments and Contingencies

  Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses net of sublease rent income of $0.2 million, $0.2 million, and $2.7 million, was $7.3 million, $9.1 million and $7.0 million for the years ended December 31, 2003, 2004 and 2005, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows:

(in thousands)
2006	$7,681
2007	6,695
2008	6,451
2009	4,835
2010	2,174
Thereafter	4,919

  Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Based on information presently available, management has determined that the accruals for these routine actions and claims are adequate. Although recorded accruals include management's best estimates of probable outcome, the resolution of these matters cannot be predicted with certainty. Management believes, however, that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations, financial position or cash flows.

11.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the years ended December 31, 2003, 2004 and 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Revenue
Fashion & Licensing	$72,813	$79,971	$89,998
Life Sciences	73,229	145,012	146,884
Powersports	30,067	34,041	39,490
Other	14,589	11,388	12,541

Total	$190,698	$270,412	$288,913

Contribution margin (loss)
Fashion & Licensing	$43,213	$47,863	$52,140
Life Sciences	25,264	42,118	46,138
Powersports	11,178	11,347	11,678
Other	3,330	7,314	5,905

        The reconciliation of total segment contribution margin to consolidated loss from continuing operations before taxes and cumulative effect of accounting change is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Total segment contribution margin	$82,985	$108,642	$115,861
General and administrative expense not allocated to segment operations	(26,526)	(35,279)	(36,563)
Restructuring charge	(2,692)	—	(4,771)
Funding of affiliated dot.com company operations	(1,121)	(3,283)	—
Depreciation and amortization	(43,530)	(42,624)	(37,755)
Other expense (primarily interest)	(69,022)	(69,255)	(74,083)

Consolidated loss before income taxes and cumulative effect of accounting change	$(59,906)	$(41,799)	$(37,311)

        Financial information relating to the Company's continuing operations by geographic area is as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Revenue
United States	$177,710	$261,964	$280,059
International	12,988	8,448	8,854

	$190,698	$270,412	$288,913

	2004	2005
	(in thousands)
Long-Lived Assets
United States	$671,337	$656,077
International	26,295	22,855

	$697,632	$678,932

12.    Restructuring Activities

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during the year ended December 31, 2005. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        In connection with the sale of the Portfolio Group and the reorganization of the Company's healthcare and support department management team restructuring of its operations during 2005, the Company notified 120 employees that they would be severed from the Company. The Company took a charge to operations during the year ended December 31, 2005 for severance and other termination costs. As of December 31, 2005, 116 employees have been terminated. Severance payments will continue into 2006.

        In September 2003, the Company consolidated its midtown New York leased office space from two floors to one. In December 2003, the Company consolidated its Chester, U.K. leased office space. These actions resulted in a charge to the Company's operations during the year ended December 31, 2003. These activities included a charge for the present value of future facility rental payments, net of sublease income. The Company will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

        Restructuring charges incurred are as follows for the years ended December 31:

	2003	2004	2005
	(in thousands)
Facility exit costs	$2,692	$—	$2,499
Employee severance and other termination costs	—	—	2,272

Restructuring charge	$2,692	$—	$4,771

        The change in restructuring accruals is as follows (in thousands):

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2003	$2,375	$—	$2,375
Restructuring charge	—	—	—
Utilized-cash	(548)	—	(548)
Utilized-non-cash	—	—	—

Balance at December 31, 2004	$1,827	$—	$1,827
Restructuring charge	2,499	2,272	4,771
Utilized-cash	(914)	(1,465)	(2,379)
Utilized-non-cash	—	—	—

Balance at December 31, 2005	$3,412	$807	$4,219

        The restructuring accrual balance in the accompanying consolidated balance sheet is $1.8 million and $4.2 million at December 31, 2004 and 2005, of which $0.5 million and $2.1 million is in other accrued expenses at December 31, 2004 and 2005, and $1.3 million and $2.1 million is in other long term liabilities at December 31, 2004 and 2005.

13.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries. The Company provides Advanstar.com with certain administrative support services and charges for these services based on a general overhead charge. In addition, selected sales, editorial, marketing and production staff of the Company are shared with Advanstar.com. The Company also provides Advanstar.com with marketing and promotional support through advertising pages in its trade publications and exhibit space in its tradeshows. In return, Advanstar.com provides support on its web sites for the Company's trade publications and tradeshows.

        Effective January 1, 2005, the Company began consolidating the operations of Advanstar.com with its operations upon the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 46R, Consolidation of Variable Interest Entities. As a result of the adoption of FASB Interpretation No. 46R, the Company recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

        Prior to January 1, 2005, the Company recorded advances and notes issued in support of Advanstar.com operations as an operating expense in the Company's consolidated statement of operations. Net advances and notes charged to the Company's operations during the years ended December 31, 2003 and 2004 were $1.1 million and $3.3 million. In May 2004, the Company made a $1.9 million advance to Advanstar.com to fund the settlement of Advanstar.com's outstanding New York lease obligations.

14.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        In 2003, Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, provided services to the Company in connection with the arrangement and syndication of the Credit Facility and as a lender thereunder. CS Corp. was an initial purchaser of the Senior Secured Notes. The Company paid customary financing fees to CS Corp. for those services. The aggregate amount of all fees paid to the CS Corp. entities in connection with these financings during 2003 was approximately $10.4 million, including out-of-pocket expenses. This amount has been capitalized as deferred financing costs and is being amortized over the remaining term of the Senior Secured Notes.

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), affiliate of CS Corp. related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to the Company's tender offer (see Note 6).

        The Company has agreed to pay CSS (USA) an annual advisory fee of $0.5 million until the earlier of (i) an initial public offering of Holdings, (ii) the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Holdings' common stock held by them on the closing date of the DLJ Acquisition or (iii) October 11, 2005. This amount was expensed as incurred.

  Advanstar, Inc. Notes

        As a part of the financing for the acquisition of the Company by the DLJ Merchant Banking Funds in October 2000 and concurrently with the closing of the offering of the Senior Subordinated Notes in February 2001, Advanstar, Inc. issued discount notes bearing interest at 15% (the "Discount Notes") with an aggregate principal amount at maturity of $171.8 million. These notes do not require cash interest payments until 2006. Neither the Company nor any of its subsidiaries guarantee the Discount Notes.

        Advanstar, Inc. is a holding company and its ability to pay interest on the Discount Notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The Credit Facility, Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

        The restricted payments covenants in the Company's Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that it can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of the Company's cumulative interest expense in that period plus other items including proceeds from equity offerings. The Company's results are subject to a variety of factors, including general economic conditions and conditions in its markets. Although management believes that as of December 31, 2005, the Company would be permitted to pay dividends, the Company cannot assure you its results will in fact improve to a point to allow it to make distributions in light of these restrictions. Failure to pay the interest on these notes will be a default under the notes and also result in a default under the Company's Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its Credit Facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, the Company can make restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc. On March 14, 2006, the Company declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for servicing its debt obligations.

15.    Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of Presentation

        The Company's Senior Subordinated Notes and Senior Secured Notes are fully and unconditionally guaranteed on a senior subordinated basis and senior basis, respectively, jointly and severally, by the Company's wholly owned domestic subsidiaries. The subsidiary guarantors are Men's Apparel Guild in California, Inc., Applied Business teleCommunications, CME2, Inc. and Project Global Tradeshow, Inc. The condensed consolidating financial statements of the guarantors are presented below and should be read in conjunction with the consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position, operating results and cash flows of the guarantors. There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2003

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$114,129	$63,581	$12,988	$—	$190,698
Operating expenses
Cost of production and selling, editorial and circulation	68,622	23,967	11,996	—	104,585
General and administrative	26,400	1,313	1,941	—	29,654
Restructuring charge	2,692	—	—	—	2,692
Funding of affiliated company operations	1,121	—	—	—	1,121
Depreciation and amortization	21,845	20,490	1,195	—	43,530

Total operating expenses	120,680	45,770	15,132	—	181,582

Operating (loss) income	(6,551)	17,811	(2,144)	—	9,116
Other income (expense)
Interest expense, net	(58,589)	—	(27)	—	(58,616)
Other income, net	(7,551)	—	(2,855)	—	(10,406)

(Loss) income from continuing operations	(72,691)	17,811	(5,026)	—	(59,906)
(Benefit) provision for income taxes	(13,151)	6,427	—	—	(6,724)
Equity in earnings of subsidiaries	6,358	—	—	(6,358)	—

(Loss) income from continuing operations	(53,182)	11,384	(5,026)	(6,358)	(53,182)
Discontinued operations
Income (loss) from operations of discontinued business, net of taxes	3,734	(233)	1,368	(1,135)	3,734

Net (loss) income	$(49,448)	$11,151	$(3,658)	$(7,493)	$(49,448)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2003

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(49,448)	$11,150	$(3,658)	$(7,492)	$(49,448)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity in earnings of subsidiaries	(7,492)	—	—	7,492	—
Gain on derivative financial instruments	(772)	—	—	—	(772)
Deferred income taxes	14,779	(7,554)	(235)	—	6,990
Depreciation and amortization	33,788	20,492	2,323	—	56,603
Other non-cash items	15,940	72	541	—	16,553
Change in working capital items	36,797	(23,772)	2,897	—	15,922

Net cash provided by operating activities	43,592	388	1,868	—	45,848

Cash flows from investing activities
Additions to property, plant and equipment	(7,054)	(388)	(166)	—	(7,608)
Acquisitions of publications and shows, net of proceeds	(137,712)	—	(13)	—	(137,725)

Net cash used in investing activities	(144,766)	(388)	(179)	—	(145,333)

Cash flows from financing activities
Payments of long-term debt, net	68,425	—	—	—	68,425
Dividends paid to minority interest holders	(1,000)	—	(227)	—	(1,227)
Contribution of capital from parent	60,000	—	—	—	60,000
Deferred financing costs	(16,962)	—	—	—	(16,962)

Net cash provided by (used in) financing activities	110,463	—	(227)	—	110,236

Effect of exchange rate changes on cash	(3)	—	(404)	—	(407)

Net increase in cash and cash equivalents	9,286	—	1,058	—	10,344
Cash and cash equivalents
Beginning of year	12,282	—	6,648	—	18,930

End of year	$21,568	$—	$7,706	$—	$29,274

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$33,956	$—	$7,267	$—	$41,223
Accounts receivable, net	25,685	—	1,014	—	26,699
Prepaid expenses	4,859	1,265	282	—	6,406
Other	2,374	—	76	—	2,450
Current assets of discontinued operations	813	—	1,877	—	2,690

Total current assets	67,687	1,265	10,516	—	79,468
Noncurrent assets
Property, plant and equipment, net	16,816	1,624	277	—	18,717
Deferred tax asset	8,438	292	—	(8,730)	—
Intangible and other assets, net	374,357	269,500	35,058	—	678,915
Investments in subsidiaries	514,479	—	10,421	(524,900)	—
Intercompany receivable	—	228,779	(4,274)	(224,505)	—
Non-current assets of discontinued operations and assets held for sale	124,773	—	11,064	—	135,837

	$1,106,550	$501,460	$63,062	$(758,135)	$912,937

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$1,300	$—	$—	$—	$1,300
Accounts payable	11,580	699	1,172	—	13,451
Accrued liabilities	32,429	7,275	726	—	40,430
Deferred revenue	23,683	15,554	45	—	39,282
Current liabilities of discontinued operations	10,768	—	5,118	—	15,886

Total current liabilities	79,760	23,528	7,061	—	110,349
Long-term debt, net of current maturities	612,919	—	—	—	612,919
Deferred income taxes and other long-term liabilities	22,224	8,730	255	(8,730)	22,479
Intercompany payable	224,505	—	—	(224,505)	—
Due to parent	2,698	—	—	—	2,698
Long-term liabilities of discontinued operations	3,579	—	48	—	3,627
Stockholder's equity
Common stock	10	3	959	(962)	10
Capital in excess of par value	447,367	438,117	86,882	(524,999)	447,367
(Accumulated deficit) retained earnings	(292,757)	31,082	(38,286)	7,204	(292,757)
Accumulated other comprehensive income (loss)	6,245	—	6,143	(6,143)	6,245

Total stockholder's equity	160,865	469,202	55,698	(524,900)	160,865

	$1,106,550	$501,460	$63,062	$(758,135)	$912,937

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$193,608	$68,356	$8,448	$—	$270,412
Operating expenses
Cost of production and selling, editorial and circulation	126,542	25,318	5,770	—	157,630
General and administrative	36,292	1,750	1,377	—	39,419
Funding of affiliated company operations	3,283	—	—	—	3,283
Depreciation and amortization	27,900	13,967	757	—	42,624

Total operating expenses	194,017	41,035	7,904	—	242,956

Operating (loss) income	(409)	27,321	544	—	27,456
Other income (expense)
Interest expense, net	(70,510)	—	4	—	(70,506)
Other income (expense), net	2,096	(49)	(796)	—	1,251

(Loss) income from continuing operations before income taxes	(68,823)	27,272	(248)	—	(41,799)
(Benefit) provision for income taxes	(3,688)	10,206	—	—	6,518
Equity in earnings of subsidiaries	16,818	—	—	(16,818)	—

(Loss) income from continuing operations	(48,317)	17,066	(248)	(16,818)	(48,317)
Discontinued operations
(Loss) income from operations of discontinued business, net of taxes	(2,846)	—	(15,197)	15,197	(2,846)

Net (loss) income	$(51,163)	$17,066	$(15,445)	$(1,621)	$(51,163)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2004

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(51,163)	$17,066	$(15,447)	$(1,619)	$(51,163)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Equity in earnings of subsidiaries	(1,619)	—	—	1,619	—
Gain on derivative financial instruments	(1,391)	—	—	—	(1,391)
Impairment of goodwill	—	—	15,570	—	15,570
Deferred income taxes	16,346	(5,086)	—	—	11,260
Depreciation and amortization	34,131	13,967	1,870	—	49,968
Other non-cash items	3,331	113	75	—	3,519
Change in working capital items	20,140	(23,151)	(6,466)	—	(9,477)

Net cash provided by (used in) operating activities	19,775	2,909	(4,398)	—	18,286

Cash flows from investing activities
Additions to property, plant and equipment	(7,418)	(1,309)	(254)	—	(8,981)
Acquisitions of publications and shows, net	(7,915)	—	—	—	(7,915)
Proceeds from sale of assets and other	20,343	(1,600)	3,755	—	22,498

Net cash provided by (used in) investing activities	5,010	(2,909)	3,501	—	5,602

Cash flows from financing activities
Payments of long-term debt, net	(11,700)	—	—	—	(11,700)
Dividends paid to minority interest holders	(500)	—	—	—	(500)
Deferred financing costs	(315)	—	—	—	(315)

Net cash used in financing activities	(12,515)	—	—	—	(12,515)

Effect of exchange rate changes on cash	118	—	458	—	576

Net increase (decrease) in cash and cash equivalents	12,388	—	(439)	—	11,949
Cash and cash equivalents
Beginning of year	21,568	—	7,706	—	29,274

End of year	$33,956	$—	$7,267	$—	$41,223

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2005

	Communications	Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$44,108	$1,725	$776	$—	$46,609
Accounts receivable, net	23,140	446	1,021	—	24,607
Prepaid expenses	6,539	1,136	196	—	7,871
Other	1,929	—	36	—	1,965

Total current assets	75,716	3,307	2,029	—	81,052
Noncurrent assets
Due from parent	2,232	—	—	—	2,232
Property, plant and equipment, net	18,360	2,778	168	—	21,306
Deferred tax asset	3,217	502	—	(3,719)	—
Intangible and other assets, net	368,693	266,246	22,687	—	657,626
Investments in subsidiaries	515,479	—	—	(515,479)	—
Intercompany receivable	—	259,760	(5,423)	(254,337)	—
Non-current assets of assets held for sale	4,620	—	—	—	4,620

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$201	$—	$—	$—	$201
Accounts payable	10,948	449	945	—	12,342
Accrued liabilities	29,625	8,086	283	—	37,994
Deferred revenue	23,585	22,840	47	—	46,472

Total current liabilities	64,359	31,375	1,275	—	97,009
Long-term debt, net of current maturities	461,786	—	—	—	461,786
Deferred income taxes and other long-term liabilities	36,227	3,719	206	(3,719)	36,433
Intercompany payable	254,337	—	—	(254,337)	—
Stockholder's equity
Common stock	10	8	353	(361)	10
Capital in excess of par value	447,367	448,112	48,704	(496,816)	447,367
(Accumulated deficit) retained earnings	(284,182)	49,379	(39,490)	(9,889)	(284,182)
Accumulated other comprehensive income (loss)	8,413	—	8,413	(8,413)	8,413

Total stockholder's equity	171,608	497,499	17,980	(515,479)	171,608

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$202,463	$77,596	$8,854	$—	$288,913
Operating expenses
Cost of production and selling, editorial and circulation	131,223	30,855	6,621	—	168,699
General and administrative	36,771	1,733	2,412	—	40,916
Restructuring charge	4,771	—	—	—	4,771
Depreciation and amortization	22,100	14,967	688	—	37,755

Total operating expenses	194,865	47,555	9,721	—	252,141

Operating income	7,598	30,041	(867)	—	36,772
Other income (expense)
Interest income (expense), net	(61,611)	1	28	—	(61,582)
Other expense, net	(11,412)	(76)	(1,013)	—	(12,501)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(65,425)	29,966	(1,852)	—	(37,311)
(Benefit) provision for income taxes	(14,410)	11,669	9	—	(2,732)
Equity in earnings of subsidiaries	16,436	—	—	(16,436)	—

(Loss) income from continuing operations before cumulative effect of accounting change	(34,579)	18,297	(1,861)	(16,436)	(34,579)
Discontinued operations
Income (loss) from operations of discontinued business, net of tax	38,536	—	1,795	(1,795)	38,536

Income (loss) before cumulative effect of accounting change	3,957	18,297	(66)	(18,231)	3,957
Cumulative effect of accounting change	4,618	—	—	—	4,618

Net income (loss)	$8,575	$18,297	$(66)	$(18,231)	$8,575

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Cash flows from operating activities
Net income (loss)	$8,575	$18,297	$(66)	$(18,231)	$8,575
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Equity in earnings of subsidiaries	(18,231)	—	—	18,231	—
Gain on derivative financial instruments	(103)	—	—	—	(103)
Write-off of deferred financing costs	3,517	—			3,517
Impairment of intangible assets	2,272	—	—	—	2,272
Deferred income taxes	18,261	(5,011)	—	—	13,250
Depreciation and amortization	24,791	14,967	960	—	40,718
Other non-cash items	(72,100)	321	19,277	—	(52,502)
Change in working capital items	35,583	(14,517)	(28,485)	—	(7,419)

Net cash provided by (used in) operating activities	2,565	14,057	(8,314)	—	8,308

Cash flows from investing activities
Additions to property, plant and equipment	(7,485)	(2,048)	(31)	—	(9,564)
Acquisitions of publications and shows	(4,677)	(10,884)	—	—	(15,561)
Proceeds from sale of assets and other	172,984	—	1,100	—	174,084

Net cash provided by (used in) investing activities	160,822	(12,932)	1,069	—	148,959

Cash flows from financing activities
Payments of long-term debt	(152,167)	—	—	—	(152,167)
Dividends paid to minority interest holders	(900)	—	—	—	(900)
Project grant refunds received	—	600	—	—	600
Deferred financing costs	(168)	—	—	—	(168)

Net cash (used in) provided by financing activities	(153,235)	600	—	—	(152,635)

Effect of exchange rate changes on cash	—	—	754	—	754

Net increase (decrease) in cash and cash equivalents	10,152	1,725	(6,491)	—	5,386
Cash and cash equivalents
Beginning of year	33,956	—	7,267	—	41,223

End of year	$44,108	$1,725	$776	$—	$46,609

Advanstar Communications Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2005	June 30, 2006
	(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$46,609	$51,781
Accounts receivable, net of allowance of $1,076 and $1,026 at December 31, 2005 and June 30, 2006	24,607	22,861
Prepaid expenses	7,871	9,988
Other	1,965	2,048

Total current assets	81,052	86,678
Due from parent	2,232	2,400
Property, plant and equipment, net	21,306	21,560
Intangible and other assets:
Goodwill	594,982	596,268
Intangibles and other, net	62,644	48,844

Total intangible and other assets, net	657,626	645,112

Non-current assets held for sale	4,620	4,620

	$766,836	$760,370

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$201	$101
Accounts payable	12,342	13,765
Accrued compensation	7,236	4,490
Other accrued expenses	30,758	29,871
Deferred revenue	46,472	44,067

Total current liabilities	97,009	92,294
Long-term debt, net of current maturities	461,786	471,663
Deferred income taxes	31,500	35,317
Other long-term liabilities	4,933	3,221
Commitments and contingencies
Stockholder's equity:
Common stock, $.01 par value, 3,500,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2005 and June 30, 2006	10	10
Capital in excess of par value	447,367	434,431
Accumulated deficit	(284,182)	(285,941)
Accumulated other comprehensive income	8,413	9,375

Total stockholder's equity	171,608	157,875

	$766,836	$760,370

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended June 30,
	2005	2006
	(in thousands)
Revenue	$55,990	$59,238
Operating expenses:
Cost of production (excluding depreciation)	11,293	11,806
Selling, editorial and circulation (excluding depreciation)	26,632	27,846
General and administrative (excluding depreciation)	9,816	10,479
Restructuring charge	2,015	(80)
Depreciation and amortization	9,519	10,030

Total operating expenses	59,275	60,081

Operating loss	(3,285)	(843)
Other income (expense):
Interest expense	(17,610)	(14,054)
Interest income	668	482
Loss on extinguishment of debt	(12,581)	(497)
Other expense, net	(38)	(4)

Loss from continuing operations before income taxes	(32,846)	(14,916)
(Benefit) provision for income taxes	(3,680)	1,871

Loss from continuing operations	(29,166)	(16,787)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	44,675	(48)

Net income (loss)	$15,509	$(16,835)

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2005	2006
	(in thousands)
Revenue	$146,562	$165,816
Operating expenses:
Cost of production (excluding depreciation)	27,519	33,945
Selling, editorial and circulation (excluding depreciation)	56,666	60,541
General and administrative (excluding depreciation)	22,500	20,557
Restructuring charge	2,015	2,325
Depreciation and amortization	19,477	18,692

Total operating expenses	128,177	136,060

Operating income	18,385	29,756
Other income (expense):
Interest expense	(35,274)	(27,826)
Interest income	845	957
Loss on extinguishment of debt (see Note 6)	(12,581)	(497)
Other expense, net	(21)	(157)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(28,646)	2,233
(Benefit) provision for income taxes	(1,885)	3,870

Loss from continuing operations before cumulative effect of accounting change	(26,761)	(1,637)
Income (loss) from operations of discontinued businesses, net of taxes (see Note 4)	43,797	(122)

Income (loss) before cumulative effect of accounting change	17,036	(1,759)
Cumulative effect of accounting change (see Note 11)	4,618	—

Net income (loss)	$21,654	$(1,759)

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2005	2006
	(in thousands)
Operating activities:
Net (loss) income	$21,654	$(1,759)
Adjustments to reconcile net income to net cash from operating activities:
Cumulative effect of accounting change	(4,618)	—
Impairment of intangible assets	2,272	—
Depreciation and amortization	22,431	18,692
Write-off of deferred financing costs	3,517	497
Gain on derivative financial instruments	(52)	—
Loss on asset disposal	—	176
Gain on sale of business and other assets	(53,053)	—
Losses of minority interest holders	566	—
Non-cash interest expense	1,587	1,379
Deferred income taxes	10,940	3,816
Provision for bad debts	471	374
Changes in operating assets and liabilities	(19,338)	(6,957)

Net cash (used in) provided by operating activities	(13,623)	16,218

Investing activities:
Additions to property, plant and equipment	(2,740)	(6,102)
Acquisitions of intangible assets and other	(476)	(50)
Proceeds from sale of business and other assets	166,739	21

Net cash provided (used in) by investing activities	163,523	(6,131)

Financing activities:
Payments of long-term debt	(152,117)	(150)
Proceeds from issuance of long-term debt	—	10,000
Payment of deferred finance costs	(129)	(1,526)
Dividends paid to minority interest holders	(900)	—
Dividend paid to stockholder	—	(12,936)

Net cash used in financing activities	(153,146)	(4,612)

Effect of exchange rate changes on cash	384	(303)

Net increase (decrease) in cash and cash equivalents	(2,862)	5,172
Cash and cash equivalents, beginning of period	41,223	46,609

Cash and cash equivalents, end of period	$38,361	$51,781

The accompanying notes are an integral part of these condsolidated financial statements.

Advanstar Communications Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by Advanstar Communications Inc. ("Communications," or the "Company") in accordance with the instructions to Form 10-Q and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Management believes that all adjustments, consisting solely of normal recurring items, considered necessary for a fair statement of financial position and results of operations, have been included. These condensed consolidated financial statements, however, should be read in conjunction with the audited financial statements and the related notes included in this prospectus. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2006.

2.    Summary of Significant Interim Accounting Policies

  Interim income tax expense

        The Company determines its quarterly income tax provision based upon an estimated annual effective income tax rate and discrete items as they occur. In determining the effective income tax rate applicable to interim periods, the Company excludes tax jurisdictions where no tax expense or benefit is expected for the entire year.

3.    Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill by operating segment are as follows:

	Fashion & Licensing	Life Sciences	Powersports	Other	Total
	(in thousands)
Balance as of December 31, 2005	$316,554	$188,837	$79,674	$9,917	$594,982
Goodwill acquired or completion of purchase price allocation	9	—	41	—	50
Foreign currency translation	—	—	—	1,236	1,236

Balance as of June 30, 2006	$316,563	$188,837	$79,715	$11,153	$596,268

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively, subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years, and trademarks and trade names are amortized on a straight-line basis over twenty years. These intangible assets consist of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Trade exhibitor lists	$132,936	$133,203
Advertiser lists	29,680	29,680
Subscriber lists	6,023	6,023
Trade names and trademarks	19,211	19,211
Other intangible assets	20,275	20,071
Deferred financing costs	18,668	18,356

	226,793	226,544
Accumulated amortization	(164,149)	(177,700)

Total intangible and other assets, net	$62,644	$48,844

        Estimated amortization expense of identified intangible and other assets for the remaining six months of 2006 and for the next five years is as follows:

(in thousands)
2006	$7,754
2007	8,372
2008	5,454
2009	1,919
2010	1,570
2011	1,092

4.    Acquisitions and Divestitures

  Acquisitions

        All acquisitions (collectively, the "Acquired Businesses") have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for the Acquired Businesses have been included in the accompanying condensed consolidated financial statements since their respective dates of acquisition. The Acquired Businesses have been consummated to expand the Company's show and publication presence within its existing market sector and to maximize marketing and customer service infrastructure and expertise.

        On August 19, 2005, the Company purchased Project Global Tradeshow, Inc. ("Project"), a producer of tradeshows serving the fashion industry, for $9.9 million in cash, subject to a working capital adjustment, which will be completed in 2006. The Company does not believe the final allocation of purchase price will be materially different from preliminary estimates. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2007 and 2008 operating results of the acquired business and their continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former shareholders.

        On August 23, 2005, the Company purchased a fashion industry tradeshow business and related products from the owner of POOL Tradeshow ("POOL") for $3.0 million in cash. In addition, the Company may pay additional contingent cash consideration to the former owner based on the 2007 and 2008 operating results from the acquired business and the owner's continued employment with the Company. Any contingent consideration paid will be recorded as compensation expense when earned by the former owner (see Note 13 for subsequent event).

        On September 12, 2005, the Company purchased an off-road consumer event business from Petersen Events Corporation ("Off-Road Expo") for $2.2 million in cash. In addition, the Company may pay additional contingent cash consideration to the former shareholders based on the 2006 operating revenue from the acquired business. Any contingent consideration paid will be recorded as goodwill when earned by the former shareholder.

        In the second quarter of 2005, the Company completed two other acquisitions of consumer tradeshow businesses with an aggregate purchase price of $0.5 million in cash.

        The Company has recognized contingent consideration for the Acquired Businesses as compensation expense in the condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
IVT contingent consideration	$320	$—	$620	$—

        The change in the balance of accrued contingent consideration in the accompanying condensed consolidated balance sheet included as part of other accrued expenses is as follows:

Total
(in thousands)
Balance at December 31, 2005	$1,336
Contingent consideration	—
Payments to former shareholders	(448)

Balance at June 30, 2006	$888

        The pro forma operating results of the Acquired Businesses for the three and six months ended June 30, 2005 discussed above are immaterial to the Company's consolidated results of operations.

  Divestitures

        The operating results, related income taxes, and any gains or losses of the following divestitures (collectively, the "Disposed Businesses") have been reported in discontinued operations in the condensed consolidated statements of operations for the three and six months ended June 30, 2005 and 2006. Interest expense was not allocated to any of the Company's discontinued operations.

  Portfolio Group

        On May 23, 2005, the Company, Advanstar, Inc. and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of virtually all its business assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products serving information technology, communications, travel, beauty, home entertainment, and portfolio markets, including the shares of the Company's Hong Kong subsidiaries. The shares of the Company's Brazilian subsidiary were sold to the same buyer in July 2005 after obtaining final regulatory approval. Collectively, all of the above properties are referred to as "the Portfolio Group." The sale price for these assets and shares was $185.0 million in cash less selling expenses and working capital adjustments of $11.2 million. The Company recorded a gain of $52.9 million on the sale.

        Revenue of the Portfolio Group, included in discontinued operations in the condensed consolidated statements of operations, was $25.5 million and $49.0 million for the three and six months ended June 30, 2005.

  East Coast Fashion Tradeshow Acquired from Larkin-Pluznik-Larkin, LLC

        In the second quarter of 2005, the Company discontinued the remaining East Coast Fashion tradeshow business acquired in the 1999 Larkin transaction ("East Coast Fashion") and recognized a $2.3 million impairment, which was the carrying value of the related intangibles. East Coast Fashion had $0.9 million of revenue in the three and six months ended June 30, 2005.

  Arenacross

        In December 2005, the Company sold its Arenacross Championship Series business ("Arenacross") for a total selling price of $0.2 million. The Company recorded a $0.4 million loss on the sale. Arenacross had no revenue in the three or six months ended June 30, 2005.

  Assets Held for Sale

        In the second quarter of 2005, the Company committed to a plan to sell its Cleveland office building and land ("the Cleveland Office"). The Company ceased depreciation of these assets, effective second quarter of 2005. As of December 31, 2005 and June 30, 2006, the Company reported this building and land as assets held for sale in the condensed consolidated balance sheet.

        The financial results of the Disposed Businesses included in discontinued operations in the accompanying condensed consolidated statements of operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Income (loss) before income taxes	$57,152	$(48)	$58,574	$(167)
Income tax provision (benefit)	12,557	—	14,211	(45)
Minority interests	80	—	(566)	—

Income (loss) from operations of discontinued businesses	$44,675	$(48)	$43,797	$(122)

        The Company allocated $121.8 million of goodwill to the Portfolio Group and included the allocated goodwill in its calculation of gain on disposal in the second quarter of 2005. Goodwill allocated to the Portfolio Group was based on its relative fair value to the entire reporting unit prior to disposal. Subsequent to the sale of the Portfolio Group, management changed its reportable segments (see Note 7). The Company's new reporting segments do not include a segment which would contain the goodwill allocated to the Portfolio Group.

5.    Debt

  Credit facility

        The Company is party to a credit facility (the "Credit Facility") with a group of financial institutions acting as lenders. On May 24, 2006, the Company amended and restated its existing credit facility. The amended Credit Facility reduced the revolving loan from $60.0 million to $50.0 million, added a $10.0 million Term Loan, modified or eliminated certain restrictive covenants and extended the maturity date from April 2007 to May 2009 for the entire Credit Facility. The Credit Facility is guaranteed by the Company's parent, Advanstar, Inc., its parent, Advanstar Holdings Corp., and by the Company's domestic subsidiaries and is collateralized by first priority liens on substantially all of the assets of the Company and the guarantors. As a result of the amendment and restatement of the Credit Facility, the Company expensed unamortized deferred finance costs of $0.5 million and capitalized additional deferred finance costs of $1.5 million.

        The Credit Facility contains restrictive covenants, including limitations on certain asset dispositions, dividends, investments and other restricted payments. Failure to comply with the covenants could cause an event of default under the Credit Facility. As of June 30, 2006, the Company had $2.1 million of unused letters of credit, which reduced borrowings available under the Credit Facility to $47.9 million.

        Prior to June 2005, the Credit Facility consisted of (i) $25.0 million of term B loans due October 11, 2008, and (ii) $60.0 million of revolving loan availability through April 11, 2007. In June 2005, the Company repaid the outstanding term B loans with proceeds from the sale of the Portfolio Group (see Note 4).

  Senior secured notes

        The Senior Secured Notes initially consisted of $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008 (the "floating rate notes"), which require quarterly amortization equal to 0.25% of the principal amount thereof, and $300.0 million of 10.75% Second Priority Senior Secured Notes due 2010 (the "fixed rate notes"). Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%.

        The floating rate notes and fixed rate notes prior to the transaction described below were fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries and collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies, including Advanstar). The covenants under the notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        In June 2005, the Company used a portion of the proceeds from the Portfolio Group sale to repurchase $8.7 million of the fixed rate notes at a price equal to 100% of the principal amount plus accrued interest. Separately, the Company also consummated a tender offer in June 2005 for the floating rate notes and repurchased $117.8 million of the floating rate notes at a price equal to $1,073 per $1,000 principal amount tendered plus accrued and unpaid interest to the date of settlement. In the second quarter of 2005, the Company recognized a $12.6 million loss on extinguishment of debt related to the repurchase, including $8.6 million in tender offer premium and consent fees, a write-off of $3.5 million in unamortized deferred financing costs, and $0.5 million in legal fees and expenses.

        In connection with the tender offer, the Company and the trustee entered into a supplemental indenture with respect to the floating rate notes that eliminated substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions and released the floating rate notes' lien on the collateral under the indenture. The fixed rate notes remain collateralized by the collateral and subject to the restrictive covenants in the indenture.

        On June 23, 2006, the Company issued a notice of redemption to redeem all of its remaining $9.8 million of outstanding floating rate notes at par. The redemption will occur on August 15, 2006.

  Senior subordinated notes

        The Company's $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") bear interest payable semiannually on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, liens, debt incurrence, dividends, investments and other restricted payments.

        Long-term debt consists of the following:

	December 31, 2005	June 30, 2006
	(in thousands)
Revolving credit loan, interest at LIBOR plus 2.5%; due May 2009	$—	$—
Term loan, interest at LIBOR plus 2.5%; 7.83% at June 30, 2006 due May 2009	—	10,000
Second priority senior secured floating rate notes, interest at
LIBOR plus 7.5%; 12.83% at June 30, 2006, due 2008	9,872	9,822
10.75% Second priority senior secured notes, due 2010, plus unamortized premium of $680 and $606 at December 31, 2005 and June 30, 2006, respectively	292,015	291,942
Senior subordinated notes, interest at 12.00%, due 2011	160,000	160,000
Acquisition note payable, due June 2006	100	—

	461,987	471,764
Less current maturities	(201)	(101)

	$461,786	$471,663

6.    Comprehensive Income

        The table below presents comprehensive income, defined as changes in the equity of the Company excluding changes resulting from investments by and distributions to shareholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Net income (loss)	$15,509	$(16,835)	$21,654	$(1,759)
Change in cumulative translation adjustment	535	768	77	962
Change in unrealized losses on derivative financial instruments	(25)	—	(51)	—

Comprehensive income (loss)	$16,019	$(16,067)	$21,680	$(797)

7.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During the first quarter of 2006, the Company undertook a strategic change in the monitoring and management of the business to better reflect management's focus and commitment to its three industry-focused segments: Fashion & Licensing, Life Sciences, and Powersports. This change was prompted as a result of a substantial change in the business organization following the divestiture of the Portfolio Group (see Note 4). The Company has included its non reportable operating segments in Other. In the Company's most recently filed annual report on Form 10-K for the year ended December 31, 2005, the Company's reportable segments were by product type rather than by market sector as currently is being reported. The Company has restated its segment information for the three and six months ended June 30, 2005 into the new reportable segments.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as revenue less cost of production; selling, editorial and circulation; and certain allocated general and administrative costs, which is a non-GAAP measure. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Assets are not allocated to segments and therefore have not been presented. Revenue and contribution margins of the Company's reportable segments are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Revenue
Fashion & Licensing	$10,074	$10,952	$46,970	$59,046
Life Sciences	38,977	40,002	71,679	75,122
Powersports	4,435	5,514	23,060	26,660
Other	2,504	2,770	4,853	4,988

Total	$55,990	$59,238	$146,562	$165,816

Contribution margin
Fashion & Licensing	$4,286	$4,999	$27,872	$33,917
Life Sciences	12,488	13,428	21,660	23,580
Powersports	(1,043)	(115)	8,114	10,410
Other	1,199	173	2,458	1,170

        The reconciliation of total segment contribution margin to consolidated income from continuing operations before income taxes and cumulative effect of accounting change is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Total segment contribution margin	$16,930	$18,485	$60,104	$69,077
General and administrative expense not allocated to segment operations	(8,681)	(9,378)	(20,227)	(18,304)
Restructuring charge	(2,015)	80	(2,015)	(2,325)
Depreciation and amortization	(9,519)	(10,030)	(19,477)	(18,692)
Other expense (primarily interest)	(29,561)	(14,073)	(47,031)	(27,523)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	$(32,846)	$(14,916)	$(28,646)	$2,233

8.    Restructuring Activity

        Related to the sale of the Portfolio Group (see Note 4), in May 2005, the Company ceased use of certain leased office space in New York, NY, Milford, CT, and Santa Ana, CA. In the third quarter of 2005, the Company vacated additional leased office space in Milford, CT and Chicago, IL. These activities resulted in charges to the Company's operations during 2005. In the first quarter of 2006, the Company vacated additional leased office space in New York, NY, and revised its estimate of expected future sublease income for this space, resulting in additional charges during the first quarter of 2006. These charges consist of the discounted remaining future minimum lease payments due under non-cancelable leases, net of estimated future sublease income. These lease commitments expire at various dates through 2010.

        Effective June 2006, the Company entered into a lease modification and surrender agreement for approximately 60% of its vacated office space in New York, NY. Under the terms of the agreement, the Company will pay the landlord $2.8 million in cash, the lease covering the surrendered space will be terminated and it will have no further future lease obligations for the portion of the space surrendered. In June 2006 the Company adjusted its accrual for this space based upon the terms of the agreement and recorded a gain of $0.1 million.

        During 2005 the Company notified 120 employees that they would be severed from the Company in connection with the sale of the Portfolio Group and the reorganization of the Company's operating and support department management team. As of June 30, 2006, 117 of these employees have been terminated. Severance payments are expected to continue through 2007.

        Restructuring charges incurred are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)
Facility exit costs	$794	$(82)	$794	$2,339
Employee severance and other termination costs	1,221	2	1,221	(14)

Restructuring charge	$2,015	$(80)	$2,015	$2,325

        The summary of the Company's change in restructuring accruals is as follows:

	Facility Exit Costs	Employee Severance	Total
	(in thousands)
Balance at December 31, 2005	$3,412	$807	$4,219
Restructuring charge	2,339	(14)	2,325
Utilized-cash	(1,299)	(687)	(1,986)
Utilized-non-cash	—	—	—

Balance at June 30, 2006	$4,452	$106	$4,558

        The restructuring accrual balance in the accompanying condensed consolidated balance sheet is $4.2 million and $4.6 million at December 31, 2005 and June 30, 2006, of which $2.1 million and $3.7 million is in other accrued expenses at December 31, 2005 and June 30, 2006, and $2.1 million and $0.9 million is in other long term liabilities at December 31, 2005 and June 30, 2006.

9.    Stock Based Compensation

        On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123R, Share-Based Payment("SFAS 123R"). Under SFAS 123R, the Company's share based awards meet the definition of liability awards. As allowed under the provisions of this statement for entities not meeting the public company definition, the Company adopted the intrinsic value method of accounting for its liability awards. Accordingly, compensation expense and a related liability is recorded only if the value of the Company's shares underlying its share based awards are greater than the awards' exercise price as of the end of the applicable reporting period. As of June 30, 2006, the Company's management has determined that the fair value of its common stock underlying its share based option awards is less than the exercise price of all its options. Accordingly, no liability or expense has been recorded during the three or six months ended June 30, 2006. The Company had no options exercised or cash settlement transactions during the three or six months ended June 30, 2006 relating to its stock option plan.

        Prior to January 1, 2006, the Company accounted for its stock options and awards to employees under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No compensation expense was recorded in the condensed consolidated statement of operations for the three and six months ended June 30, 2005.

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan ("the Plan"). A maximum of 4,072,789 shares of Holdings are authorized for grant to participants under the Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the Plan totaled 297,789 at June 30, 2006.

        A summary of stock option activity under the Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2005	3,965,000	$10.00
Cancelled	(190,000)	10.00

Outstanding at June 30, 2006	3,775,000	$10.00

        At June 30, 2006, the outstanding stock options had a weighted average remaining contractual life of 4.8 years and an exercise price of $10.00 per option. Of the options outstanding at June 30, 2006, 2,661,040 were exercisable.

10.    Related-Party Transactions

  Financial advisory fees and agreements

        In May 2005, the Company paid a consulting fee of $1.5 million to Credit Suisse Securities (USA), LLC ("CSS (USA)"), an affiliate of Credit Suisse Corporation ("CS Corp."), an affiliate of the DLJ Merchant Banking funds, related to the sale of the Portfolio Group (see Note 4).

        In June 2005, the Company repurchased $7.1 million of its fixed rate notes at par, and $4.6 million of its floating rate notes at a price equal to 107.3% of principal, from CSS (USA) pursuant to the Company's tender offer (see Note 5).

  Advanstar, Inc. notes

        In February 2001, Advanstar, Inc. issued discount notes bearing interest at 15% (the "Discount Notes") with an aggregate principal amount due October 2011 of $171.8 million. These notes require cash interest payments starting in April 2006. Neither the Company nor any of its subsidiaries guarantee the Discount Notes.

        Advanstar, Inc. is a holding company and its ability to pay interest on the Discount Notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The Credit Facility, Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

        The restricted payments covenants in the Company's Senior Secured Notes indenture and Senior Subordinated Notes indenture provide that it can pay dividends only if its leverage ratio (as defined) is 6.0 to 1.0 or better and only from "a basket" as defined as the amount by which its cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of the Company's cumulative interest expense in that period plus other items including proceeds from equity offerings. The Company cannot assure you its results will in fact improve to a point to allow it to make future distributions in light of these restrictions. Failure to pay the interest on these notes will be a default under the notes and also result in a default under the Company's Credit Facility, which could have a material adverse effect on the Company's financial position, results of operations, and cash flows and/or could impact the Company's ability to continue to operate without an amendment or restructuring of its Credit Facility and the notes. Notwithstanding the leverage ratio limitation on restricted payments, the Company can make restricted payments in an aggregate amount of up to $20 million to Advanstar, Inc., none of which has been used as of June 30, 2006. On March 14, 2006, the Company declared and paid a dividend of $12.9 million to Advanstar, Inc. to be used for its April 2006 interest payment on its Discount Notes. Debt service on the discount notes will be $38.7 million during the next 18 months ending December 31, 2007. The Company expects its results will allow it to continue to make dividend payments to Advanstar, Inc., for purposes of debt service.

11.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries.

        Effective January 1, 2005, the Company began consolidating the operations of Advanstar.com with its operations upon the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 46R ("FIN 46R"), Consolidation of Variable Interest Entities. As a result of the adoption of FIN 46R, the Company recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005.

12.    Recently Issued Accounting Pronouncements

        In July 2006 FASB issued Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its consolidated financial statements.

13.    Subsequent Events

  Dividend Payment

        In July 2006, the Company's ultimate parent, Advanstar Holdings Corp., entered into a stock purchase agreement with the Company's former Chief Executive Officer, Robert L. Krakoff. Pursuant to the agreement, Advanstar Holdings Corp. agreed to repurchase all of the shares of its common stock held by Mr. Krakoff for $9.00 per share. Simultaneously with the execution of the stock purchase agreement, Advanstar Holdings Corp. entered into a cancellation of stock options agreement whereby Mr. Krakoff surrendered all of his stock options. The Company declared and paid a $3.3 million dividend to its parent, Advanstar, Inc. for purposes of funding this transaction.

  Termination Agreement

        In July 2006, the Company and the former owner of POOL entered into an agreement to terminate the former owner's employment with the Company and settle all their respective rights and obligations under the POOL asset purchase agreement and an employment agreement entered into in connection with the POOL acquisition. The agreement provides for an initial payment of $1.5 million to the former owner in July 2006 and an additional payment of $0.5 million in 2007 as final payment under the agreement. This consideration will be recorded as compensation expense in the third quarter of 2006. The POOL purchase agreement originally provided for additional contingent cash consideration to be paid to the former owner based on the 2007 and 2008 operating results of POOL and required the owner's continued employment with the Company. These future contingent purchase price and employment-related payments were canceled as part of the agreement.

14.    Unaudited Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of presentation

        The Company's Senior Subordinated Notes and Senior Secured Notes are fully and unconditionally guaranteed on a senior subordinated basis and senior basis, respectively, jointly and severally, by the Company's wholly owned domestic subsidiaries. The subsidiary guarantors are Men's Apparel Guild in California, Inc., Applied Business teleCommunications, CME2, Inc. and Project Global Tradeshow, Inc. The unaudited condensed consolidating financial statements of the guarantors are presented below and should be read in conjunction with the condensed consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position and results of the guarantors. There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

At December 31, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$44,108	$1,725	$776	$—	$46,609
Accounts receivable, net	23,140	446	1,021	—	24,607
Prepaid expenses	6,539	1,136	196	—	7,871
Other	1,929	—	36	—	1,965

Total current assets	75,716	3,307	2,029	—	81,052
Non-current assets
Due from parent	2,232	—	—	—	2,232
Property, plant and equipment, net	18,360	2,778	168	—	21,306
Deferred tax asset	3,217	502	—	(3,719)	—
Intangible and other assets, net	368,693	266,246	22,687	—	657,626
Investments in subsidiaries	515,479	—	—	(515,479)	—
Intercompany receivable	—	259,760	(5,423)	(254,337)	—
Non-current assets held for sale	4,620	—	—	—	4,620

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$201	$—	$—	$—	$201
Accounts payable	10,948	449	945	—	12,342
Accrued liabilities	29,625	8,086	283	—	37,994
Deferred revenue	23,585	22,840	47	—	46,472

Total current liabilities	64,359	31,375	1,275	—	97,009
Long-term debt, net of current maturities	461,786	—	—	—	461,786
Deferred income taxes and other long-term liabilities	36,227	3,719	206	(3,719)	36,433
Intercompany payable	254,337	—	—	(254,337)	—
Stockholder's equity
Common stock	10	8	353	(361)	10
Capital in excess of par value	447,367	448,112	48,704	(496,816)	447,367
(Accumulated deficit) retained earnings	(284,182)	49,379	(39,490)	(9,889)	(284,182)
Accumulated other comprehensive income (loss)	8,413	—	8,413	(8,413)	8,413

Total stockholder's equity	171,608	497,499	17,980	(515,479)	171,608

	$988,317	$532,593	$19,461	$(773,535)	$766,836

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$54,478	$(188)	$1,700	$—	$55,990
Operating expenses
Cost of production, selling, editorial, and circulation	35,329	1,233	1,363	—	37,925
General and administrative	8,816	376	624	—	9,816
Restructure charge	2,015	—	—	—	2,015
Depreciation and amortization	5,722	3,617	180	—	9,519

Total operating expenses	51,882	5,226	2,167	—	59,275

Operating income (expense)	2,596	(5,414)	(467)	—	(3,285)
Other income (expense)
Interest (expense) income, net	(16,949)	—	7	—	(16,942)
Loss on extingishment of debt	(12,581)	—	—	—	(12,581)
Other income (expense), net	141	(38)	(141)	—	(38)

Loss from continuing operations before income taxes	(26,793)	(5,452)	(601)	—	(32,846)
(Benefit) provision for income taxes	(1,795)	(1,886)	1	—	(3,680)
Equity in earnings of subsidiaries	(4,168)	—	—	4,168	—

(Loss) income from continuing operations	(29,166)	(3,566)	(602)	4,168	(29,166)
Income (loss) from operations of discontinued	44,675	—	(902)	902	44,675

Net income (loss)	$15,509	$(3,566)	$(1,504)	$5,070	$15,509

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the six months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$107,182	$36,475	$2,905	$—	$146,562
Operating expenses:
Cost of production and selling, editorial and circulation	67,833	13,692	2,660	—	84,185
General and administrative	20,515	716	1,269	—	22,500
Funding of affiliated company operations	2,015	—	—	—	2,015
Depreciation and amortization	11,890	7,220	367	—	19,477

Total operating expenses	102,253	21,628	4,296	—	128,177

Operating income (loss)	4,929	14,847	(1,391)	—	18,385
Other income (expense):
Interest (expense) income, net	(34,445)	—	16	—	(34,429)
Loss on early extinguishment of debt	(12,581)	—	—	—	(12,581)
Other income (expense), net	271	(38)	(254)	—	(21)

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(41,826)	14,809	(1,629)	—	(28,646)
(Benefit) provision for income taxes	(7,592)	5,698	9	—	(1,885)
Equity in earnings of subsidiaries	7,473	—	—	(7,473)	—

Net (loss) income from continuing operations before cumulative effect of accounting change	(26,761)	9,111	(1,638)	(7,473)	(26,761)
Income (loss) from operations of discontinued businesses, net of tax	43,797	—	14,051	(14,051)	43,797

Income (loss) before cumulative effect of accounting change	17,036	9,111	12,413	(21,524)	17,036
Cumulative effect of accounting change	4,618	—	—	—	4,618

Net income (loss)	$21,654	$9,111	$12,413	$(21,524)	$21,654

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the six months ended June 30, 2005

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Operating activities:
Net income (loss)	$21,654	$9,111	$12,413	$(21,524)	$21,654
Adjustments to reconcile net income (loss) to net cash from operating activities:
Equity in earnings of subsidiaries	(21,524)	—	—	21,524	—
Gain on derivative financial instruments	(52)	—	—	—	(52)
Depreciation and amortization	14,572	7,220	639	—	22,431
Other non-cash items	(25,871)	24	(12,471)	—	(38,318)
Change in working capital items	(2,332)	(15,665)	(1,341)	—	(19,338)

Net cash (used in) provided by operating activities	(13,553)	690	(760)	—	(13,623)

Investing activities:
Additions to property, plant and equipment	(2,033)	(690)	(17)	—	(2,740)
Acquisitions of publications and tradeshows, net of proceeds	(476)	—	—	—	(476)
Proceeds from sale of business and other assets	165,639	—	1,100	—	166,739

Net cash provided by (used in) investing activities	163,130	(690)	1,083	—	163,523

Financing activities:
Payments of long-term debt	(152,117)	—	—	—	(152,117)
Deferred financing costs	(129)	—	—	—	(129)
Dividends paid to minority interest holders	(900)	—	—	—	(900)

Net cash used in financing activities	(153,146)	—	—	—	(153,146)

Effect of exchange rate changes on cash	—	—	384	—	384

Net (decrease) increase in cash and cash equivalents	(3,569)	—	707	—	(2,862)
Cash and cash equivalents, beginning of year	33,956	—	7,267	—	41,223

Cash and cash equivalents, end of year	$30,387	$—	$7,974	$—	$38,361

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

At June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$48,692	$1,798	$1,291	$—	$51,781
Accounts receivable, net	20,597	826	1,438	—	22,861
Prepaid expenses	6,380	3,074	534	—	9,988
Other	2,002	—	46	—	2,048

Total current assets	77,671	5,698	3,309	—	86,678
Non-current assets:
Due from parent	2,400	—	—	—	2,400
Property, plant and equipment, net	18,476	2,907	177	—	21,560
Deferred tax asset	3,481	502	—	(3,983)	—
Intangible and other assets, net	362,548	258,907	23,657	—	645,112
Investments in subsidiaries	527,103	—	—	(527,103)	—
Intercompany receivable	—	279,800	(5,949)	(273,851)	—
Non-current assets held for sale	4,620	—	—	—	4,620

	$996,299	$547,814	$21,194	$(804,937)	$760,370

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$101	$—	$—	$—	$101
Accounts payable	10,966	1,692	1,107	—	13,765
Accrued liabilities	27,425	6,550	386	—	34,361
Deferred revenue	15,880	27,005	1,182	—	44,067

Total current liabilities	54,372	35,247	2,675	—	92,294
Long-term debt, net of current maturities	471,663	—	—	—	471,663
Deferred income taxes and other long-term liabilities	38,538	3,798	185	(3,983)	38,538
Intercompany payable	273,851	—	—	(273,851)	—
Stockholder's equity:
Common stock	10	8	353	(361)	10
Capital in excess of par value	434,431	448,112	48,704	(496,816)	434,431
(Accumulated deficit) retained earnings	(285,941)	60,649	(40,098)	(20,551)	(285,941)
Accumulated other comprehensive income	9,375	—	9,375	(9,375)	9,375

Total stockholder's equity	157,875	508,769	18,334	(527,103)	157,875

	$996,299	$547,814	$21,194	$(804,937)	$760,370

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$55,550	$1,481	$2,207	$—	$59,238
Operating expenses:
Cost of production, selling, editorial, and circulation	35,308	2,586	1,758	—	39,652
General and administrative	9,536	666	277	—	10,479
Restructuring charge	(80)	—	—	—	(80)
Depreciation and amortization	5,825	4,041	164	—	10,030

Total operating expenses	50,589	7,293	2,199	—	60,081

Operating income (loss)	4,961	(5,812)	8	—	(843)
Other income (expense):
Interest (expense) income, net	(13,579)	—	7	—	(13,572)
Loss on extinguishment of debt	(497)	—	—	—	(497)
Other income (expense), net	134	—	(138)	—	(4)

Loss from continuing operations before income taxes	(8,981)	(5,812)	(123)	—	(14,916)
Provision (benefit) for income taxes	3,944	(2,073)	—	—	1,871
Equity in earnings of subsidiaries	(3,862)	—	—	3,862	—

(Loss) income from continuing operations	(16,787)	(3,739)	(123)	3,862	(16,787)
(Loss) income from operations of discontinued businesses, net of taxes	(48)	—	13	(13)	(48)

Net (loss) income	$(16,835)	$(3,739)	$(110)	$3,849	$(16,835)

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations (Unaudited)

For the six months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Revenue	$113,760	$48,109	$3,947	$—	$165,816
Operating expenses:
Cost of production and selling, editorial and circulation	70,581	20,512	3,393	—	94,486
General and administrative	18,791	1,156	610	—	20,557
Restructuring charge	2,325	—	—	—	2,325
Depreciation and amortization	10,389	7,980	323	—	18,692

Total operating expenses	102,086	29,648	4,326	—	136,060

Operating income (loss)	11,674	18,461	(379)	—	29,756
Other income (expense):
Interest (expense) income, net	(26,876)	—	7	—	(26,869)
Loss on extinguishment of debt	(497)	—	—	—	(497)
Other income (expense), net	100	(2)	(255)	—	(157)

(Loss) income from continuing operations before income taxes	(15,599)	18,459	(627)	—	2,233
(Benefit) provision for income taxes	(3,319)	7,189	—	—	3,870
Equity in earnings of subsidiaries	10,643	—	—	(10,643)	—

(Loss) income from continuing operations	(1,637)	11,270	(627)	(10,643)	(1,637)
Discontinued operations:
(Loss) income from operations of discontinued businesses, net of taxes	(122)	—	19	(19)	(122)

Net (loss) income	$(1,759)	$11,270	$(608)	$(10,662)	$(1,759)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the six months ended June 30, 2006

	Communications	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated Total
	(in thousands)
Operating activities:
Net (loss) income	$(1,759)	$11,270	$(608)	$(10,662)	$(1,759)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Equity in earnings of subsidiaries	(10,662)	—	—	10,662	—
Depreciation and amortization	10,389	7,980	323	—	18,692
Other non-cash items	6,183	115	(56)	—	6,242
Change in working capital items	10,336	(18,490)	1,197	—	(6,957)

Net cash provided by operating activities	14,487	875	856	—	16,218

Investing activities:
Additions to property, plant and equipment	(5,261)	(803)	(38)	—	(6,102)
Acquisitions of intangible assets and other	(30)	1	—	—	(29)

Net cash used in investing activities	(5,291)	(802)	(38)	—	(6,131)

Financing activities:
Payments of long-term debt	(150)	—	—	—	(150)
Proceeds from issuance of long-term debt	10,000	—	—	—	10,000
Deferred finance costs	(1,526)	—	—	—	(1,526)
Dividend paid to stockholder	(12,936)	—	—	—	(12,936)

Net cash used in financing activities	(4,612)	—	—	—	(4,612)

Effect of exchange rate changes on cash	—	—	(303)	—	(303)

Net increase in cash and cash equivalents	4,584	73	515	—	5,172
Cash and cash equivalents, beginning of year	44,108	1,725	776	—	46,609

Cash and cash equivalents, end of year	$48,692	$1,798	$1,291	$—	$51,781

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount
SEC Registration Fee	$—	*
Printing and Engraving Costs	80,000	*
Trustee fees	2,500	*
Legal Fees and Expenses	75,000	*
Accounting Fees and Expenses	31,000	*
Miscellaneous	6,500	*

Total	$195,000

*
Previously paid

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Advanstar Communications Inc. (the "Company") is a New York Corporation. Section 402(b) of the New York Business Corporation ("NYBCL") statute generally provides that a company's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of its directors for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: the liability of any director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (iii) that his acts violated section 719 of the NYBCL.

        In addition, Section 722(a) of the NYBCL generally provides that a corporation may indemnify officers made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, if such director or officer acted in good faith.

        Section 722(c), in general, further provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys fees in connection with the defense or settlement of such action if such director or officer acted in good faith.

        Generally, the Company's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL. In addition, the Company's bylaws indemnify its directors and officers in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or other enterprise, except in relation to matters as to which a director or officer is adjudged to have breached his duty of care or to have acted in bad faith.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        On August 18, 2003 and September 25, 2003, the Registrant sold $130 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2008 and $300 million aggregate principal amount of its 10 3/4% Second Priority Senior Secured Notes due 2010 to Credit Suisse First Boston LLC, Banc of America Securities LLC and Fleet Securities, Inc. (collectively, the "August initial purchasers") and Credit Suisse First Boston LLC (the "September initial purchaser"), respectively, in private placements in reliance on Section 4(2) under the Securities Act. The second priority senior secured notes were immediately resold by the August initial purchasers and the September initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.1.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.2
Asset purchase agreement dated April 2, 2005 between Advanstar, Inc. and its subsidiaries and Questex Media Group, Inc. (Previously filed as an exhibit to
Advanstar, Inc's Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1
Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2
Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3
Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)

3.5
Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.3
Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)
4.4
Registration Rights Agreement dated as of February 21, 2001 between Advanstar Communications Inc. and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5
Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2005) (Previously filed as an exhibit to Advanstar Inc's Current Report on Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1
Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.2
Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)

10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3	Second Amended and Restated Credit Agreement, dated as of May 24, 2006. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein).
10.4
Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein) +
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)+
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2
Amendment to Employment Agreement, effective September 15, 2004, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5.3
Amendment to Employment Agreement No. 3, effective February 1, 2006, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7
Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert. (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein) +
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1
Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)+

10.10.1
Letter Agreement by and between Advanstar Holdings Corp., Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11
Letter Agreement dated June 29, 2000 between Advanstar Communications Inc. and Ward D, Hewins (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2005 and incorporated by reference herein)+
10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein) +
10.13
Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14
Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent (Filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 and incorporated by reference herein.)+
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc. (Filed as an exhibit to the Company's Registration Statement on Form S-1 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1) (Previously filed)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page)*
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for senior subordinated notes due 2011*

*
Filed herewith

+
Denotes management contract or compensatory plan

(b)   Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts.
Advanstar Communications Inc.
Valuation and Qualifying Accounts

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Year Ended December 31,
2005	$785,000	$1,406,000	$—	$1,115,000	$1,076,000
2004	838,000	605,000	—	658,000	785,000
2003	859,000	521,000	—	542,000	838,000

(1)
Uncollectible accounts written off.

        All other financial schedule are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

  (a)
  The undersigned hereby undertakes:

(1)
To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and

    Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanstar Communications Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006.

ADVANSTAR COMMUNICATIONS INC.
By:	/s/ TED S. ALPERT Name: Theodore S. Alpert Title: Vice President—Finance, Chief Financial Officer, and Assistant Secretary

        We, the undersigned officers and directors of Advanstar Communications, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Advanstar Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006
/s/ OHSANG KWON OhSang Kwon	Director	October 4, 2006
/s/ DOUGLAS B. FOX Douglas B. Fox	Director	October 4, 2006
/s/ CHARLES PIEPER Charles Pieper	Director	October 4, 2006
/s/ JAMES A. FINKELSTEIN James A. Finkelstein	Director	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Applied Business teleCommunications has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006 .

APPLIED BUSINESS TELECOMMUNICATIONS
By:	/s/ TED S. ALPERT Name: Theodore S. Alpert Title: Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Applied Business teleCommunications, hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Applied Business teleCommunications to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Men's Apparel Guild in California, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006

MEN'S APPAREL GUILD IN CALIFORNIA, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Men's Apparel Guild in California, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Men's Apparel Guild in California, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CME2, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006

CME2, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of CME2, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable CME2, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Project Global Tradeshow, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on October 4, 2006

PROJECT GLOBAL TRADESHOW, INC.
By:	/s/ TED S. ALPERT
	Name:	Theodore S. Alpert
	Title:	Vice President—Finance, Chief Financial Officer and Assistant Secretary

        We, the undersigned officers and directors of Project Global Tradeshow, Inc., hereby severally constitute and appoint Joe Loggia and Theodore S. Alpert, and each of them singly, our true and lawful attorneys, with the power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-1, and generally to do all things in our names and on our behalf in such capacities to enable Project Global Tradeshow, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. ALIC James M. Alic	Chairman of the Board and Director	October 4, 2006
/s/ JOSEPH LOGGIA Joseph Loggia	Chief Executive Officer and Director	October 4, 2006
/s/ TED S. ALPERT Theodore S. Alpert	Vice President—Finance, Chief Financial Officer, Assistant Secretary and Principal Accounting Officer	October 4, 2006

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.1.1	Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.2	Asset purchase agreement dated April 2, 2005 between Advanstar, Inc. and its subsidiaries and Questex Media Group, Inc. (Previously files as an exhibit to Advanstar, Inc's Current Report on Form 8-K filed on April 6, 2005 and incorporated by reference herein)
3.1	Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1	Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2	Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3	Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.5	Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1	Indenture, dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2	Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.3	Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)

4.4	Registration Rights Agreement dated as of February 21, 2001 between Advanstar Communications Inc. and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5	Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.1	Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002, December 10, 2002, April 19, 2005 and September 30, 2005) (Previously filed as an exhibit to Advastar Inc's current Report on Form 8-K on April 21, 2005 and October 5, 2005 and incorporated by reference herein)+
10.1.1	Form of Award Agreement under Advanstar Holdings Corp. 2000 Management Incentive Plan (filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.2	Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1	First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2	Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3	Second Amended and Restated Credit Agreement, dated as of May 24, 2006 (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated May 24, 2006 and incorporated by reference herein).
10.4	Compensation Agreement, effective October 1, 2004, between Advanstar Holdings Corp. and James A. Finkelstein. (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5	Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)+
10.5.1	Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.5.2	Amendment to Employment Agreement, effective September 15, 2004, between Advanstar, Inc. and James M. Alic (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.5.3	Amendment to Employment Agreement No. 3, effective February 1, 2006, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 27, 2006 and incorporated by reference herein)+

10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)+
10.7	Letter Agreement dated August 18, 2006 between Advanstar Communications Inc. and Theodore S. Alpert (filed as an exhibit to the Advanstar Communications Inc. Form 8-K dated August 28, 2006 and incorporated by reference herein)+
10.8	Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)+
10.8.1	Amended and restated employment agreement by and between Advanstar, Inc., and Joseph Loggia dated April 1, 2005 (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on June 28, 2005 and incorporated by reference herein)+
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)+
10.10	Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)+
10.10.1	Letter Agreement by and between Advanstar Holdings Corp., and Douglas B. Fox dated March 6, 2006. (Previously filed as an exhibit to Advanstar Communications Inc.'s Current Report on Form 8-K filed on March 29, 2006 and incorporated by reference herein)+
10.11	Agreement, dated June 29, 2000, between Advanstar Communications Inc. and Ward D, Hewins (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2005 and incorporated by reference herein)+
10.12	Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein)+
10.13	Award Agreement, effective October 1, 2004 between Advanstar Holdings Corp. and James A. Finkelstein (Filed as an exhibit to Advanstar, Inc.'s Annual Report on Form 10-K for 2004 and incorporated by reference herein)+
10.14	Agreement, dated August 1, 2006 between Advanstar Communications Inc. and Nancy Nugent (Filed as an exhibit to Advanstar Communications Inc.'s Registration Statement on Form S-1 and incorporated by reference herein.)+
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc. (Filed as an exhibit to the Company's Registration Statement on Form S-1 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1) (Previously filed)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page)*
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for senior subordinated notes due 2011*

*
Filed herewith

+
Denotes management contract or compensatory plan

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TABLE OF CONTENTS
SUMMARY
Summary Description of the Securities
OUR COMPANY
Risk Factors
Summary Financial Data
RISK FACTORS
Risks Relating to Our Debt
Risks Relating to Our Business
Risks Related to Our Stockholders
Risks Related to the Notes
Risks Related to Forward-Looking Statements
USE OF PROCEEDS
CAPITALIZATION
INDUSTRY AND MARKET DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Fashion and Licensing Events and Magazines
Powersports and Automotive Events and Magazines
Life Sciences Events and Magazines
MANAGEMENT
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
Aggregated Option Exercises in 2005 and December 31, 2005 Option Values
Equity Compensation Plan Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Advanstar Communications Inc. Consolidated Balance Sheets December 31, 2004 and 2005
Advanstar Communications Inc. Consolidated Statements of Operations Years Ended December 31, 2003, 2004 and 2005
Advanstar Communications Inc. Consolidated Statements of Stockholder's Equity Years Ended December 31, 2003, 2004 and 2005
Advanstar Communications Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2003, 2004 and 2005
Advanstar Communications Inc. Notes to Consolidated Financial Statements December 31, 2003, 2004 and 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2003
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2003
Advanstar Communications Inc. Condensed Consolidating Balance Sheets December 31, 2004
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2004
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2004
Advanstar Communications Inc. Condensed Consolidating Balance Sheets December 31, 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2005
Advanstar Communications Inc. Condensed Consolidated Balance Sheets (Unaudited)
Advanstar Communications Inc. Condensed Consolidated Statements of Operations (Unaudited)
Advanstar Communications Inc. Condensed Consolidated Statements of Operations (Unaudited)
Advanstar Communications Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)
Advanstar Communications Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)
Advanstar Communications Inc. Condensed Consolidating Balance Sheets At December 31, 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Operations (Unaudited) For the three months ended June 30, 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Operations (Unaudited) For the six months ended June 30, 2005
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows (Unaudited) For the six months ended June 30, 2005
Advanstar Communications Inc. Condensed Consolidating Balance Sheets At June 30, 2006
Advanstar Communications Inc. Condensed Consolidating Statements of Operations (Unaudited) For the three months ended June 30, 2006
Advanstar Communications Inc. Condensed Consolidating Statements of Operations (Unaudited) For the six months ended June 30, 2006
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows (Unaudited) For the six months ended June 30, 2006
INFORMATION NOT REQUIRED IN PROSPECTUS
Schedule II—Valuation and Qualifying Accounts. Advanstar Communications Inc. Valuation and Qualifying Accounts
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
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